As filed with the Securities and Exchange Commission on July 1, 2013

Registration No. 333-175227

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective

Amendment No. 3

To

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ThermoEnergy Corporation

(Exact name of registrant as specified in its charter)

Delaware	4955	71-0659511
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

10 New Bond Street

Worcester, Massachusetts 01606

(508) 854-1628

(Address, including zip code, and telephone number,

including area code, of registrant's principal executive offices)

James F. Wood

ThermoEnergy Corporation

10 New Bond St.

Worcester, Massachusetts 01606

(508) 854-1628

(Name, address, including zip code, and telephone number,

including area code, of agent for service)

Copies to:

William E. Kelly, Esq.

Nixon Peabody LLP

100 Summer Street

Boston, Massachusetts 02110

(617) 345-1195

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box.    Yes  ☒    No  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     Yes  ☐    No  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     Yes  ☐    No  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     Yes  ☐    No  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

The Registrant hereby amends this Post-Effective Amendment No. 3 to Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Post-Effective Amendment No. 3 to Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Post-Effective Amendment No. 3 to Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

We are filing this Post-Effective Amendment No. 3  to Form S-1 pursuant to Section 10(a)(3) of the Securities Act of 1933, as amended, to update our registration statement on Form S-1 (Registration No. 333-175227) (the “Registration Statement”), which was previously declared effective by the Securities and Exchange Commission on November 7, 2011,  to include the audited consolidated financial statements and notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2012 and the unaudited consolidated financial statements and notes thereto included in our Quarterly Report on Form 10-Q for the three months ended March 31, 2013 and to update certain other information in the Registration Statement.  No additional securities are being registered under this Post-Effective Amendment.  All applicable registration fees were paid at the time of the original filing of the Registration Statement.

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JULY 1, 2013

Preliminary Prospectus

54,166,684 Shares

THERMOENERGY CORPORATION

Common Stock

This prospectus relates to the resale of up to 54,166,684 shares of Common Stock, par value $0.001 per share, of ThermoEnergy Corporation that may be sold from time to time by the selling stockholders named in this prospectus on page 40. We will not receive any proceeds from the sale of the Common Stock by the selling stockholders.

The selling stockholders may, from time to time, sell, transfer or otherwise dispose of any or all of their shares of Common Stock or interests in shares of Common Stock on any market or trading facility on which our shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. No underwriter or other person has been engaged to facilitate the sale of shares of our Common Stock in this offering. We are paying the cost of registering the shares covered by this prospectus as well as various related expenses. The selling stockholders are responsible for all discounts, selling commission and other costs related to the offer and sale of their shares.

Our Common Stock is currently traded on the Over-the-Counter Bulletin Board ("OTCBB") under the symbol "TMEN.OB." On June 28, 2013, the last reported sale price of our Common Stock on the OTCBB was $0.03 per share.

You should read this prospectus carefully before you invest. Investing in our Common Stock involves a high degree of risk. See the section entitled "Risk Factors" beginning on page 7 of this prospectus for risks and uncertainties you should consider before buying shares of our Common Stock.

None of the Securities and Exchange Commission, any state securities commission, nor any other governmental agency has approved or disapproved of these securities or determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 1, 2013

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus and in the documents incorporated by reference herein or any amendment or supplement hereto or any free writing prospectus prepared by us or on our behalf. We have not authorized any other person to provide you with different information. We are not making an offer to sell our Common Stock in any jurisdiction in which the offer or sale is not permitted. The information contained in this prospectus, the documents incorporated by reference or any free writing prospectus is accurate only as of its date, regardless of the time of delivery of this prospectus or any free writing prospectus or of any sale of the Common Stock.

Unless the context indicates otherwise, all references in this prospectus to “the Company,” "ThermoEnergy," "we," "us," "our company" and "our" refer to ThermoEnergy Corporation and its consolidated subsidiaries.

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PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and may not contain all of the information that may be important to you. You should read this entire prospectus, as well as the information to which we refer you and the information incorporated by reference herein, before deciding whether to invest in our Common Stock. You should pay special attention to the "Risk Factors" section of this prospectus to determine whether an investment in our Common Stock is appropriate for you.

ThermoEnergy Corporation

Founded in 1988, ThermoEnergy is a diversified technologies company engaged in the worldwide development, sale and commercialization of patented and/or proprietary technologies for the recovery and recycling of wastewater, chemicals, metals, and nutrients from waste streams at oil & gas, biogas, powerplant, industrial, and municipal operations. In addition, we hold patents on pressurized oxycombustion technology for clean, coal-fired power generation.

Our wastewater treatment systems are based on our proprietary Controlled Atmosphere Separation Technology (“CAST”) platform.  Our CAST systems not only meet local, state and federal environmental regulations, but typically provide a rapid rate of return on investment by recovering and reusing expensive feedstocks, reducing contaminated wastewater discharge and recovering and reusing wastewater used in process operations.  Our patented and proprietary platform technology is combined with off-the-shelf technologies to provide systems that are inexpensive, easy to operate and reliable.  Our wastewater treatment systems have applications in aerospace, food and beverage processing, metal finishing, pulp & paper, petrochemical, refining, microchip and circuit board manufacturing, heavy manufacturing and municipal wastewater.  The CAST platform technology is owned by our subsidiary, CASTion Corporation (“CASTion”).

We are also the owner of a patented pressurized oxycombustion technology that converts fossil fuels (including coal, oil and natural gas) and biomass into electricity while producing near zero air emissions while removing and capturing carbon dioxide in liquid form for sequestration or beneficial reuse.  This technology is intended to be used to build new or to retrofit old fossil fuel power plants globally with near zero air emissions while capturing carbon dioxide as a liquid for ready sequestration far more economically than any other competing technology.  The technology is held in our subsidiary, ThermoEnergy Power Systems, LLC (“TEPS”) and will be developed and commercialized through our joint venture, Unity Power Alliance, with ITEA.

For the years ended December 31, 2012 and 2011, we incurred net losses of approximately $7.4 million and $17.4 million, respectively, and cash outflows from operations of approximately $5.4 million and $6.1 million, respectively. As of December 31, 2012 and 2011, we had an accumulated deficit of approximately $121 million and $113.5 million, respectively. Our independent registered public accounting firm included an emphasis of matter paragraph regarding the substantial doubt about our ability to continue as a going concern in their report on our consolidated financial statements as of December 31, 2012 and 2011.

Industry Background

Water availability and quality are significant issues in many parts of the world.  Water for oil and gas production and processing competes with agricultural, industrial and drinking water for limited resources.  These competing demands are increasing the use of non-potable water supplies and the recovery of process water for reuse as a water source.  Brine, saline and brackish water  need to be treated for organic substances and dissolved and suspended solids before it can be consumed as drinking or process water.  Process, flowback and produced wastewater must also be cleaned of chemicals used to manufacture goods or extract oil and gas before it can be recovered.

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There are many federal, state and local statutes and regulations enacted to protect and restore water and air quality.  Federal legislation directed at improving water quality include programs established under the Clean Water Act of 1977, as amended, the Coastal Zone Management Act of 1972, as amended, the 1990 and 1996 Farm Bills, the Ocean Dumping Ban Act, and the Clean Water and Watershed Restoration Initiative.  The regulations established under these programs are intended to improve existing water quality programs.  In order to comply with these regulations, industrial, agricultural and municipal wastewater treatment facilities are seeking more cost-effective methods of wastewater treatment and power generation.

Historically, industrial companies would "treat and dispose" of wastewater created in their manufacturing or operating processes. Given the increasing need to reduce operating costs to be competitive, industrial companies are implementing "treat and recover" technologies such as our CAST technology.  CAST technology is also used in the “treat and dispose” markets.

Notwithstanding the uncertainty created by these regulatory and economic initiatives, we believe that pressurized oxycombustion will provide an economical and environmentally friendly solution for building new power plants and retrofitting existing power plants once carbon pricing is in place in the United States.

Our technologies are very attractive in the global marketplace, where clean water and clean air regulations of some countries are more stringent than those in effect in the United States.  The marketability of the pressurized oxycombustion technology was significantly expanded with the ratification of the Kyoto Protocol by 141 nations, which took effect in February of 2005.  As the Kyoto Protocol emission reductions are phased in, many older coal-fired power plants will be among the first affected by the new regulations.  Many of these plants utilize boiler designs that are 20 years old or more, making any upgrade using conventional combustion technology highly improbable.  Collectively, these plants represent an enormous sunk-cost for utilities and industry, creating an ideal opportunity for any new retrofit technology that could potentially keep these plants operational.  While there are a number of post-combustion carbon capture technologies currently under development, management is unaware of any other primary combustion technology currently available or nearing commercial deployment capable of achieving near zero air emissions as well as capturing greater than 95% of carbon dioxide. There can be no assurance, however, that a competing technology or technologies will not be developed in the future or that the passage of more stringent clean air requirements will result in our technologies being used in either the United States or abroad, or that the current trend of domestic and international environmental legislation will continue.

Our Key Advantages

We believe that the key advantages of our business include:

•	Technology Leadership: Our award winning wastewater treatment technology treats and disposes or treats and recovers feedstock and valuable resources depending on whether the need is driven by regulatory requirements or a return on investment. We have a comprehensive portfolio of wastewater treatment technology based on our CAST platform. Our technology supports a wide range of applications. This allows us to provide our customers with a simple or a "one-stop shop" solution. Our power generation technology utilizes pressurized oxyfuel combustion technology capturing and sequestering nearly all forms of sulfur oxide, nitrogen oxide, mercury and carbon dioxide created in the power generation process. Our comprehensive experience and knowledge of supporting technologies allows us to expand our product offerings.

•	Large domestic and global markets: We estimate the industrial and municipal tertiary wastewater removal and recovery market in the USA into which our CAST wastewater technologies are sold to be approximately $12 billion over the next five years and growing. We estimate the market for our pressurized oxycombustion power generation technology to be a $1 trillion segment of the global market opportunity once fully commercialized.

•	Proven Solution Provider: We have over 70 CAST wastewater treatment systems deployed worldwide. We sell systems to both large and small businesses, as well as to municipalities.

•	Superior Performance: Our performance advantage is derived from the physical-chemical nature of our controlled atmosphere separation technology resulting in the lowest cost of operations versus biological and other solutions. Our cost of capital and operating costs are lower, we have a smaller footprint, we are not temperature dependent, we take less than an hour to reach equilibrium, produce no sludge, and no odor.

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Our Strategy

Our objective is to become a significant force within the global municipal and industrial wastewater and power generation industries.

Our business model is based on 1) new construction or retrofitting of existing wastewater treatment plants for industrial clients and federal, state and municipal governments, as well as power generation plants for public and/or merchant utilities worldwide, and 2) privatization contracts where we will build and operate, or build, own and operate municipal and/or industrial wastewater treatment and power plants.  In instances where the client has sufficient skill to design, build and operate our technologies, we will enter into collaborative working relationships such as joint ventures, licenses and other similar agreements with companies that are well-established in our targeted markets, and can greatly expedite the commercialization of our technologies.

Our long-term growth strategy also includes the acquisition of other companies whose products or services are related to our core businesses.  Ideally, these candidate companies would (a) already be a well-established participant in one or more of our targeted markets; (b) have ongoing revenues and profits; and (c) bring additional administrative and technical skills and expertise needed for us to achieve our corporate mission and continue our growth.

Our business is subject to numerous risks that are highlighted in the section entitled "Risk Factors" immediately following this prospectus summary. These risks, among others, represent challenges to the successful implementation of our strategy and to the growth and future profitability of our business. Some of these risks are:

•	We will require additional capital to continue to fund our operations.

•	We face intense competition and expect competition to increase in the future.

•	Our future growth will suffer if we do not achieve sufficient market acceptance of our products.

•	There may be a limited public market for our shares and the ability of our stockholders to dispose of their shares of Common Stock may be limited.

Corporate History

The Company was incorporated in Arkansas on January 19, 1988, under the name Innotek Corporation, at the direction of the Board of Directors of American Fuel and Power Corporation ("AFP").  In exchange for the contribution by AFP of certain technologies, including an exclusive sublicense of rights under a license from Batelle Memorial Institute (“Battelle”), 70% of the Company's initial Common Stock was issued to AFP and subsequently distributed to AFP shareholders.  The Company subsequently entered directly into a license agreement with Battelle which supersedes the previous agreement between Battelle and AFP.  On December 12, 1996 the Company changed its name from Innotek Corporation to ThermoEnergy Corporation.

On June 20, 2007, the Company changed its jurisdiction of incorporation from Arkansas to Delaware by effecting a merger of the Company with and into its wholly-owned Delaware subsidiary, ThermoEnergy Corporation, in a transaction in which the Delaware corporation was the surviving entity.

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Corporate Information

Our principal executive offices are located at 10 New Bond Street, Worcester, Massachusetts 01606 and our telephone number is (508) 854-1628. Our Internet address is www.thermoenergy.com. Information contained on our website does not constitute part of this prospectus.

The names "ThermoEnergy Corporation," "CAST," and "CASTion" are our registered trademarks. All other trademarks and trade names appearing in this prospectus are the property of their respective owners.

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Summary of the Offering

Common Stock offered	54,166,684 shares of Common Stock, par value $0.001 per share, offered by the selling stockholders.

Common Stock outstanding after the offering (1)	156,593,856 shares

Use of proceeds	We will not receive any of the proceeds from the sale of the Common Stock by the selling stockholders.

Over-the-Counter Bulletin Board Symbol	TMEN.OB

Risk factors	Investing in our Common Stock involves a number of risks. Before investing, you should carefully consider the information set forth under “Risk Factors” beginning on page 9 of this prospectus, for a discussion of the risks related to an investment in our Common Stock.

(1)	The number of shares of Common Stock outstanding after this offering includes 135,760,516 shares outstanding as of July 1, 2013, plus 20,833,340 shares issuable upon conversion of shares of convertible preferred stock held by selling stockholders (and offered for resale in the offering), but does not include:

•	32,392,452 shares reserved for issuance upon exercise of stock options with a weighted-average exercise price of $0.23 per share, which have been granted and remain outstanding;

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•	18,299,375 shares issuable under our stock option plan;

•	137,751,306 shares underlying currently outstanding warrants;

•	4,045,278 shares issuable upon conversion of convertible debt; and

•	212,621,844 shares issuable upon conversion of convertible preferred stock held by persons other than the selling stockholders.

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RISK FACTORS

Investing in our Common Stock involves risk.  In deciding whether to invest in our Common Stock, you should carefully consider the following risks, which should be read together with our other disclosures in this prospectus and in the documents we incorporate by reference.  These risks could materially affect our business, results of operations or financial condition and cause the trading price of our Common Stock to decline.  If any of the following risks occur, our business, financial condition or results of operations could be materially and adversely affected.  In that case, the value of our Common Stock could decline and you could lose part or all of your investment.

Risks Related to Our Company

We have incurred substantial operating losses in the past and we may not be able to achieve profitability in the future.

We have incurred negative cash flows from operations since inception. For the years ended December 31, 2012 and 2011, we incurred net losses of $7,382,000 and $17,386,000, respectively, and cash outflows from operations of $5,379,000 and $6,101,000, respectively. For the three-month period ended March 31, 2013, we incurred net losses of $1,072,000 and cash outflows from operations of $2,424,000. As of December 31, 2012 and 2011, we had an accumulated deficit of $120,892,000 and $113,510,000, respectively, and we had an accumulated deficit of $121,964,000 as of March 31, 2013. We expect development, sales and other operating expenses to increase in the future as we expand our business. If our revenue does not grow to offset these expected increased expenses, we may not be profitable. In fact, in future quarters we may not have any revenue growth and our revenues could decline. Furthermore, if our operating expenses exceed expectations, financial performance will be adversely affected and we may continue to incur significant losses in the future.

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We will require additional capital to continue to fund our operations. If we need but do not obtain additional capital, we may be required to substantially limit operations.

We may not generate sufficient cash needed to finance our anticipated operations for the foreseeable future from such operations. Accordingly, we may seek funding through public or private financings, including equity financings, and through other arrangements including collaborations. Such financing may be unavailable when needed or may not be available on acceptable terms. If we raise additional funds by issuing equity or convertible debt securities, the percentage ownership of our current stockholders will be reduced, and these securities may have rights superior to those of our Common Stock. If adequate funds are not available to satisfy either short-term or long-term capital requirements, or if planned revenues are not generated, we may be required to limit our operations substantially. These limitations of operations may include a possible sale or shutdown of portions of our business, reductions in capital expenditures and reductions in staff and discretionary costs.

There is substantial doubt about our ability to continue as a going concern.

We have incurred net losses since inception and require substantial capital to continue commercialization of our water and power technologies (together, the “Technologies”) and to fund our liabilities. For the years ended December 31, 2012 and 2011, we incurred net losses of $7,382,000 and $17,386,000, respectively, and cash outflows from operations of $5,379,000 and $6,101,000, respectively. For the three-month period ended March 31, 2013, we incurred net losses of $1,072,000 and cash outflows from operations of $2,424,000. As of December 31, 2012 and 2011, we had an accumulated deficit of $120,892,000 and $113,510,000, respectively. As of March 31, 2013, we had a cash balance of $2.3 million and current liabilities of approximately $17.2 million, which consisted primarily of accounts payable of approximately $1.2 million, billings in excess of costs of approximately $5.4 million, convertible debt of $3.2 million, derivative liabilities of $1.3 million and other current liabilities of approximately $1.7 million.  Our ability to continue as a going concern is dependent on many events outside of our direct control, including, among other things, obtaining additional financing either privately or through public markets and customers’ purchasing our products in substantially higher volumes. Further, our independent registered public accounting firm, in its report for the fiscal years ended December 31, 2012 and 2011, included an emphasis of matter paragraph regarding the substantial doubt about our ability to continue as a going concern.

Our largest customer recently terminated its contractual relationship with us.

On November 13, 2012, the City of New York Department of Environmental Protection (the “NYCDEP”), which was our largest customer during the fiscal years ended December 31, 2012 and 2011 representing approximately 73% and 80% of our total revenues, respectively, during such periods, gave us notice of termination of the contract to install our ARP system at the 26th Ward wastewater treatment facility, which was our only contract with the NYCDEP. The loss of anticipated revenues from the NYCDEP will require us to reduce costs and to identify and transition to new sources of business and new business strategies. There can be no certainty that we will be able to identify, secure and manage such new business opportunities effectively.

Our indebtedness could affect our business adversely and limit our ability to plan for or respond to changes in our business, and we may be unable to generate sufficient cash flows to satisfy our liquidity needs.

As of December 31, 2012, the carrying value of our indebtedness was $7,279,000, and our working capital (defined as current assets less current liabilities) was in a deficit position. Our indebtedness could have important consequences, including:

•	limiting our ability to obtain additional financing to fund future working capital or capital expenditures;

•	exposing us to interest rate risk with respect to the portion of our indebtedness that bears interest at a variable rate;

•	limiting our ability to pay dividends on our Common Stock or make payments in connection with our other obligations;

•	requiring that a portion of our cash flows from operations be dedicated to the payment of the principal of and interest on our debt, thereby reducing funds available for future operations, acquisitions, dividends on our Common Stock or capital expenditures;

•	limiting our ability to take advantage of significant business opportunities, such as acquisition opportunities, and to react to changes in market or industry conditions; and

•	placing us at a competitive disadvantage compared to those of our competitors that have less debt.

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Material weaknesses in our internal controls over financial reporting and in our disclosure controls and procedures existed during 2012 and 2011. If we fail to maintain effective internal control over financial reporting, we may not be able to report our financial results accurately or on a timely basis. Any inability to report and file our financial results in an accurate and timely manner could harm our business and adversely impact the trading price of our Common Stock.

As a public company, we are required to comply with the Sarbanes-Oxley Act and other rules and regulations that govern public companies. In particular, we are required to certify our compliance with Section 404 of the Sarbanes-Oxley Act as of the end of each fiscal year, which requires us to perform system and process evaluation and testing of our internal control over financial reporting to allow management and our registered public accounting firm to report on the effectiveness of our internal control over financial reporting. Our management is responsible for establishing and maintaining adequate internal control over financial reporting. Our internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with accounting principles generally accepted in the United States (“GAAP”).

However, we have determined that our internal controls over financial reporting and our disclosure controls and procedures as of December 31, 2012 were deficient due to (i) our failure to adequately allocate proper and sufficient amount of resources to ensure that necessary internal controls were implemented and followed, specifically, but not limited, to the accounting and valuation of complex debt and equity transactions; (ii) a lack of segregation of duties in our significant accounting functions to ensure that internal controls were designed and operating effectively; and (iii) our contract administration procedures were deficient in that we have not been able to consistently estimate contract costs. Management has discussed its conclusions with the Audit Committee and with our independent registered public accounting firm. Management expects to hire additional qualified personnel in the financial and accounting area in order to remediate these material weaknesses by December 31, 2013. We cannot provide assurance that we have eliminated all, or that we will not in the future have additional, material weaknesses, any of which may subject us to additional regulatory scrutiny and cause future delays or errors in filing our financial statements and periodic reports with the SEC. Any such delays in the filing of our financial statements and periodic reports may result in a loss of public confidence in the reliability of our financial statements and sanctions could be imposed on us by the SEC. We believe that any such misstatements or delays could negatively impact our liquidity, access to capital markets, financial condition and the market value of our Common Stock.

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We face intense competition and expect competition to increase in the future, which could have an adverse effect on our revenue, revenue growth rate, if any, and market share.

We compete in different target markets to various degrees on the basis of a number of principal competitive factors, including our products’ performance, features and functionality, size, ease of system design, customer support, products, reputation, reliability and price, as well as on the basis of our customer support, the quality of our product and our reputation.

Our competitors range from large, international companies offering a wide range of products to smaller companies specializing in narrow markets and internal engineering groups, some of which may be our customers.  We expect competition in the markets in which we participate to increase in the future as existing competitors improve or expand their product offerings. In addition, we believe that a number of other public and private companies may in the future develop competing products.

Our ability to compete successfully depends on elements both within and outside of our control, including industry and general economic trends.  Many of our competitors have substantially greater financial and other resources with which to withstand adverse economic or market conditions in the future. Moreover, increased competition could result in price pressure, reduced profitability and loss of market share, any of which could materially and adversely affect our business, revenue, revenue growth rates and operating results.

If we fail to develop and introduce new or enhanced products on a timely basis, our ability to attract and retain customers could be impaired and our competitive position could be harmed.

We operate in a dynamic environment characterized by rapidly changing technologies and industry standards and technological obsolescence. To compete successfully, we must design, develop, market and sell new or enhanced products that provide increasingly higher levels of performance and reliability and meet the cost expectations of our customers. The introduction of new products by our competitors, the market acceptance of products based on new or alternative technologies, or the emergence of new industry standards could render our existing or future products obsolete. Our failure to anticipate or timely develop new or enhanced products or technologies in response to technological shifts could result in decreased revenue. In particular, we may experience difficulties with product design, manufacturing, marketing or certification that could delay or prevent our development, introduction or marketing of new or enhanced products. If we fail to introduce new or enhanced products that meet the needs of our customers or penetrate new markets in a timely fashion, we will lose market share and our operating results will be adversely affected.

Due to our limited operating history, we may have difficulty accurately predicting our future revenue and appropriately budgeting our expenses.

We have only a limited operating history from which to predict future revenue. This limited operating experience, combined with the rapidly evolving nature of the markets in which we sell our products, substantial uncertainty concerning how these markets may develop and other factors beyond our control, reduces our ability to accurately forecast quarterly or annual revenue.

Our customers often require our products to undergo a lengthy and expensive qualification process which may delay and does not assure product sales.

Prior to purchasing our products, our customers require that both our products and our third-party contractors undergo extensive qualification processes, which sometime involve rigorous reliability testing.  However, qualification of a product by a customer does not assure any sales of the product to that customer.

Winning business is subject to lengthy competitive selection processes that require us to incur significant expenditures. Even if we begin a product design, a customer may decide to cancel or change its  plans, which could cause us to generate no revenue from a product and adversely affect our results of operations.

The selection process for obtaining new business typically is lengthy and can require us to incur significant design and development expenditures and dedicate scarce engineering resources in pursuit of a single customer opportunity. We may not win the competitive selection process and may never generate any revenue despite incurring significant design and development expenditures.

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The delays inherent in these lengthy sales cycles increase the risk that a customer will decide to cancel, curtail, reduce or delay its product plans, causing us to lose anticipated sales. In addition, any delay or cancellation of a customer’s plans could materially and adversely affect our financial results, as we may have incurred significant expense and generated no revenue. Finally, our customers’ failure to successfully market and sell their products could reduce demand for our products and materially and adversely affect our business, financial condition and results of operations. If we were unable to generate revenue after incurring substantial expenses to develop any of our products, our business would suffer.

The failure to compete successfully could harm our business.

We face competitive pressures from a variety of companies in our target markets. We expect that domestic and international competition will increase in these markets, due in part to rapid technological advances, price erosion, changing customer preferences and evolving regulatory standards. Increased competition could result in significant price competition, reduced revenues or lower profit margins. Many of our competitors and potential competitors have or may have substantially greater research and product development capabilities, financial, scientific, marketing, and manufacturing and human resources, name recognition and experience than we do. As a result, these competitors may:

•	succeed in developing products that are equal to or superior to our products or that will achieve greater market acceptance than our products;

•	devote greater resources to developing, marketing or selling their products;

•	respond more quickly to new or emerging technologies or scientific advances and changes in customer requirements, which could render our technologies or potential products obsolete;

•	introduce products that make the continued development of our potential products uneconomical;

•	obtain patents that block or otherwise inhibit our ability to develop and commercialize potential products;

•	withstand price competition more successfully than us;

•	establish cooperative relationships among themselves or with third parties that enhance their ability to address the needs of prospective customers better than us; and

•	take advantage of acquisitions or other opportunities more readily than us.

Competitors may offer enhancements to existing products, or offer new products based on new technologies, industry standards or customer requirements that are available to customers on a more timely basis than comparable products from our company or that have the potential to replace or provide lower cost alternatives to our products. The introduction of enhancements or new products by competitors could render our existing and future products obsolete or unmarketable. Each of these factors could have a material adverse effect on our company’s business, financial condition and results of operations.

Our future growth will suffer if we do not achieve sufficient market acceptance of our products.

Our success depends, in part, upon our ability to maintain and gain market acceptance of our products. To be accepted, these products must meet the quality, technical performance and price requirements of our customers and potential customers. The wastewater treatment and power generation industries are currently fragmented with many competitors developing different technologies. Some of these technologies may not gain market acceptance.  In addition, even if we achieve some degree of market acceptance for our potential products in one industry, we may not achieve market acceptance in other industries for which we are developing products, which market acceptance is critical to meeting our financial targets.

Achieving market acceptance for our products will require marketing efforts and the expenditure of financial and other resources to create product awareness and demand by customers. It will also require the ability to provide excellent customer service. We may be unable to offer products that compete effectively due to our limited resources and operating history. Also, certain large corporations may be predisposed against doing business with a company of our limited size and operating history. Failure to achieve broad acceptance of our products by customers and to compete effectively would harm our operating results.

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Successful commercialization of current and future products will require us to maintain a high level of technical expertise.

To succeed in our target markets, we will have to establish and maintain a leadership position in the technology supporting those markets. Accordingly, our success will depend on our ability to:

•	accurately predict the needs of target customers and develop, in a timely manner, the technology required to support those needs;

•	provide products that are not only technologically sophisticated but are also available at a price acceptable to customers and competitive with comparable products;

•	establish and effectively defend our intellectual property; and

•	enter into relationships with other companies that have developed complementary technology into which our products may be integrated.

We cannot assure you that we will be able to achieve any of these objectives.

Risks Related to Our Common Shares

There may be a limited public market for our common shares, and the ability of our stockholders to dispose of their shares of Common Stock may be limited.

We cannot foresee the degree of liquidity that will be associated with our common shares. A holder of our common shares may not be able to liquidate his, her or its investment in a short time period or at the market prices that currently exist at the time the holder decides to sell. The market price for our Common Stock may fluctuate in the future, and such volatility may bear no relation to our performance.

The exercise of options and warrants, the conversion of preferred Stock and other issuances of shares of Common Stock or securities convertible into Common Stock will dilute your interest.

As of July 1, 2013, there were (i) outstanding options to purchase an aggregate of 32,392,452 shares of our Common Stock at a weighted-average exercise price of $0.23 per share, (ii) warrants outstanding to purchase 137,751,306 shares of our Common Stock at a weighted average exercise price of $0.15 per share, (iii) convertible promissory notes with an aggregate principal amount of $2,022,639 convertible into 4,045,278 shares of Common Stock, and (iv) shares of Preferred Stock convertible into 233,455,184 shares of Common Stock.   The exercise of options and warrants or the conversion of notes or Preferred Stock at prices below the market price of our Common Stock could adversely affect the price of shares of our Common Stock. Additional dilution may result from the issuance of shares of our capital stock in connection with acquisitions or in connection with financing efforts.

Any issuance of our Common Stock (other than issuances solely to then-existing stockholders proportionate to their interests, such as in the case of a stock dividend or stock split), will result in dilution to each stockholder by reducing his, her or its percentage ownership of the total outstanding shares. Moreover, if we issue options or warrants to purchase our Common Stock in the future and those options or warrants are exercised, or if we issue restricted stock, stockholders may experience further dilution.

Penny Stock Regulation

Broker−dealer practices in connection with transactions in “penny stocks” are regulated by penny stock rules adopted by the Commission. Penny stocks are generally equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges, provided that current price and volume information with respect to transactions in such securities is provided by the exchange or system). The penny stock rules require a broker−dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker−dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker−dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock, the broker−dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules. Since the Company’s securities are subject to the penny stock rules, investors in the Company may find it more difficult to sell their securities.

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The market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (i) control of the market for the security by one or a few broker−dealers that are often related to the promoter or issuer; (ii) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (iii) boiler room practices involving high−pressure sales tactics and unrealistic price projections by inexperienced sales persons; (iv) excessive and undisclosed bid−ask differential and markups by selling broker-dealers; and (v) the wholesale dumping of the same securities by promoters and broker−dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market.

Although we do not expect to be in a position to dictate the behavior of the market or of broker−dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities.

SPECIAL CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated herein by reference include "forward-looking statements" within the meaning and protections of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements.

All statements other than statements of historical fact are statements that could be forward-looking statements. You can identify these forward-looking statements through our use of words such as "may," "will," "anticipate," "assume," "should," "indicate," "would," "believe," "contemplate," "expect," "estimate," "continue," "plan," "project," "could," "intend," "target" and other similar words and expressions of the future. These forward-looking statements may not be realized due to a variety of factors, including, without limitation:

we are an early stage company and have a history of incurring losses;

•	our ability to remain competitive in the markets we serve;

•	the effects of future economic, business and market conditions;

•	general economic and capital market conditions and our ability to obtain additional funding;

•	our ability to continue to develop, manufacture and market innovative products and services that meet customer requirements for performance and reliability;

•	our ability to establish effective internal controls over our financial reporting;

•	risks relating to the transaction of business internationally;

•	our failure to realize anticipated benefits from acquisitions or the possibility that such acquisitions could adversely affect us, and risks relating to the prospects for future acquisitions;

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•	the loss of key employees and the ability to retain and attract key personnel, including technical and managerial personnel;

•	quarterly and annual fluctuations;

•	investments in research and development;

•	protection and enforcement or our intellectual property rights and proprietary technologies;

•	costs associated with potential intellectual property infringement claims asserted by third parties;

•	the loss of one or more of our significant customers, or the diminished demand for our products;

•	our dependence on contract manufacturing and outsourced supply chain, as well as the costs of materials;

•	the effects of war, terrorism, natural disasters or other catastrophic events;

•	our success at managing the risks involved in the foregoing items; and

•	other risks and uncertainties, including those listed under the heading "Risk Factors" in this prospectus.

The forward-looking statements are based upon management's beliefs and assumptions and are made as of the date of this prospectus. We undertake no obligation to publicly update or revise any forward-looking statements included or incorporated by reference in this prospectus or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise, except to the extent required by federal securities laws. Any investor should consider all risks and uncertainties disclosed in our filings with the Securities and Exchange Commission, or the SEC, described below under the heading "Where You Can Find More Information," all of which is accessible on the SEC's website at www.sec.gov.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the Common Stock by the selling stockholders.

PRICE RANGE OF COMMON STOCK

Our Common Stock is traded on the Over-the-Counter Bulletin Board under the symbol "TMEN.OB." The table below sets forth the high and low prices per share of our Common Stock for the periods specified.  As of July 1, 2013, we had 135,760,516 shares of Common Stock outstanding, held by approximately 1,175 record holders.

	Sale Price Per Share of Common Stock
	High	Low

2011
First Quarter	$0.35	$0.16
Second Quarter	$0.32	$0.11
Third Quarter	$0.25	$0.15
Fourth Quarter	$0.28	$0.11

2012
First Quarter	$0.28	$0.16
Second Quarter	$0.19	$0.09
Third Quarter	$0.14	$0.08
Fourth Quarter	$0.11	$0.05

2013
First Quarter	$0.10	$0.04
Second Quarter	$0.06	$0.03

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DIVIDEND POLICY

We have never declared or paid any dividends on our common stock. We do not anticipate paying any cash dividends in the foreseeable future. We currently intend to retain future earnings, if any, to finance our operations and to expand our business.

BUSINESS

Overview

We are a diversified technologies company engaged in the worldwide commercialization of advanced wastewater treatment systems and carbon reducing power generation technologies.

Our wastewater treatment systems are based on our proprietary Controlled Atmosphere Separation Technology (“CAST®”) platform. Our CAST® systems not only meet local, state and federal environmental regulations, but typically provide a rapid rate of return on investment by recovering and reusing expensive feedstocks, reducing contaminated wastewater discharge and recovering and reusing wastewater used in process operations. Our patented and proprietary platform technology is combined with off-the-shelf technologies to provide systems that are inexpensive, easy to operate and reliable. Our wastewater treatment systems have applications in aerospace, food and beverage processing, metal finishing, pulp & paper, petrochemical, refining, microchip and circuit board manufacturing, heavy manufacturing and municipal wastewater. The CAST® platform technology is owned by our subsidiary, CASTion Corporation (“CASTion”).

We are also the owner of a patented pressurized oxycombustion technology that combusts fossil fuels (including coal, oil and natural gas) and biomass while producing near zero air emissions and capturing carbon dioxide in liquid form for sequestration or beneficial reuse. This technology is intended to be used to build new or to retrofit old fossil fuel power plants globally with near zero air emissions while capturing carbon dioxide as a liquid for ready sequestration. The technology is held in our subsidiary, ThermoEnergy Power Systems, LLC (“TEPS”) and will be co-developed and commercialized through our joint venture, Unity Power Alliance LLC, formed with Itea S.p.A. (“Itea”).

Our pressurized oxycombustion technology and the water technologies are collectively referred to as the “Technologies.” The economic and environmental benefits of our technologies represent a significant advancement in these key infrastructure industries. Additional information can be found on our website at www.thermoenergy.com.

We were founded in 1988, are incorporated under the laws of the State of Delaware, and have been a public company since 1992. Our Common Stock is traded on the OTC Bulletin Board under the stock symbol TMEN.OB.

Industry Background

The availability of water has become a global challenge as population growth is driving industrial, agricultural and drinking water requirements. Water for oil and gas production and processing competes with agricultural, industrial and drinking water for limited resources. These competing demands are increasing the use of non-potable water supplies and the recovery of process water for reuse as a water source. Brine, saline and brackish water need to be treated for organic substances and dissolved and suspended solids before it can be consumed as drinking or process water. Process, flowback and produced waste water must also be cleaned of chemicals used to manufacture goods or extract oil and gas before it can be recovered and redeployed.

There are many federal, state and local statutes and regulations enacted to protect and restore water and air quality. Federal legislation directed at improving water quality include programs established under the Clean Water Act of 1977, as amended, the Coastal Zone Management Act of 1972, as amended, the 1990 and 1996 Farm Bills, the Ocean Dumping Ban Act, and the Clean Water and Watershed Restoration Initiative. The regulations established under these programs are intended to improve existing water quality programs. In order to comply with these regulations, industrial, agricultural and municipal wastewater treatment facilities are seeking more cost-effective methods of wastewater treatment.

Historically, industrial companies would "treat and dispose" of wastewater created in their manufacturing or operating processes. Given the increasing need to reduce operating costs, industrial companies are implementing "treat and recover" technologies such as our CAST® technology. CAST® technology is also used in the “treat and dispose” markets.

Notwithstanding the uncertainty created by the current regulatory environment and economic initiatives, we believe that pressurized oxycombustion could provide an economical and environmentally friendly solution for building new power plants and retrofitting existing power plants.

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Our Technologies are very attractive in the global marketplace, where clean water and clean air regulations of some countries are more stringent than those in effect in the United States. While there are a number of pre- and post-combustion carbon capture technologies currently under development, management is unaware of any other primary combustion technology currently available or nearing commercial deployment capable of achieving near zero air emissions as well as capturing greater than 95% of carbon dioxide. There can be no assurance, however, that a competing technology or technologies will not be developed in the future or that the passage of more stringent clean air requirements will result in our Technologies being used in either the United States or abroad, or that the current trend of domestic and international environmental legislation will continue.

Growth Strategy

Our business model is based on the new construction or retrofitting of existing wastewater treatment plants for federal, state and municipal governments, industrial clients as well as power generation plants for public and/or merchant utilities worldwide. In instances where a client is well-established in a target market and has sufficient skill to design, build and operate our technologies, we may enter into collaborative working relationships (such as joint ventures, licenses and other similar agreements) to expedite the commercialization of our Technologies.

Our long-term growth strategy also includes the acquisition of other companies whose products or services are related to our core businesses. Ideally, these candidate companies would (a) already be a well-established participant in one or more of our targeted markets; (b) have ongoing revenues and profits; and (c) bring additional administrative and technical skills and expertise needed for us to achieve our corporate mission and continue our growth.

Products

Water Technologies

The Company has spent nearly two decades developing sustainable water treatment and recovery systems that help industry and municipalities operate more efficiently, save money, reduce their carbon footprint and meet their sustainability goals.

Award-Winning Technology

We believe our TurboFrac system provides versatile and cost effective solutions to recover and recycle clean, usable water from contaminated produce water created by traditional drilling and/or fracturing of oil and gas wells. Our FracGen systems create hydrofracking-grade water from briny water in local aquifers located in arid areas; FracGen reduces demand on local potable water supplies. The use of our Technologies helps reduce operating costs associated with transporting fresh water and disposing treated wastewater.

Our versatile, award-winning CAST® (Controlled Atmospheric Separation Technology), RCAST®, and high-flow Turbo CASTTM systems can be utilized as an effective stand-alone wastewater, chemical, metal or nutrient recovery system, or as part of an integrated recovery solution. These state-of-the-art vacuum assisted distillation units offer significant advantages over other evaporative technologies such as thin film and nucleate boiling. They are specially designed for high-strength wastewaters with high Total Dissolved Solids and Total Suspended Solids typically found in industrial, municipal and agricultural recovery processes.

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In industrial applications, our Zero-Liquid-Discharge (ZLD) Systems can recover nearly 100% of valuable chemical resources or wastewater for immediate reuse or recycling with no liquid leaving the facility. CAST concentrates mixed hazardous waste down to as little as 5% of its original volume for economical disposal or reclaim. This patented technology is designed and constructed to exceed the demands of harsh chemical environments.

Return on Customer Investment

We believe our wastewater recovery systems reduce costs by recovering process chemicals, metals, and clean water for reuse or recycling and eliminating most of the costly disposal of hazardous waste or process effluent. These solutions offer a solid return on our customers’ investments with continued savings and efficiency for many years.

Our wastewater treatment systems not only meet local, state and federal environmental regulations, but typically provide a rate of return on investment by recovering and reusing expensive feedstocks, reducing contaminated wastewater discharge and recovering and reusing wastewater used in process operations. Our systems utilize proven technology to cost effectively process and treat brackish, flowback and produced water in the hydraulic fracturing (“fracking”) process in the oil and gas industries. Our wastewater treatment systems also have global applications in aerospace, food and beverage processing, metal finishing, pulp & paper, petrochemical, refining, microchip and circuit board manufacturing, heavy manufacturing and municipal wastewater.

Specific wastewater solutions include:

•	Creating new supplies of usable water and recycling wastewater in the oil and gas industry
•	Recovering ammonia and creating fertilizer from anaerobic digesters
•	Recovering and recycling ammonia in industrial and municipal operations
•	Recovering chemicals or metals from industrial wastewater
•	Recovering and recycling glycol

CASTion’s CAST®, R-CAST® and Proprietary Water Technologies

Our proprietary Controlled Atmosphere Separation Technology (“CAST®” and “R-CAST®”) systems can be utilized as an effective stand-alone wastewater or chemical recovery system, or as part of an integrated plant-wide recovery solution. The CAST® wastewater and chemistry recovery system reduces and/or eliminates costly disposal of hazardous waste or process effluent. When used in a Zero-Liquid-Discharge (“ZLD”) application, we can recover nearly 90% of a customer’s valuable chemical resources or wastewater for immediate disposal, reuse or recycling at our customer’s facility. CAST® concentrates mixed hazardous waste down to as little as 5% of its original volume for economical disposal or reclaim. CASTion’s water technologies fall into four major categories:

•	Water Sourcing Systems – designed to treat brackish and natural water sources for use in societal and industrial processes;

•	Primary Recovery Systems – designed to treat the majority of an operation’s wastewater for reuse and concentrate the contaminants;

•	Final Recovery Systems – designed to treat the remaining concentrate contaminants for disposal or additional processing to achieve zero liquid discharge; and

•	Compliance Systems – designed to meet strict local and federal regulatory mandates.

Systems integration is key to the success of any treatment or recovery project. Because of this, we provide significant value as a solution provider, thereby ensuring these “state-of-the-art” technologies operate effectively.

Turbo CAST TM

Turbo CASTTM is specifically designed for use in areas where energy costs are high and in applications with high wastewater flows. Turbo CASTTM incorporates the latest in heat recuperation technology, allowing for the recovery of up to 90% of the thermal energy used in the system. Turbo CASTTM provides us with several, new high flow industrial market opportunities. By combining vapor recompression technology with a vacuum assisted flash distillation process, our solution offers a highly energy efficient, very simple to operate system that reduces operating costs. Turbo CASTTM can be retrofitted to our existing CAST® systems, significantly improving energy performance.

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Our technology is mobile and deployable in a completely self-contained wastewater processing system that uses our CAST® platform technology. The Mobile CAST® systems can be deployed on-site for a range of applications, including: metals recovery, airport deicing fluid dewatering and recovery, antifreeze dewatering and recovery, biological oxygen demand (BOD) reduction, and ammonia (nitrogen) recovery. The size of our units also facilitates on-site pilot testing that accelerates our sales cycle.

ARP

Our patented Ammonia Recovery Process (“ARP”) captures ammonia from dilute waste streams and converts it into ammonium sulfate, a commercial grade fertilizer, which can be utilized in agricultural markets worldwide. The ARP technology has been proven in more than 150 pilot tests.

ARP is a physical/chemical process, comprised of various patented and/or proprietary components, designed to remove and recover ammonia from aqueous waste streams. In large-scale field demonstration as well as laboratory tests, ARP has been proven to be a reliable, low-cost, environmentally effective method of treating wastewater discharge streams containing nitrogen in the form of ammonia. The ARP separates ammonia out of wastewater discharge streams from electric power, municipal, industrial and agricultural waste via R-CAST® and converts it into standard, commercial-grade, ammonium sulfate fertilizer. We are targeting one such ammonia stream called "centrate"; a liquid product resulting from centrifuging anaerobically digested sewage, sludge or animal waste. Ammonia concentrations found in centrate range from approximately 300 to 3,000 parts per million. Such plants generate primary and waste activated sludges which are typically treated with anaerobic digestion and then dewatered. In the anaerobic digestion process, more than half of the nitrogen in organic nitrogen compounds is converted into ammonia.

Once the anaerobically digested sludge is dewatered, the organically bound nitrogen stays with the sludge solids while virtually all of the aqueous ammonia stays with the water portion or centrate. This centrate is typically recycled to the front of the wastewater treatment plant. ARP treats the centrate as a relatively concentrated ammonia stream and returns a very low ammonia stream to the plant that is well below regulatory requirements. This reduction in the nitrogen load on the plant can increase the overall plant through-put by up to 30%. The removed and concentrated ammonia can thereafter be converted into ammonium sulfate, a commercial-grade fertilizer. The primary markets for ARP are municipal and industrial wastewater treatment and the treatment of wastewater discharge from large concentrated animal farming operations, including dairy, pork, beef and poultry facilities.

Thermo ARP™

We recently developed a new, high-efficiency process for recovering nutrients from wastewater called Thermo ARP™. Thermo ARP™ is specifically designed for use with industrial, agricultural and municipal anaerobic digesters where the wastewater stream requires a simpler treatment strategy. Based on our proprietary CAST technology platform, Thermo ARP™ uniquely combines chemistry and flash vacuum distillation to deliver the lowest cost per pound of nitrogen removed when compared with comparable nitrogen treatment technologies on the market today. For industrial, agricultural and municipal high rate anaerobic digesters, Thermo ARP™ has a treatment cost per pound of nitrogen removed that is significantly less than that of the most efficient competing technologies. Both ARP and Thermo ARP™ have the economic and environmental advantage of recovering nitrogen as a fertilizer. Users of this technology can generate revenue from the sale of fertilizer and combine that revenue with nutrient credits now offered in several states to reduce the cost of operating the system and can accelerate payback on the equipment investment.

Other water technologies in our portfolio include:

ThermoFuel

The ThermoFuel Process ("TFP") is a renewable energy process that converts digested or waste-activated sewage sludge (biosolids) into a high-energy fuel that can be converted into electricity for use on-site (or exported to the local power grid) or sold as a low-cost feedstock to third party industrial clients. TFP provides a cost-effective solution for biosolids disposal for municipal wastewater treatment. TFP integrates advanced primary sludge digestion with hydrothermal treatment of waste-activated sludge to expand the capacity of existing municipal wastewater facilities. TFP is designed to be a compact, environmentally effective method of upgrading existing wastewater treatment plants to Exceptional Quality (“EQ”) Class A biosolids production without the use of storage tanks, ponds or lagoons, as is common practice for municipal wastewater facilities. EQ Class A biosolids denote the least health risk of human exposure as defined in the 40 CFR Part 503 Risk Assessment study of the United States Environmental Protection Agency (“EPA”). Over 95% of all municipal wastewater treatment plants in the U.S. currently produce Class B biosolids. These biosolids do not meet required pathogen and vector attraction reduction requirements and, as such, pose a potential health risk in the event of direct human contact. The high energy and low moisture content of TFP fuel make it suitable for use as a fuel substitute or blending agent for power plants, municipal solid waste incinerators, cement kilns and similar applications. The U.S. Patent & Trademark Office issued a patent for the Sewage Treatment System process on March 17, 2005. TFP is covered in the same license as Enhanced Biogas.

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TFP can be utilized as a stand-alone system or combined with our ARP or Enhanced Biogas Production technologies (described below) to provide a comprehensive and cost-effective method of upgrading existing wastewater treatment plants to produce 100% EQ Class A biosolids; a product which can then be safely applied to expired land, such as a landfill or mining reclamation, or converted on-site to energy via a gasification plant or boiler. ThermoFuel allows wastewater treatment plant operators to control the incoming waste stream entirely on-site, with only clean water and saleable commodities leaving the plant. The primary target markets for ThermoFuel are municipal and industrial wastewater treatment facilities.

Enhanced Biogas Production

Our Enhanced Biogas Production process is a cost-effective method of processing and treating animal waste from concentrated animal farming that improves the efficiency of aerobic or anaerobic digesters in conventional wastewater treatment plants. Our process retrofits existing wastewater treatment plants to recover excess ammonia from the digesters, making the plant run more efficiently. Through this process, waste is converted into two saleable commodities: energy in the form of methane, and ammonium sulfate, a commercial-grade fertilizer. It can be used as a stand-alone technology, together with our ARP technology, and/or together with our ThermoFuel process. It can also be implemented with the Temperature Phased Anaerobic Digestion technology used by wastewater treatment plant operators to make more biogas and destroy pathogens. Temperature phasing is a relatively new method adopted by wastewater treatment plant operators that uses two phases of anaerobic digestion. In the high temperature phase (around 120-140ºF) waste solids are disinfected and conditioned to reduce pathogens below threshold levels and solubilize some of the solids during the digestion phase. In the lower temperature phase (around 90-100ºF) waste solids already reduced in the first phase are more completely broken down to generate additional biogas at lower energy costs.

The Enhanced Biogas Production process is currently protected by patents that we license exclusively. Under the terms of the license agreement, (the “Agreement”) at the time when cumulative sales of the licensed products exceed $20 million, we agree to pay 1% of the net sales thereafter (as defined in the Agreement).

Power Generation Technologies

In addition to our Water Technologies, we are developing a new, advanced power plant design that offers a cost-effective and environmentally responsible solution to both carbon capture and global warming. The power technology is described below.

Pressurized Oxycombustion

We are also the owner of a patented pressurized oxycombustion technology that combusts fossil fuels (including coal, oil and natural gas) and biomass while producing near zero air emissions and capturing carbon dioxide in liquid form for sequestration or beneficial reuse. This technology can be used to build new or retrofit old fossil fuel power plants around the world. The technology is held by our subsidiary, ThermoEnergy Power Systems, LLC (“TEPS”) and will be co-developed and commercialized through our joint venture, Unity Power Alliance (UPA).

On June 20, 2012, we entered into an Agreement with Itea for the development of pressurized oxycombustion in North America. The two parties, through UPA, will utilize their patented technologies to advance, develop and promote the use of the coal application of pressurized oxycombustion, construct a pilot plant utilizing the technology, and subsequently construct a demonstration facility based on the technology as implemented in the pilot plant. Itea was granted the option to acquire a 50% ownership interest in UPA for nominal consideration. On July 16, 2012, Itea exercised its option and acquired the 50% ownership interest in UPA. The financial results of UPA are accounted for as a joint venture under the equity method of accounting and are not consolidated in our financial statements as a variable interest entity as defined by ASC 810.

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In September 2012, UPA was awarded a $1 million Phase 1 grant from the U.S. Department of Energy to help fund a project on a cost reimbursement basis under a special DOE program to advance technologies for efficient, clean coal power and carbon capture. After successful completion of the first phase of the program, it is anticipated that a much larger Phase 2 will occur, with DOE awards in the $10-20 million range applied toward the construction of a pilot scale plant. As part of UPA's project, in October 2012, we received a $900,000 contract from UPA to build a bench-scale “flameless” combustion reactor under the grant.

Pressurized oxycombustion represents a novel thermodynamic approach in power plant design. Based on reliable oxyfuel chemistry, it combines the combustion of carbonaceous fuels (coal, oil, natural gas or biomass) with essentially complete recovery of all by-products, including all forms or sulfur oxide, nitrogen oxide, mercury, particulates and carbon dioxide, which can then be used for sequestration or beneficial reuse. The key element that differentiates pressurized oxycombustion from conventional oxy-fuel designs is that combustion shifts the temperatures at which water, carbon dioxide, mercury and acid gases condense. Gas-to-liquid nucleate condensation physics is then used to collect and remove the pollutants, while carbon dioxide is recovered as a liquid through direct condensation to reduce harmful air emissions of acid gases, mercury, soot and carbon dioxide. Pressurized oxycombustion is potentially an option for new construction and may offer a cost-effective way to upgrade many existing coal-fired power plants to near zero air emission/carbon capture status.

The primary markets for pressurized oxycombustion will be power generation plants for electric utilities and combined heat and power plants for industrial clients, many of which produce waste by-products that can be used as a feedstock for pressurized oxycombustion. Some of the industries in which pressurized oxycombustion can be utilized include oil refineries, petrochemical processing plants and pulp and paper mills. In March 2001, ThermoEnergy Power Systems was granted U.S. Patent Nos. 6,196,000 and 6,918,253 for the pressurized oxycombustion process. We also received patents relating to the pressurized oxycombustion process in Australia, China, India, Mexico, Poland, Romania, the Russian Federation and South Africa. Foreign patent applications have also been filed in Canada and the European Patent Office.

Customers

We have over 70 CAST® wastewater treatment systems deployed worldwide, mostly in the United States. We sell our systems to both small and large businesses, as well as to municipalities. Historically, companies in the Fortune 1000 rankings have accounted for approximately 28% of units sold; these customers include Valero, Proctor & Gamble, General Electric and Caterpillar. Historically, municipalities have accounted for approximately 2% of units sold. The remaining 70% of units were sold to mid- and smaller-sized companies. Approximately 91% of our revenues in 2012 came from the United States; the remainder of our revenues in 2012 came from Asia. All of our revenues in 2011 came from the U.S.

The City of New York Department of Environmental Protection (the “NYCDEP”) was our largest customer during the fiscal years ended December 31, 2012 and 2011, representing approximately 73% and 80% of our total revenues, respectively. On November 29, 2012, the NYCDEP terminated for convenience our contract to install our ARP system at the 26th Ward wastewater treatment facility.

 Manufacturing

We design, manufacture, and service our products from our 48,000 square foot facility at 10 New Bond Street, Worcester, Massachusetts. We utilize custom designed proprietary vessels supported by commercially available or off-the-shelf parts such as pumps and heat exchangers to produce our proprietary solutions for our customers. No single vendor holds a sole source contract nor represents a significant portion of our standard supply chain. We believe we could find alternative suppliers at competitive cost should any of our current suppliers be unable to fulfill our needs.

Sales, Marketing and Technical Support

We primarily sell our products through our direct sales force supported by a network of manufacturer representatives in the U.S. and internationally. Our sales force works closely with our field application engineers and marketing teams in an integrated approach to address a customer's current and future needs. The support provided by our field application engineers is critical in the product qualification stage. Many customers have custom requirements to consider.

We have actively communicated our solutions and brands through participation at trade shows and industry conferences, publication of research papers, byline articles in trade media, in interactive media, interactions with industry press and analysts, press releases, our company website, as well as through print and electronic sales material.

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Employees

As of July 1, 2013, we had 25 employees, including 5 in manufacturing, 6 in engineering, 9 in sales and marketing, and 5 in general and administrative. All of our employees were full-time employees, located primarily in our Worcester, Massachusetts fabrication facility. None of our employees are represented by a labor union. We have experienced no work stoppages, and management believes our employee relationships are generally good.

Competition

Our Technologies enable the wastewater treatment and power generation industries to comply with state and federal clean water and clean air regulatory requirements while reducing their cost of operations. We believe that these industries are dominated by process methods developed in the 1940s and 1950s, with only minor improvements since that time. It is our belief that local, state and federal regulatory mandates, as well as amendments to previously enacted clean water regulations (see Government Regulation, below) have rendered the majority of these process methods ineffective, either from an economic or process efficiency standpoint, in meeting these mandates. Yet conventional wisdom continues to enable these technologies to compete with our Technologies for a share of the wastewater treatment market. Competitive factors affecting us include entrenchment and familiarity of the older technologies within our target markets. Likewise, individuals with purchasing authority within our target markets are not as familiar with our Technologies and may be hesitant to adopt them in their municipal or industrial facilities. Plant operators have attempted to meet the regulatory requirements by optimizing existing process methods rather than adopting new technologies, including ours. The cost of developing new technologies and the ability of new companies to enter the wastewater treatment and power generation industries are barriers to entry for new or developing companies. The established companies in the wastewater treatment and power generation markets who attempt to meet the regulatory mandates by modifying conventional technologies comprise our principal competition. However, there can be no assurance that there will not be additional competitors in the future or that such competitors will not develop technologies that are superior to ours.

We believe the principal competitive factors impacting our solutions are:

•	product performance;

•	price to performance characteristics;

•	delivery performance and lead times;

•	time to market;

•	breadth of product solutions;

•	sales, technical and post-sales service and support;

•	technical partnerships in early stages of product development;

•	sales channels; and

•	ability to drive standards and comply with new industry regulations.

Patents and Other Intellectual Property Rights

We own or license all of our Technologies, including the Technologies discussed previously in this document. Our product engineering and research and development expenses were $460,000 and $299,000 for the years ended December 31, 2012 and 2011, respectively.

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We rely on patent, trademark, copyright and trade secret laws and internal controls and procedures to protect our technology. We believe that a robust technology portfolio that is assessed and refreshed periodically is an essential element of our business strategy. We believe that our success will depend in part on our ability to:

•	obtain patent and other proprietary protection for the technology and processes that we develop;

•	enforce and defend patents and other rights in technology, once obtained;

•	operate without infringing the patent and proprietary rights of third parties; and

•	preserve our trade secrets.

We presently have been issued nineteen patents and three patent applications are pending. Patents have been issued in various countries with the main concentration in the United States. Our existing significant U.S. patents will expire between 2021 and 2027.

We take extensive measures to protect our intellectual property rights and information. For example, every employee enters into a confidential information, non-competition and invention assignment agreement with us when they join and are reminded of their responsibilities when they leave. We also enter into and enforce a confidential information and invention assignment agreement with contractors.

We own or license patents and pending patents covering technologies relating to:

•	ARP - Ammonia removal from a stream;

•	Pressurized Oxycombustion - Thermodynamic efficiency and pollution control; and

•	Enhanced biogas recovery and production.

Although we believe our patent portfolio is a valuable asset, the discoveries or technologies covered by the patents, patent applications or licenses may not have commercial value. Issued patents may not provide commercially meaningful protection against competitors. Other parties may be able to design around our issued patents or independently develop technology having effects similar or identical to our patented technology.

We periodically evaluate our patent portfolio based on our assessment of the value of the patents and the cost of maintaining such patents, and may choose from time to time to let various patents lapse, terminate or be sold.

Environmental

Our operations involve the use, generation and disposal of hazardous substances and are regulated under federal, state, and local laws governing health and safety and the environment. Our compliance costs were less than $100,000 in the years ended December 31, 2012 and 2011. We believe that our products and operations at our facilities comply in all material respects with applicable environmental laws and worker health and safety laws; however, the risk of environmental liabilities cannot be completely eliminated.

Government Regulations

We are subject to federal, state and local laws and regulations relating to the generation, handling, treatment, storage and disposal of certain toxic or hazardous materials and waste products that we use or generate in our operations. We regularly assess our compliance with environmental laws and management of environmental matters. We believe that our products and operations at our facilities comply in all material respects with applicable environmental laws.

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Properties

Our principal executive offices are located at 10 New Bond Street, Worcester, Massachusetts 01606, where we lease approximately 48,000 square feet of space from an unaffiliated third party. In the event we require further space, we believe that we can find appropriate facilities in the same geographic area at lease rates comparable to those we currently pay. We do not own any real property.

Legal Proceedings

From time to time, we may become subject to various legal proceedings that are incidental to the ordinary conduct of our business. We are not currently party to any material legal proceedings.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

You should read the following discussion and analysis in conjunction with our consolidated financial statements and the related notes for the year ended December 31, 2012 and for the three month period ended March 31, 2013, which are included in this prospectus.  This discussion and analysis contains forward-looking statements that involve risks, uncertainties, and assumptions.  Actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including, but not limited to, those set forth under "Risk Factors," "Special Cautionary Note Regarding Forward-Looking Statements" and elsewhere in this prospectus.

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Overview

Founded in 1988, we are a diversified technologies company engaged in the worldwide development, sale and commercialization of patented and/or proprietary technologies for the recovery and recycling of wastewater, chemicals, metals, and nutrients from waste streams at oil & gas, biogas, power plant, industrial, and municipal operations. In addition, we hold patents on pressurized oxy-combustion technology for clean, coal-fired power generation.

Wastewater Solutions

We have spent nearly two decades developing sustainable water treatment and recovery systems that help industry and municipalities operate more efficiently, save money, reduce their carbon footprint and meet their sustainability goals.

Award-Winning Technology

We believe our TurboFrac system provides versatile and cost effective solutions to recover and recycle clean, usable water from contaminated produce water created by the hydraulic fracturing of oil and gas wells. Our FracGen systems create hydrofracking-grade water from briny water in local aquifers located in arid areas. FracGen reduces demand on local potable water supplies and reduces the cost of transporting fresh water from other geographic locations.

Our versatile, award-winning CAST® (Controlled Atmospheric Separation Technology), RCAST®, and high-flow TurboCAST™ systems can be utilized as an effective stand-alone wastewater, chemical, metal or nutrient recovery system, or as part of an integrated recovery solution. These state-of-the-art vacuum assisted distillation units offer significant advantages over other evaporative technologies such as thin film and nucleate boiling. They are specially designed for high-strength wastewaters with high Total Dissolved Solids and Total Suspended Solids typically found in industrial, municipal and agricultural recovery processes.

In industrial applications, our Zero-Liquid-Discharge (ZLD) Systems can recover nearly 100% of valuable chemical resources or wastewater for immediate reuse or recycling with no liquid leaving the facility. CAST® concentrates mixed hazardous waste down to as little as 5% of its original volume for economical disposal or reclaim. This patented technology is designed and constructed to exceed the demands of harsh chemical environments.

Return on Customer Investment

We believe our wastewater recovery systems reduce costs by recovering process chemicals, metals, and clean water for reuse or recycling and eliminating most of the costly disposal of hazardous waste or process effluent. These solutions offer a solid return on our customers’ investments and a quick payback with continued savings and efficiency for many years.

Our wastewater treatment systems not only meet local, state and federal environmental regulations, but typically provide a rapid rate of return on investment by recovering and reusing expensive feedstocks, reducing contaminated wastewater discharge and recovering and reusing wastewater used in process operations. Our systems utilize proven technology to cost effectively process and treat brackish, flowback and produced water in the hydraulic fracturing (“fracking”) process in the oil and gas industries. Our wastewater treatment systems also have global applications in aerospace, food and beverage processing, metal finishing, pulp & paper, petrochemical, refining, microchip and circuit board manufacturing, heavy manufacturing and municipal wastewater.

Specific wastewater solutions include:

•	Creating new supplies of usable water and recycling wastewater in the oil and gas industry
•	Recovering ammonia and creating fertilizer from anaerobic digesters
•	Recovering and recycling ammonia in industrial and municipal operations
•	Recovering chemicals or metals from industrial wastewater
•	Recovering and recycling glycol

Power Generation Technologies

We are also the owner of a patented pressurized oxycombustion technology that combusts fossil fuels (including coal, oil and natural gas) and biomass while producing near zero air emissions and capturing carbon dioxide in liquid form for sequestration or beneficial reuse. This technology can be used to build new or retrofit old fossil fuel power plants around the world. The technology is held by our subsidiary, ThermoEnergy Power Systems, LLC (“TEPS”) and will be developed and commercialized through our joint venture, Unity Power Alliance LLC (“UPA”).

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On June 20, 2012, we entered into an Agreement with Itea S.p.A. (“Itea”) for the development of pressurized oxycombustion in North America. The two parties, through UPA, will utilize their patented technologies to advance, develop and promote the use of the coal application of pressurized oxycombustion, construct a pilot plant utilizing the technology, and subsequently construct a demonstration facility based on the technology as implemented in the pilot plant. Itea was granted the option to acquire a 50% ownership interest in UPA for nominal consideration. On July 16, 2012, Itea exercised its option and acquired the 50% ownership interest in UPA. The financial results of UPA are accounted for as a joint venture under the equity method of accounting and are not consolidated in our financial statements as a variable interest entity as defined by ASC 810, as we have concluded that we are not the primary beneficiary.

In September 2012, Unity Power Alliance was awarded a $1 million Phase 1 grant from the U.S. Department of Energy to help fund a project under a special DOE program to advance technologies for efficient, clean coal power and carbon capture. After successful completion of the first phase of the program, it is anticipated that a much larger Phase 2 will occur, with DOE awards in the $10-20 million range applied toward the construction of a pilot scale plant. As part of UPA's project, in October 2012, we received a $900,000 contract from UPA to build a bench-scale “flameless” combustion reactor under the grant.

We currently generate revenues from the sale and development of wastewater treatment systems. We enter into contracts with our customers to provide a wastewater treatment solution that meets the customer’s present and future needs. Our revenues are tied to the size and scale of the wastewater treatment system required by the customer, as well as the progress made on each customer contract.

Historically we marketed and sold our products primarily in North America. In 2011, we began marketing and selling our products in Asia and Europe. These marketing and sales activities are performed by our direct sales force and authorized independent sales representatives.

On August 22, 2012, the New York City Department of Environmental Regulation (“NYCDEP”) issued a stop work order to us relative to our contract to install an Ammonia Removal Process (“ARP”) system at the NYCDEP’s wastewater treatment facility in the 26th Ward. The NYCDEP terminated the contract effective November 29, 2012.

Because of this contract termination, our revenues, expenses, and income will be adversely affected in future periods, as this contract represented approximately 73% and 80% of our revenues for the years ended December 31, 2012 and 2011, respectively.

We have made significant progress over the past year in resolving our past legal and financial issues, hiring key management personnel and building our business for future growth. However, we have incurred net losses and negative cash flows from operations since inception. We incurred net losses of $7.4 million and $17.4 million for the years ended December 31, 2012 and 2011, respectively. Cash outflows from operations totaled $5.4 million and $6.1 million for the year ended December 31, 2012 and 2011, respectively. As a result, we will require additional capital to continue to fund our operations.

Research and Development

We own or license all of the Technologies that we use in our business.

We conduct research and development of water/wastewater treatment products and services in a number of areas including testing various waste streams for potential clients and other third parties, Chemcad and Aspen modeling for the pressurized oxycombustion process, centrate testing related to the Company’s New York project and Ammonia Recovery Process (“ARP”) flow modifications. In addition, we will continue to participate in joint research and development activities through Unity Power Alliance.

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Critical Accounting Policies and Estimates

We have identified the policies and estimates below as critical to our current and future business operations and the understanding of our results of operations. These policies and estimates are considered “critical” because they either had a material impact or they have the potential to have a material impact on our financial statements, and because they require significant judgments, assumptions or estimates. The preparation of our consolidated financial statements included in this prospectus requires us to make estimates and judgments that affect both the results of operations as well as the carrying values of our assets and liabilities. Some of our accounting policies require us to make difficult and subjective judgments, often as a result of the need to make estimates of matters that are inherently uncertain. We base estimates on historical experience and/or on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities as of the date of the financial statements that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions, making it possible that a change in these estimates could occur in the near term. Set forth below is a summary of our most critical accounting policies.

Principles of consolidation and basis of presentation

The consolidated financial statements include the accounts of ThermoEnergy and our subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. Financial results for UPA have been consolidated for the period from inception until the date it became a Joint Venture. Certain prior year amounts have been reclassified to conform to current year classifications.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Significant estimates affecting amounts reported in the consolidated financial statements relate to revenue recognition using the percentage of completion method.

The 15% third party ownership interest in TEPS is recorded as a noncontrolling interest in the consolidated financial statements.

Revenue recognition

We recognize revenues using the percentage of completion method. Under this approach, revenue is earned in proportion to total costs incurred in relation to total costs expected to be incurred. Contract costs include all direct material and labor costs and indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs and depreciation.

Recognition of revenue and profit is dependent upon a number of factors, including the accuracy of a variety of estimates made at the balance sheet date such as engineering progress, materials quantities, the achievement of milestones, penalty provisions, labor productivity and cost estimates made. Due to uncertainties inherent in the estimation process, actual completion costs may vary from estimates. Changes in job performance, job conditions and estimated profitability may result in revisions to costs and income and are recognized beginning in the period in which they become known.  Provisions for estimated losses on uncompleted contracts are made in the period in which the estimated loss first becomes known.

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Certain long-term contracts include a number of different services to be provided to the customer. The Company records separately revenues, costs and gross profit related to each of these services if they meet the contract segmenting criteria in ASC 605-35. This policy may result in different interim rates of profitability for each segment than if the Company had recognized revenues using the percentage-of-completion method based on the project’s estimated total costs.

In circumstances when we cannot estimate the final outcome of a contract, or when we cannot reasonably estimate revenue, we utilize the percentage-of-completion method based on a zero profit margin until more precise estimates can be made. If and when we can make more precise estimates, revenues will be adjusted accordingly and recorded as a change in an accounting estimate. We recorded two contracts which represented 8% of our revenues for the year ended December 31, 2012 and one contract which represented approximately 5% of our revenues for the year ended December 31, 2011 utilizing the percentage-of-completion method based on a zero profit margin.

Variable interest entities

We assess whether our involvement with another related entity constitutes a variable interest entity (“VIE”) through either direct or indirect variable interest in that entity. If an entity is deemed to be a VIE, we must determine if we are the primary beneficiary (i.e. the party that consolidates the VIE), in accordance with the accounting standard for the consolidation of variable interest entities. We qualitatively evaluate if we are the primary beneficiary of the VIE’s based on whether we have (i) the power to direct those matters that most significantly impacted the activities of the VIE; and (ii) the obligation to absorb losses or the right to receive benefits of the VIE.

Cash

We place our cash in highly rated financial institutions, which are continually reviewed by senior management for financial stability. Effective December 31, 2010, extending through December 31, 2012, all “noninterest-bearing transaction accounts” are fully insured, regardless of the balance of the account. Generally our cash in interest-bearing accounts exceeds financial depository insurance limits. However, we have not experienced any losses in such accounts and believe that our cash is not exposed to significant credit risk.

Accounts receivable, net

Accounts receivable are recorded at their estimated net realizable value. Receivables related to our contracts have realization and liquidation periods of less than one year and are therefore classified as current.

We maintain allowances for specific doubtful accounts based on estimates of losses resulting from the inability of customers to make required payments and record these allowances as a charge to general and administrative expense. Our method for estimating our allowance for doubtful accounts is based on judgmental factors, including known and inherent risks in the underlying balances, adverse situations that may affect the customer’s ability to pay and current economic conditions. Amounts considered uncollectible are written off based on the specific customer balance outstanding.

Property and equipment

Property and equipment are stated at cost and are depreciated over the estimated useful life of each asset. Depreciation is computed using the straight-line method.  The Company evaluates long-lived assets based on estimated future undiscounted net cash flows or other fair value measures whenever significant events or changes in circumstances occur that indicate the carrying amount may not be recoverable. If that evaluation indicates that an impairment has occurred, a charge is recognized to the extent the carrying amount exceeds the undiscounted cash flows or fair values of the asset, whichever is more readily determinable.

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Contingencies

We accrue for costs relating to litigation, including litigation defense costs, claims and other contingent matters, including liquidated damage liabilities, when such liabilities become probable and reasonably estimable. Such estimates may be based on advice from third parties or on management’s judgment, as appropriate. Revisions to payroll tax and other accruals are reflected in income in the period in which different facts or information become known or circumstances change that affect our previous assumptions with respect to the likelihood or amount of loss. Amounts paid upon the ultimate resolution of contingent liabilities may be materially different from previous estimates and could require adjustments to the estimated liability to be recognized in the period such new information becomes known.

Stock options

We account for stock options in accordance with Accounting Standards Codification (“ASC”) Topic 718, “Compensation – Stock Compensation”. This topic requires that the cost of all share-based payments to employees, including grants of employee stock options, be recognized in the financial statements based on their fair values on the measurement date, which is generally the date of grant.  Such cost is recognized over the vesting period of the awards.  We use the Black-Scholes option pricing model to estimate the fair value of “plain vanilla” stock option awards.

Income taxes

We use the liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax basis of assets and liabilities and are measured using enacted rates and laws that will be in effect when the deferred tax assets or liabilities are expected to be realized or settled. A valuation allowance for deferred tax assets is provided if it is more likely than not that all or a portion of the deferred tax assets will not be realized. We recognize interest and penalties related to underpayments of income taxes as a component of interest expense on our Consolidated Statement of Operations.

We estimate contingent income tax liabilities based on the guidance for accounting for uncertain tax positions as prescribed in ASC Topic 740, “Income Taxes.” We use a two-step process to assess each income tax position.  We first determine whether it is more likely than not that the income tax position will be sustained, based on technical merits, upon examination by the taxing authorities.  If the income tax position is expected to meet the more likely than not criteria, we then record the benefit in the financial statements that equals the largest amount that is greater than 50% likely to be realized upon its ultimate settlement.  At December 31, 2012 and 2011, there are no uncertain tax positions that require accrual.

We are subject to taxation in the U.S. and various states. As of December 31, 2012 our tax years for 2009, 2010 and 2011 are subject to examination by the tax authorities. With few exceptions, as of December 31, 2012, we are no longer subject to U.S. federal, state or local examinations by tax authorities for years before 2009. Tax year 2008 was open as of December 31, 2011.

Fair value of financial instruments and fair value measurements

The carrying amount of cash, accounts receivable, other current assets, accounts payable, short-term borrowings and other current liabilities in the consolidated financial statements approximate fair value because of the short-term nature of those instruments. The carrying amount of our convertible debt and short term borrowings was $7,279,000 and $2,821,000 at December 31, 2012 and 2011, respectively, and approximates the fair value of these instruments. Our derivative liabilities are recorded at fair value.

Our assets and liabilities carried at fair value are categorized using inputs from the three levels of fair value hierarchy, as follows:

Level 1:	Quoted prices in active markets for identical assets or liabilities.

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Level 2:	Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.
Level 3:	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the liabilities.

Series B Convertible Preferred Stock

We determined the initial value of the Series B Convertible Preferred Stock and investor warrants using valuation models we consider to be appropriate. Because the Series B Convertible Preferred Stock has an indefinite life, it is classified within the stockholders’ deficiency section of our Company's Consolidated Balance Sheets.

Earnings (loss) per share

Basic earnings (loss) per share (“EPS”) is computed by dividing the net income (loss) attributable to the common stockholders (the numerator) by the weighted average number of shares of common stock outstanding (the denominator) during the reporting periods. Fully diluted earnings per share is computed by increasing the denominator by the weighted average number of additional shares that could have been outstanding from securities convertible into common stock, such as stock options and warrants (using the “treasury stock” method), and convertible preferred stock and debt (using the “if-converted” method), unless the effect on net income per share is antidilutive. Under the “if-converted” method, convertible instruments are assumed to have been converted as of the beginning of the period or when issued, if later.

Concentration of Credit Risk and Major Customers

Financial instruments which potentially expose us to concentrations of credit risk include cash equivalents, investments in treasury bills, certificates of deposits and commercial paper, trade accounts receivable, accounts payable and accrued liabilities. We restrict our cash equivalents and investments in marketable securities to repurchase agreements with major banks and U.S. government and corporate securities which are subject to minimal credit and market risk.

Recent accounting pronouncements

In May 2011, the FASB issued ASU No. 2011-04, “Amendments to Achieve Common Fair Value Measurements and Disclosure Requirements in U.S. GAAP and IFRS,” which converges fair value measurement and disclosure guidance in U.S. GAAP with fair value measurement and disclosure guidance issued by the International Accounting Standards Board (“IASB”). The amendments in the authoritative guidance do not modify the requirements for when fair value measurements apply. The amendments generally represent clarifications on how to measure and disclose fair value under ASC 820, “Fair Value Measurement.” The authoritative guidance is effective prospectively for interim and annual periods beginning after December 15, 2011. Early adoption of the authoritative guidance is not permitted. We adopted the provisions of ASU 2011-04 in our fiscal year beginning January 1, 2012, and the provisions of this guidance did not have a material impact on our financial statements or disclosures.

There were no other accounting standards recently issued that had or are expected to have a material impact on our consolidated financial statements and associated disclosures.

Results of Operations

Comparison of Years Ended December 31, 2012 and 2011

Revenues for 2012 were $6,971,000 compared to $5,583,000 in 2011. In 2012, we performed significant system construction work on our NYCDEP contract through the contract’s termination on November 29, 2012, completed 3 industrial projects and performed substantial work on two additional industrial contracts.  In 2011, we completed engineering and design work and started system construction activities on our NYCDEP contract and performed substantial work on two industrial contracts.

Gross profit was $173,000 (2.5% of revenues) in 2012, a decrease of $231,000 compared to gross profit of $404,000 (7.2% of revenues) in 2011. The decrease is primarily due to higher than anticipated production costs on our industrial contracts and recognizing anticipated losses on one industrial contract that adversely affected our gross margin in 2012.

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General and administrative expenses totaled $4,751,000 in 2012, a decrease of $118,000 compared to 2011.  The decrease is attributable to lower compensation, consulting and non-cash stock option expenses, partially offset by higher accounting expenses.

Engineering, research and development expenses totaled $460,000 in 2012, an increase of $161,000 compared to 2011. Our engineering group was fully utilized in the first three quarters of 2011 as it performed and completed design and system fabrication work on our NYCDEP contract. Engineering costs directly attributable to our contracts is recorded as a component of cost of revenues. Our engineering group was not utilized as fully in the fourth quarter of 2011 and throughout 2012.

Selling expenses totaled $2,855,000 in 2012, an increase of $407,000 compared to 2011. The increase is mainly due to increased business development activities in 2012 as we developed our technology for use in the oil and gas industries and performed significant pilot work for potential customers in the biogas industry.

Because of our various financing transactions, including the amendment of existing debt issuances and the extinguishment of convertible debt in 2011, we recognized losses on the extinguishment of debt of $12,551,000 in 2011. We did not incur any such losses in 2012.

We recorded income of $1,637,000 in 2012 related to the net change in fair value on our derivative instruments compared to income of $3,936,000 in 2011. This income in both years related primarily to the passage of time and the decrease in our stock price; the variance is due to changes in the number of underlying derivative instruments in 2012 compared to 2011.

Other derivative expense of $567,000 in 2012 represents the amounts by which the initial valuation of derivative liabilities created in conjunction with our financing transactions exceeded the amounts raised by these financing transactions. We had no such expenses in 2011.

We recorded losses in our joint ventures totaling $8,000 in 2012 compared to $389,000 in 2011. BTCC performed significant development work related to our pressurized oxycombustion technology in 2011; this joint venture was dissolved in early 2012. UPA did not have significant activity in 2012.

Interest expense in 2012 totaled $529,000 in 2012, a decrease of $613,000 compared to 2011. This decrease is due to reduced debt levels in 2012 as we repaid and converted all of our secured debt in August 2011.

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Comparison of Quarters Ended March 31, 2013 and 2012

Revenues totaled $1,009,000 for the first quarter of 2013, a decrease of 40% compared to $1,688,000 for the first quarter of 2012. Revenues in the first quarter of 2013 were primarily driven by two industrial projects utilizing our Ammonia Recovery Process (“ARP”) technology. Revenues in the first quarter of 2012 were primarily derived from our contract with the New York City Department of Environmental Protection ("NYCDEP").

Gross loss for the first quarter of 2013 was ($166,000) compared to gross profit of $260,000 in the first quarter of 2012. Gross loss in 2013 is mainly attributable to unallocated overhead costs of approximately $192,000 resulting from the termination of the NYCDEP contract. Gross profit in the first quarter of 2012 is primarily related to work performed on the NYCDEP contract.

General and administrative expenses totaled $986,000 for the first quarter of 2013, a decrease of $45,000 compared to the first quarter of 2012. The decrease is primarily due to decreased professional and consulting expenses in a continuing effort to reduce our cost structure.

Engineering, research and development expenses for the first quarter of 2013 was $195,000 compared to $109,000 for the first quarter of 2012. The increase is attributable to reduced utilization of our engineering team in the first quarter of 2013 compared to 2012. Engineering costs directly related to our projects are charged to Cost of Sales.

Sales and marketing expenses for the first quarter of 2013 was $382,000, a decrease of $321,000 compared to the first quarter of 2012. We recorded a loss of $131,000 related to the disposal of a system previously used for pre-sales testing in the first quarter of 2012; this loss did not repeat in 2013. The decrease is also attributable to temporary reductions in headcount as we redirected our sales and marketing efforts in 2013 to focus on the oil & gas and biogas industries over the municipal and international markets.

Changes in the fair value of our derivative warrant liabilities resulted in the recognition of derivative mark-to-market income of $907,000 in the first quarter of 2013 compared to $175,000 in the first quarter of 2012. Income in the first quarter of 2013 and 2012 relate primarily to the passage of time and the decrease in our stock price and an increase in warrants that are classified as derivative liabilities.

We recognized losses in our joint ventures totaling $54,000 in the first quarter of 2013 compared to losses of $5,000 in the first quarter of 2012. Losses in the first quarter of 2013 are attributable to UPA’s efforts on the grant with the U.S. Department of Energy. Because this grant is a cost-sharing arrangement, UPA is required to absorb a portion of the costs necessary to complete this project. Losses in the first quarter of 2012 relate to activity in our former joint venture, BTCC.

Interest expense increased by $64,000 during the first quarter of 2013 compared to 2012. This increase is due mainly to higher debt levels in the first quarter of 2013.

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Liquidity and Capital Resources

Cash and cash flow data for the periods presented were as follows (in thousands of dollars):

	Year Ended December 31,		Three Months Ended March,
	2012	2011	2013	2012

Cash	$4,657	$3,056	$2,280	$1,933

Net cash used in operating activities	(5,379)	(6,101)	(2,424)	(1,527)
Net cash used in investing activities	(335)	(535)	(176)	(94)
Net cash provided by (used in) financing activities	7,315	5,393	223	498

We have historically lacked the financial and other resources necessary to market the Technologies or to build demonstration projects without the financial backing of government or industrial partners. During 2012 and 2011, we funded our operations primarily from the sale of convertible debt, short-term borrowings, preferred stock and common stock, generally from stockholders and other parties who are sophisticated investors in clean technology. We raised a total of $7.3 million of funding in 2012, and we will require substantial additional funding to continue existing operations. We believe that we will be able to obtain additional equity or debt financing at market terms and interest rates; however, there is no certainty that we will be able to do so. These issues raise substantial doubt about our ability to continue as a going concern.

Cash used in operations amounted to $5,379,000 and $6,101,000 for the years ended December 31, 2012 and 2011, respectively. The decrease in cash used in operations in 2012 is primarily due to higher operating expenses attributed to building our sales and marketing functions throughout 2011. Cash used in investing activities included purchases of property and equipment of $135,000 in each of the years ended December 31, 2012 and 2011; the issuance of a note to our joint venture, UPA, of $100,000 in 2012; and investments totaling $100,000 in our joint venture with UPA in 2012 and BTCC (subsequently dissolved in 2012) totaling $400,000 in 2011.

At March 31, 2013, we did not have sufficient working capital to satisfy our anticipated operating expenses for the next 12 months. As of March 31, 2013, we had a cash balance of approximately $2.3 million and current liabilities of approximately $17.2 million, which consisted primarily of accounts payable of approximately $1.2 million, billings in excess of costs of approximately $5.4 million, short term borrowings of approximately $4.4 million, convertible debt of $3.2 million, derivative liabilities of approximately $1.3 million and other current liabilities of approximately $1.6 million.

On January 10, 2012, we entered into Warrant Amendment Agreements (the “Agreements”) with 6 individuals who acquired warrants from five funds affiliated with Security Investors, LLC for the purchase of an aggregate of 5,633,344 shares of our Common Stock. Pursuant to the Agreements, we amended the Warrants to change the exercise prices from $0.30 per share to $0.095 per share, and the Investors agreed to exercise all of the Warrants immediately for cash. We received proceeds totaling $498,000, net of issuance costs, from the exercise of the Warrants.

On July 11, 2012, we issued 17,316,250 shares of our Common Stock and warrants for the purchase of an additional 17,316,250 shares at an exercise price of $0.15 per share for an aggregate purchase price of $1,731,625, and we received proceeds of $1,565,908, net of issuance costs.

On August 9, 2012, we issued 8,287,500 shares of our Common Stock and warrants for the purchase of an additional 8,287,500 shares at an exercise price of $0.15 per share for an aggregate purchase price of $828,750, and we received proceeds of $729,068, net of issuance costs.

On October 4, 2012, we and our subsidiaries, CASTion Corporation and ThermoEnergy Power Systems, LLC, entered into a Loan Agreement (the “Loan Agreement”) with C13 Thermo LLC (the “Lender”), a related party, pursuant to which the Lender established a credit facility allowing us to borrow up to $700,000 (the “Credit Facility”) to finance the fabrication and testing of an Ammonia Reduction Process system utilizing our proprietary technology (the “Project”). We may draw against the Credit Facility from time to time to pay expenses incurred under the budget for the Project. As evidence of our obligation to repay all amounts that may be borrowed under the Credit Facility, on October 4, 2012 we and our subsidiaries that are parties to the Loan Agreement issued to the Lender a promissory note in the principal amount of $700,000. On April 5, 2013, we repaid in full all outstanding principal and accrued interest totaling $785,059 related to the Credit Facility.

On October 9, 2012 we issued 3,765,000 shares of our Common Stock and warrants for the purchase of an additional 3,765,000 shares at an exercise price of $0.15 per share for an aggregate purchase price of $376,500, and we received proceeds of $331,196, net of issuance costs.

On November 30, 2012, we entered into a Bridge Loan Agreement with a group of investors, all of whom are holders of our Series B Convertible Preferred Stock, pursuant to which such investors made loans to us in the aggregate principal amount of $3,700,000 in anticipation of our designation, offer and issuance of a new series of Preferred Stock.

As of December 31, 2012, we had outstanding convertible debt and short term borrowings totaling approximately $7.5 million (exclusive of debt discounts). Of this amount, debt totaling $1,944,000 was convertible into shares of our Common Stock at the rate of $0.50 per share, and debt totaling $4,950,000 was convertible into a future series of Preferred Stock.

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On April 5, 2013, investors in our December 2011 Bridge Notes and November 2012 Bridge Notes exchanged such Notes with an aggregate principal amount of $4,950,000 plus accrued interest totaling $314,177 for a total of 6,926,553 shares of our Series C Convertible Preferred Stock and Warrants for the purchase of a total of 69,265,530 shares of Common Stock.

We continue to take measures to increase our sales pipeline to generate future business and to reduce our operating costs through a reduction in force and the elimination of certain non-essential administrative costs.

Although our financial condition has improved, there can be no assurance that we will be able to book additional orders or obtain the funding necessary to continue our operations and development activities. Management continues to engage current and potential new investors in discussions for equity or debt financing to fund our operations until we can operate on a cash flow positive basis.

Off-Balance Sheet Arrangements

We do not use off-balance-sheet arrangements with unconsolidated entities or related parties, nor do we use other forms of off-balance-sheet arrangements such as special purpose entities and research and development arrangements. Accordingly, we are not exposed to any financing or other risks that could arise if we had such relationships.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS, DIRECTORS AND EXECUTIVE OFFICERS OF THERMOENERGY

Common Stock

The following table sets forth certain information as of July 1, 2013 with respect to beneficial ownership of our Common Stock by each shareholder known by the Company to be the beneficial owner of more than 5% of our Common Stock and by each of our directors and executive officers and by all of the directors, nominees for election as director, and executive officers as a group.

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	Amount and Nature of Beneficial Ownership (1)		Percent of Class (2)
Directors and Officers

Joseph P. Bartlett
1900 Avenue of the Stars, 20th Floor
Los Angeles, California 90067	30,000	(3)	*

J. Winder Hughes III
PO Box 389
Ponte Vedra, Florida 32004	30,035,927	(4)	18.8%

Shawn R. Hughes
717 South Edison Avenue
Tampa, Florida 33606	1,012,500	(5)	*

David L. Keller
PO Box 399
Sharon Center, Ohio 44274	0		*

Gregory M. Landegger
10 New Bond Street
Worcester, Massachusetts 01606	1,075,000	(3)	*

Arthur S. Reynolds
230 Park Avenue, Suite 1000
New York, New York 10169	811,103	(6)	*

James F. Wood
10 New Bond Street
Worcester, Massachusetts 01606	1,718,750	(3)	1.3%

All executive officers and directors as a group (7 persons)	34,683,280	(7)	21.1%

Other 5% Beneficial Owners

David Gelbaum and Monica Chavez Gelbaum
The Quercus Trust
1835 Newport Blvd.
A109-PMC 467
Costa Mesa, California 92627	45,169,700	(8)	26.6%

Guggenheim Capital, LLC
227 West Monroe Street
Chicago, Illinois 60606	24,441,140	(9)	17.3%

Robert S. Trump
89 10th Street
Garden City, New York 11530	124,891,078	(10)	49.4%

The Focus Fund
PO Box 389
Ponte Vedra, Florida 32004	26,502,603	(11)	13.8%

Empire Capital Management and Affiliates
One Gorham Island, Suite 201
Westport, Connecticut 06880	101,270,491	(12)	4.99	%(13)

Kevin B. Kimberlin c/o Spencer Trask
535 Madison Avenue
New York, NY 10022	28,875,225	(13)	17.8%

Francis Howard
376 Victoria Place
London, United Kingdom SW1V 1AA	9,289,474	(14)	6.8%

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*	Less than 1%.

(1)	Includes shares as to which the identified person or entity directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power and/or investment power, as these terms are defined in Rule 13d-3(a) of the Exchange Act. Shares of Common Stock underlying options to purchase shares of Common Stock and securities convertible into shares of Common Stock, which were exercisable or convertible on, or become exercisable or convertible within 60 days after, July 1, 2013 are deemed to be outstanding with respect to a person or entity for the purpose of computing the outstanding shares of Common Stock owned by the particular person and by the group, but are not deemed outstanding for any other purpose.

(2)	Based on 135,760,516 shares of Common Stock issued and outstanding on July 1, 2013 plus, with respect to each individual or entity (but not with respect to other individuals or entities), the number of shares of Common Stock underlying options to purchase shares of Common Stock and securities convertible into shares of Common Stock, held by such individual or entity which were exercisable or convertible on, or which become exercisable or convertible within 60 days after, July 1, 2013.

(3)	All shares are issuable upon exercise of options.

(4)	Includes 4,064,423 shares owned by The Focus Fund. Also includes 22,438,180 shares issuable to The Focus Fund and 153,850 shares issuable to Hughes Capital upon the exercise of warrants, conversion of shares of Series B-1 Convertible Preferred Stock or conversion of shares of Series C Convertible Preferred Stock. Mr. Hughes is the Managing Director of both funds and may be deemed to be the beneficial owner of the securities held by such funds; he disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein. Includes 1,644,737 shares, and 1,644,737 shares issuable upon exercise of warrants, held by the John Winder Hughes Revocable Trust, of which Mr. Hughes is a trustee. Also includes 90,000 shares issuable upon exercise of options.

(5)	Includes 910,000 shares issuable upon exercise of options and warrants.

(6)	Includes 630,000 shares issuable upon exercise of options and warrants. Also includes 181,103 shares issuable upon the exercise of warrants held by Christine Reynolds, Mr. Reynolds’s wife. Mr. Reynolds disclaims beneficial ownership of the shares issuable to Mrs. Reynolds.

(7)	Includes shares issuable upon exercise of options and warrants and conversion of shares of Series B-1 Convertible Preferred Stock and Series C Convertible Preferred Stock, as detailed in notes (3) through (6) above.

(8)	This beneficial ownership information is based, in part, on information contained in Amendment No. 8 to the Statement on Schedule 13D filed by The Quercus Trust and Mr. and Mrs. Gelbaum as its trustees on August 13, 2010. Includes 22,916,650 shares issuable upon conversion of shares of Series B-1 Convertible Preferred Stock, 6,760,640 shares issuable upon conversion of shares of Series C Convertible Preferred Stock and 4,235,583 shares issuable upon the exercise of warrants.

(9)	This beneficial ownership information is based, in part, on information contained in Amendment No. 5 to the Statement on Schedule 13G filed by Guggenheim Capital, LLC and certain of its affiliates on February 14, 2013. Includes 20,833,340 shares issuable upon conversion of shares of Series B-1 Convertible Preferred Stock. Security Investors, LLC is the investment adviser to the following funds (the “Funds”): (i) Security Equity Fund, Mid Cap Value Fund, (ii) SBL Fund Series V (Mid Cap Value), (iii) Security Equity Fund, Mid Cap Value Institutional Fund, (iv) SBL Fund, Series Q (Small Cap Value) and (v) Security Equity Fund, Small Cap Value Fund. Each of the Funds is an investment company registered under the Investment Company Act of 1940, as amended. The securities owned by each Fund are as follows:

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Fund	Shares of Common Stock	Shares of Common Stock Issuable upon Conversion of Shares of Series B-1 Preferred Stock
Security Equity Fund, Mid Cap Value Fund	2,701,839	8,583,340
SBL Fund, Series V (Mid Cap Value)	905,961	3,083,330
Security Equity Fund, Mid Cap Value Institutional Fund	-	7,937,500
SBL Fund, Series Q (Small Cap Value)	-	1,166,670
Security Equity Fund, Small Cap Value Fund	-	62,500

As investment adviser to the Funds, Security Investors, LLC may be deemed to be the direct beneficial owner of such securities.

(10)	Includes 21,697,940 shares issuable upon conversion of shares of Series B-1 Convertible Preferred Stock, 63,636,740 shares issuable upon conversion of shares of Series C Convertible Preferred Stock and 31,818,370 shares issuable upon the exercise of warrants.

(11)	Includes 4,165,000 shares issuable upon conversion of shares of Series B-1 Convertible Preferred Stock, 12,182,120 shares issuable upon conversion of shares of Series C Convertible Preferred Stock and 6,091,060 shares issuable upon the exercise of warrants.

(12)	This beneficial ownership information is based, in part, on information contained in Amendment No. 6 to the Statement on Schedule 13G filed by the group consisting of Empire Capital Management LLC and its affiliates on February 14, 2012. Includes 14,339,580 shares issuable upon conversion of outstanding shares of Series B-1 Convertible Preferred Stock, 55,951,560 shares issuable upon conversion of shares of Series C Convertible Preferred Stock and 27,975,780 shares issuable upon the exercise of warrants. The shares of Series B-1 Convertible Preferred Stock and Series C Convertible Preferred Stock over which Empire Capital Management and its affiliates have shared voting and dispositive power (the "Blocker Securities") are subject to a 4.99% "blocker" provision. The percentage set forth in the column under the heading “Percent of Class” gives effect to such blocker; however, the number of shares of Common Stock set forth in the column under the heading “Amount and Nature of Beneficial Ownership” includes all shares that would be issuable upon full conversion of the Blocker Securities without giving effect to such blocker.

(13)	Includes 5,517,250 shares issuable upon conversion of shares of Series B Convertible Preferred Stock and 20,922,108 shares issuable upon the exercise of warrants.

(14)	This beneficial ownership information is based, in part, on information contained on Schedule 13G filed by Mr. Howard on March 14, 2012. Includes 1,644,737 shares issuable upon the exercise of warrants.

Series A Convertible Preferred Stock

As of July 1, 2013, there were 208,334 shares of Series A Convertible Preferred Stock issued and outstanding, all of which were held by Mr. Gregg Frankel.  Shares of Series A Convertible Preferred Stock are convertible into shares of Common Stock on a 1-for-1 basis.  The shares of Series A Convertible Preferred Stock held by Mr. Frankel represent a beneficial ownership of less than 1% of our issued and outstanding Common Stock.  None of our directors or executive officers owns any shares of Series A Convertible Preferred Stock.

Series B Convertible Preferred Stock

As of July 1, 2013, there were 551,725 shares of Series B Convertible Preferred Stock issued and outstanding, all of which were held by Spencer Trask Specialty Group LLC.  Shares of Series B Convertible Preferred Stock are convertible into shares of Common Stock on a 10-for-1 basis.

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Series B-1 Convertible Preferred Stock

As of July 1, 2013, there were 8,919,854 shares of Series B-1 Convertible Preferred Stock issued and outstanding.  The following table sets forth certain information as of July 1, 2013 with respect to beneficial ownership of our Series B-1 Convertible Preferred Stock by each of our officers and directors who own shares of our Series B-1 Convertible Preferred Stock and each shareholder known by the Company to be the beneficial owner of more than 5% of our Series B-1 Convertible Preferred Stock.  Shares of Series B-1 Convertible Preferred Stock are convertible into shares of Common Stock on a 10-for-1 basis.

	Amount and Nature of Beneficial Ownership (1)		Percent of Class (2)

David Gelbaum and Monica Chavez Gelbaum
The Quercus Trust
1835 Newport Blvd.
A109-PMC 467
Costa Mesa, California 92627	2,291,665		25.7%

J. Winder Hughes III
PO Box 389
Ponte Vedra, Florida 32004	431,885	(3)	4.8%

Robert S. Trump
89 10th Street
Garden City, New York 11530	2,169,794		25.3%

Guggenheim Capital, LLC
227 West Monroe Street
Chicago, Illinois 60606	2,083,334	(4)	23.4%

Empire Capital Management and Affiliates
One Gorham Island, Suite 201
Westport, Connecticut 06880	1,433,599		16.1%

(1)	Includes shares as to which the identified person or entity directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power and/or investment power, as these terms are defined in Rule 13d-3(a) of the Exchange Act.

(2)	Based on 8,919,854 shares of Series B-1 Convertible Preferred Stock issued and outstanding on July 1, 2013.

(3)	Includes 416,500 shares owned by The Focus Fund and 15,385 shares owned by Hughes Capital. Mr. Hughes is the Managing Director of both funds and may be deemed to be the beneficial owner of the securities held by such funds; he disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein.

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(4)	This beneficial ownership information is based, in part, on information contained in Amendment No. 5 to the Statement on Schedule 13G filed by Guggenheim Capital, LLC and certain of its affiliates on February 14, 2013. Security Investors, LLC is the investment adviser to the following funds (the “Funds”): (i) Security Equity Fund, Mid Cap Value Fund, (ii) SBL Fund Series V (Mid Cap Value), (iii) Security Equity Fund, Mid Cap Value Institutional Fund, (iv) SBL Fund, Series Q (Small Cap Value) and (v) Security Equity Fund, Small Cap Value Fund. Each of the Funds is an investment company registered under the Investment Company Act of 1940, as amended. The securities owned by each Fund are as follows

Fund	Shares of Series B-1 Convertible Preferred Stock
Security Equity Fund, Mid Cap Value Fund	858,334
SBL Fund, Series V (Mid Cap Value)	308,333
Security Equity Fund, Mid Cap Value Institutional Fund	793,750
SBL Fund, Series Q (Small Cap Value)	116,667
Security Equity Fund, Small Cap Value Fund	6,250

As investment adviser to the Funds, Security Investors, LLC may be deemed to be the direct beneficial owner of such securities.

Series C Convertible Preferred Stock

As of July 1, 2013, there were 13,853,106 shares of Series C Convertible Preferred Stock issued and outstanding.  The following table sets forth certain information as of July 1, 2013 with respect to beneficial ownership of our Series C Convertible Preferred Stock by each of our officers and directors who owns shares of our Series C Convertible Preferred Stock and each shareholder known by the Company to be the beneficial owner of more than 5% of our Series C Convertible Preferred Stock.  Shares of Series C Convertible Preferred Stock are convertible into shares of Common Stock on a 10-for-1 basis.

	Amount and Nature of Beneficial Ownership (1)		Percent of Class (2)

Robert S. Trump
89 10th Street
Garden City, New York 11530	6,363,674		45.9%

J. Winder Hughes III
PO Box 389
Ponte Vedra, Florida 32004	1,218,212	(3)	8.8%

Empire Capital Management and Affiliates
One Gorham Island, Suite 201
Westport, Connecticut 06880	5,595,156		40.4%

(1)	Includes shares as to which the identified person or entity directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power and/or investment power, as these terms are defined in Rule 13d-3(a) of the Exchange Act.

(2)	Based on 13,853,106 shares of Series C Convertible Preferred Stock issued and outstanding on July 1, 2013.

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(3)	All shares are owned by The Focus Fund. Mr. Hughes is the Managing Director of The Focus Fund and may be deemed to be the beneficial owner of the securities held by such fund; he disclaims beneficial ownership of such securities except to the extent of his pecuniary interest therein.

Equity Compensation Plan Information

The following table sets forth the securities that are authorized for issuance under our equity compensation plans as of December 31, 2012:

Plan Category	(A) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(B) Weighted- average exercise price of outstanding options, warrants and rights	(C) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column A)

Equity Compensation plans approved by security holders

2008 Incentive Stock Plan	12,006,794	$0.24	7,993,206

Equity Compensation plans not approved by security holders

Stock options	12,889,884	$0.39	0

Warrants	1,281,103	$0.35	0

Total	26,177,781	$0.32	7,993,206

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MANAGEMENT

Directors and Executive Officers

The following biographical descriptions set forth certain information with respect to our directors and our executive officers who are not directors:

Name	Position
James F. Wood	Director, Chairman of the Board, President and Chief Executive Officer
Joseph P. Bartlett	Director
J. Winder Hughes III	Director
Shawn R. Hughes	Director
David L. Keller	Director
Arthur S. Reynolds	Director
Gregory Landegger	Chief Operating Officer and Interim Chief Financial Officer

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James F. Wood , age 70, has served since January 2013 as our President, Chief Executive Officer and Chairman of our Board of Directors. Mr. Wood is also a member of the Board of Directors and Chief Executive Officer of our subsidiary, ThermoEnergy Power Systems LLC, and a member of the Board of Directors and President of our subsidiary, CASTion Corporation. From October 2009 to December 2012, Mr. Wood served as Deputy Assistant Secretary for Clean Coal in the United States Department of Energy. In that position, he was responsible for the management and direction of the Department of Energy’s Office of Fossil Energy's clean coal research and development programs. Chief among these was the Carbon Capture, Utilization and Storage program, the Clean Coal Power Initiative, and the Office of Fossil Energy’s $3.4 billion portfolio of Recovery Act projects. Prior to joining the government, he was, from November 2001 to September 2009, President and CEO of Babcock Power Inc., a designer and manufacturer of environmental, pressure part, heat exchanger, combustion equipment and after-market services for the power generation industry with whom we were engaged in a joint venture known as Babcock-Thermo Clean Carbon LLC. From 1996 to 2001, Mr. Wood was President of Babcock & Wilcox Co., an integrated world-wide provider of boiler-systems and after-market services to the power industry. Earlier in his career, Mr. Wood worked in various positions for Babcock & Wilcox and for Wheelabrator Environmental Systems Inc. He has resided abroad for significant periods of time, including in Italy, India, Belgium, Colombia, and Ecuador, and was responsible for Babcock & Wilcox’s foreign subsidiaries and ventures in China, Turkey, Egypt and Indonesia. While in the private sector, Mr. Wood served on two federal advisory councils: the National Coal Council and the US-Egypt President's Council. Mr. Wood is Fellow of the American Society of Mechanical Engineers and a Trustee of Clarkson University. He holds a B.S. in Chemical Engineering from Clarkson and an MBA with a focus on international economics from Kent State University. Mr. Wood brings to the Board over 30 years of leadership experience in the power industry and an in-depth understanding of federal, state and international initiatives in clean coal research and development.

Joseph P. Bartlett , age 54, has been a director of the Company since May 2012. He previously served as a member of our Board of Directors from October 2009 until December 2009.  Mr. Bartlett is an attorney in private practice in Los Angeles, California and is counsel to The Quercus Trust. He has practiced corporate and securities law since 1985. From September 2004 until August 2008 he was a partner at Greenberg Glusker LLP and from September 2000 until September 2004 he was a partner at Spolin Silverman Cohen and Bartlett LLP. Mr. Bartlett graduated, magna cum laude, from the University of California, Hastings College of Law in 1985, and received an AB in English literature from the University of California at Berkeley in 1980. He brings to our Board of Directors expertise in corporate finance, corporate governance and the oversight of smaller reporting companies.

J. Winder Hughes III , age 54, has been a director of the Company since July 2009 (except for the period from January 27, 2010 to February 5, 2010).  Mr. Hughes also serves as a member of the Board of Directors of our subsidiary, CASTion Corporation.  Since 1995, Mr. Hughes has served as the managing partner of Hughes Capital Investors, LLC, which manages private assets and raises money for small public companies.  He formed the Focus Fund, LP in 2000 (with Hughes Capital as the fund manager), which is a highly-concentrated equity partnership that focuses on publicly-traded emerging growth companies.  From November 2007 to November 2009, Mr. Hughes was a director of Viking Systems, Inc., a manufacturer of surgical tools.  From 1983 to 1995, Mr. Hughes was an investment executive, first with Kidder Peabody & Co. and subsequently with Prudential Securities.  Mr. Hughes holds a B.A. in Economics from the University of North Carolina at Chapel Hill.  Mr. Hughes brings to the Board significant experience with capital raising, corporate restructuring, and managing strategic business relationships.

Shawn R. Hughes , age 52, has been a director of the Company since October 2009.  He previously served as a member of our Board of Directors from September 2008 until January 2009.  Mr. Hughes also serves as a member of the Board of Directors of our subsidiary, CASTion Corporation.  He served as President and Chief Operating Officer of the Company from January 1, 2008 to January 27, 2010. From June 15, 2007 through December 31, 2007, he was employed by us to assist the Chief Executive Officer in administering corporate affairs and overseeing all of our business operating functions. From November 2006 to May 2007, Mr. Hughes served as President and Chief Operating Officer of Mortgage Contract Services.  From 2001 to 2006, Mr. Hughes served as Chief Executive Officer of Fortress Technologies.  Mr. Hughes holds a B.S.B.A. from Slippery Rock University and an M.B.A. from Florida State University.  Mr. Hughes brings to the Board extensive experience in executive management and strategic planning.

David L. Keller , age 59, has served as a director of the Company since April 15, 2013. He also serves as a director of our subsidiary, CASTion Corporation. Mr. Keller served as President, Chief Executive Officer and Director of Global Power Equipment Group Inc., a comprehensive provider of power generation equipment and modification and maintenance services for customers in the domestic and international energy, power infrastructure and service industries, from September 2009 until his retirement in June 2012 and, following his retirement, continued to serve Global Power Equipment Group Inc. as a consultant until March 2013.  Mr. Keller served as the President and Chief Operating Officer of The Babcock & Wilcox Company (“B&W”), a wholly owned subsidiary of McDermott International, Inc., from March 2001 until his retirement in June 2007. Mr. Keller’s prior position was President of Diamond Power International, Inc., a wholly owned subsidiary of B&W, from March 1998 to February 2001. During his tenure with B&W, Mr. Keller served as a Board Chairman or Director of subsidiaries and joint ventures in the People’s Republic of China, Denmark, the United Kingdom, Australia and South Africa. Mr. Keller holds a Bachelor of Science degree in Mathematics from the University of Akron. He brings to the Board of Directors a comprehensive knowledge of the power generation industry. In addition to his experience and understanding in the industry, Mr. Keller also has significant executive management experience, having directly overseen sales, manufacturing, accounting, legal, supply chain and personnel functions of a business whose revenues reached approximately $2 billion under his management.

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Arthur S. Reynolds , age 68, has been a director of the Company since October 2008.  He also serves as a member of the Boards of Directors of our subsidiaries, CASTion Corporation and Unity Power Alliance LLC.  From August 3, 2009 through November 16, 2009, Mr. Reynolds served as our interim Chief Financial Officer, and except during that period, has been Chairman of the Audit Committee of the Board of Directors.  He is the founder of Rexon Limited of London and New York where, since 1999, he has served as managing director. Mr. Reynolds was founder and, from 1997 to 1999, managing partner of London-based Value Management & Research (UK) Limited.   Mr. Reynolds was the founder and, from 1982 to 1997, served as managing director of Ferghana Financial Services Limited.  Prior thereto, Mr. Reynolds held executive positions at Merrill Lynch International Bank Limited, Banque de la Société Financière Européene, J.P. Morgan & Company and Mobil Corporation.  From July 30 to November 30, 2011, Mr. Reynolds was the Chief Executive Officer of Clean Power Technologies.  Mr. Reynolds is a director of Apogee Technology, Inc.  Mr. Reynolds holds an A.B. from Columbia University, a M.A. from Cambridge University, and an M.B.A. in Finance from New York University.  Mr. Reynolds brings to the Board extensive financial and executive experience across multiple sectors, with special strength in the international arena.

Gregory M. Landegger, age 42, was appointed as our Vice President and Chief Operating Officer on September 4, 2012 and as our Interim Chief Financial Officer on December 17, 2012. Since May 2012, Mr. Landegger has served us as a management consultant on a variety of initiatives, including our efforts to introduce our proprietary water recovery technology for application in the oil, gas and power industries. Prior to joining us, Mr. Landegger lead, from May 2007 to January 2011, operational turnarounds in the private equity portfolio of W.R. Huff Asset Management Co., LLC and, from January 2011 to May 2012, was actively involved in identifying investment opportunities in the small cap market, with a focus on the packaging, industrial and water technology sectors. Mr. Landegger is a member of the Advisory Board of Tipa Corp., an early-stage compostable packaging company. He received a BSFS degree from Georgetown University.

Pursuant to our Certificate of Incorporation, as amended, the holders of our Series B Convertible Preferred Stock, Series B-1 Convertible Preferred Stock and Series C Convertible Preferred Stock (voting together as a single class) are entitled to elect four members of our Board of Directors (the “Series B/C Directors”), which Series B/C Directors are subject to removal only by a vote of the holders of not less than 66⅔% of the then-outstanding shares of Series B Convertible Preferred Stock, Series B-1 Convertible Preferred Stock and Series C Convertible Preferred Stock (voting together as a single class); any vacancy created by the resignation or removal of a Series B/C Director may be filled either by (i) the vote or consent of the holders of a majority of the then-outstanding shares of Series B Convertible Preferred Stock, Series B-1 Convertible Preferred Stock and Series C Convertible Preferred Stock (voting together as a single class) or (ii) the unanimous vote or consent of the remaining Series B/C Directors.  The holders of our Common Stock, voting together with the holders of our Series A Preferred Stock, are entitled to elect three members of our Board of Directors (the “Common Stock Directors”), which Common Stock Directors are subject to removal only by a vote of the holders of a majority of the then-outstanding shares of Common Stock (taken together as a single class with the then-outstanding shares of Series A Preferred Stock); any vacancy created by the resignation or removal of a Common Stock Director may be filled either by (i) the vote or consent of the holders of a majority of the then-outstanding shares of Common Stock and Series A Preferred Stock (voting or consenting together as a single class) or (ii) the unanimous vote or consent of the remaining Common Stock Directors. The Series B/C Directors are Joseph P. Bartlett, J. Winder Hughes III and Shawn R. Hughes, with one seat currently vacant. The Common Stock Directors are David L. Keller, Arthur S. Reynolds and James F. Wood.  All directors serve terms of one year.

The Executive Employment Agreement of our President and Chief Executive Officer, James F. Wood, provides that, during the term of his employment, Mr.Wood will be elected to serve on our Board of Directors.

None of our directors or executive officers is related by blood or marriage to any other director or executive officer.

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Executive Officer and Director Compensation

Executive Officer Compensation

The table set forth below summarizes the compensation earned by our named executive officers in 2012 and 2011.

Executive Compensation (1)

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($) (2)		Medical and Insurance Reimbursement ($)	Total ($)

Cary G. Bullock	2012	$202,033	$0	$0		$61,516	$263,549
Chairman, President and CEO	2011	$200,349	$0	$0		$60,237	$260,586

Teodor Klowan, Jr.	2012	$193,135	$0	$0		$10,898	$204,033
Executive Vice President and CFO (3)	2011	$175,000	$0	$0		$0	$175,000

Gregory M. Landegger	2012	$51,762	$0	$291,479		$8,762	$352,003
Chief Operating Officer (4)	2011	$0	$0	$0		$0	$0

Robert F. Marrs	2012	$181,697	$20,000	$86,343		$19,121	$307,161
Vice President, International Business Development (5)	2011	$132,231	$0	$99,409	(6)	$11,876	$243,516

(1)	Certain columnar information required by Item 402(m) of Regulation S-K has been omitted for categories where there was no compensation awarded to, or paid to, the named executive officers required to be reported in such columns during 2012 or 2011.

(2)	Amounts in the column “Option Awards” reflect the grant date fair value of stock options awarded in accordance with FASB ASC Topic 718. The fair value of options granted during 2012 and 2011 were estimated at the date of grant using a Black-Scholes option pricing model with the following assumptions:

	2012	2011
Risk-free interest rate	0.83% - 1.05%	2.0% - 3.5%
Expected option life (years)	6.25 - 10.0	10.0
Expected volatility	91% - 92%	91% - 92%
Expected dividend rate	0%	0%

(3)	Mr. Klowan's employment terminated on December 17, 2012.

(4)	Mr. Landegger was hired on July 30, 2012 and was promoted to Chief Operating Officer on September 4, 2012.

(5)	Mr. Marrs was hired on April 1, 2011.

(6)	The option award to Mr. Marrs in 2011 reflects the grant date value based on the probable outcome of performance conditions as set forth in the option agreement. If the highest level of performance conditions were achieved in 2011, the value of this option award would be $397,465.

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Compensation Discussion and Analysis

Philosophy and Objectives

The objective of our executive compensation program is to attract, retain and motivate the talented and dedicated executives who are critical to our goals of continued growth, innovation, increasing profitability and, ultimately, maximizing shareholder value.   We provide these executives with what we believe to be a competitive total compensation package consisting primarily of base salary and long-term equity incentive compensation.  Our executive compensation program aims to provide a risk-balanced compensation package which is competitive in our market sector and, more importantly, relevant to the individual executive.

Our policy for allocating between long-term and currently-paid compensation is to ensure adequate base compensation to attract and retain personnel, while providing incentives to maximize long-term value for our Company and our shareholders.   Accordingly, (i) we provide cash compensation in the form of base salary to meet competitive cash compensation norms and (ii) we provide non-cash compensation, primarily in the form of stock option awards, to encourage superior performance against long-term strategic goals.  Although on occasion we grant cash bonuses, we do not maintain a formal short-term incentive plan, as our strategic philosophy is to focus on long-term goals. The Compensation and Benefits Committee of our Board of Directors believes this compensation structure focuses our executives’ attention primarily on long-term stock price appreciation, rather than short-term results, and yet enables us to recruit and retain talented executives by ensuring that their annual cash compensation in the form of base salary is competitive with the annual cash compensation paid by other similarly situated companies.

Executive Compensation Process

We have a written employment agreement with only one of our executive officers, our Chairman and Chief Executive Officer, James F. Wood.  This agreement provides for payment of base compensation at a rate negotiated at the time of the agreement, with eligibility for bonuses from time to time (either in cash or through the grant of equity incentives) upon achievement of certain performance goals to be established through discussions with the Compensation and Benefits Committee of our Board of Directors.

In negotiating the employment terms of our executive officers and establishing their base compensation, the Compensation and Benefits Committee and management considered the practices of comparable companies of similar size, geographic location and market focus. We did not utilize any standard executive compensation index or engage the services of a compensation consultant in setting executive compensation, although management and the Compensation and Benefits Committee analyzed publicly available compensation data.

In determining each component of each executive’s compensation, numerous factors particular to the executive are considered, including:

•	The individual’s particular background, including prior relevant work experience;

•	The market demand for individuals with the executive’s specific expertise and experience;

•	The individual’s role with us; and

•	Comparison to other executives within our Company.

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Elements of Compensation

Executive compensation consists of the following elements:

Base Salary .  Base salary is established based on the factors discussed above. Our general compensation philosophy, as described above, is to offer a competitive package of base salary plus long-term, equity-based incentive compensation. Because we place emphasis on the long-term equity-based portion of our compensation package, we believe that the cash portion of our executive’s compensation is below the average of the range of annual cash compensation (base salary plus annual non-equity incentive compensation) for executives in similar positions with similar responsibilities at comparable companies.

Bonuses .  Cash bonuses and non-equity incentive compensation are generally not a regular or important element of our executive compensation strategy, and we focus instead on stock-based awards designed to reward long-term performance.

Stock Option and Stock-Based Awards .  We believe that long-term performance is best stimulated through an ownership culture that encourages such performance through the use of stock-based awards. The ThermoEnergy Corporation 2008 Incentive Stock Plan was established to provide certain of our employees, including our executive officers, with incentives to help align those employees’ interests with the interests of shareholders and with our long-term success. Our Board of Directors believes that the use of stock options and other stock-based awards offers the best approach to achieving our long-term compensation goals. While the 2008 Incentive Stock Plan provides for a variety of stock-based awards, to date we have relied exclusively on stock options to provide equity incentive compensation. We believe that stock options most effectively focus the attention of our executives and management on long-term performance and stock price appreciation.  Stock option grants to our executive officers are made in connection with the commencement of employment, in conjunction with an annual review of total compensation and, occasionally, to meet special retention or performance objectives. Proposals to grant stock options to our executive officers are made by our CEO to the Compensation and Benefits Committee. The Compensation and Benefits Committee considers the estimated Black-Scholes valuation of each proposed stock option grant in determining the number of shares subject to each option grant.

In light of the significance we place on equity-based incentive compensation, in January 2010 our Board of Directors amended the 2008 Incentive Plan to increase the number of shares of our common stock available for grant under such Plan from 10,000,000 to 20,000,000 and to remove the limit on the number of shares with respect to which stock options may be granted to any individual. At the Special Meeting in lieu of the 2010 Annual Meeting in November 2010, the shareholders ratified the amendments to the 2008 Incentive Stock Plan.  In November 2012, our Board of Directors further amended the 2008 Incentive Stock Plan to increase the number of shares of our common stock available for grant under such Plan to 40,000,000, subject to ratification by the shareholders. The amendment has not yet been presented to our shareholders for ratification.

We have not adopted stock ownership guidelines.

Other Compensation .  Our executive officers are not eligible to participate in, and do not have any accrued benefits under, any Company-sponsored defined benefit pension plan. They are eligible to, and in some cases do, participate in defined contributions plans, such as a 401(k) plan, on the same terms as other employees.   In addition, consistent with our compensation philosophy, we intend to continue to maintain our current benefits and perquisites for our executive officers; however, the Compensation and Benefits Committee in its discretion may revise, amend or add to the officer’s executive benefits and perquisites if it deems it advisable. We believe these benefits and perquisites are currently lower than median competitive levels for comparable companies. Finally, all of our executives are eligible to participate in our other employee benefit plans, including medical, dental, life and disability insurance.

Tax Implications .  Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deductibility on our tax return of compensation of over $1,000,000 to certain of our executive officers unless, in general, the compensation is paid pursuant to a plan which is performance-related, non-discretionary and has been approved by our shareholders.  We periodically review the potential consequences of Section 162(m) and may structure the performance-based portion of our executive compensation to comply with the exemptions available under Section 162(m).  We believe that options granted under our 2008 Incentive Stock Plan will generally qualify as performance-based compensation under Section 162(m).  However, we may authorize compensation payments that do not comply with these exemptions when we believe that such payments are appropriate and in the best interest of the shareholders, after taking into consideration changing business conditions or the officer’s performance.

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Outstanding Equity Awards at Fiscal Year-End (2012)

The following table summarizes information concerning outstanding equity awards held by the named executive officers at December 31, 2012.  No named executive officer exercised options in the fiscal year ended December 31, 2012.

	Stock Option Awards
	Securities Underlying		Option	Option
	Unexercised Options (#)		Exercise	Expiration
Name	Exercisable	Unexercisable	Price	Date

Cary G. Bullock	6,119,547	2,039,854	$0.30	01/27/2020
	625,000	0	$0.15	07/11/2017

Teodor Klowan, Jr.	937,500	0	$0.32	03/17/2013
	937,500	0	$0.32	11/02/2019
	1,184,777	0	$0.30	01/27/2020

Gregory M. Landegger	343,750	3,656,250	$0.097	09/04/2022

Robert F. Marrs	187,500	1,812,500	$0.26	04/01/2021
	75,000	325,000	$0.268	01/17/2022
	625,000	0	$0.15	07/11/2017

Employment Arrangement with Named Executive Officers

We do not have written employment agreement with any of our executive officers other than our Chairman and Chief Executive Officer, James F. Wood. Pursuant to our Executive Employment Agreement with Mr. Wood, dated as of December 10, 2012, we have agreed to pay him a base salary of $230,000, with eligibility for performance bonuses, from time to time, in accordance with incentive compensation arrangements to be established by the Benefits and Compensation Committee of our Board of Directors. Mr. Wood’s employment is terminable by either party upon 30 days’ written notice; provided that we may terminate Mr. Wood’s employment immediately for “Cause” (as such term is defined in the Executive Employment Agreement) and Mr. Wood may terminate his employment immediately for “Good Reason” (as such term is defined in the Executive Employment Agreement). If Mr. Wood’s employment is terminated for any reason other than (i) by us for Cause or (ii) voluntarily by Mr. Wood without Good Reason, Mr. Wood will be entitled to receive severance payments of $19,167 per month for six months following the termination of his employment, and we will keep in force for such six-month period all health insurance benefits afforded to Mr. Wood and his family at the time of termination. Mr. Wood’s Executive Employment Agreement contains other conventional terms, including covenants relating to the confidentiality and non-use of our proprietary information, and a provision prohibiting Mr. Wood, for a period of six months or one year following the termination of his employment (depending on the circumstances of termination), from competing against us or soliciting our customers or employees. Pursuant to Mr. Wood’s Executive Employment Agreement, on January 2, 2013, we awarded Mr. Wood a stock option for the purchase of 13,750,000 shares of our Common Stock at an exercise price of $0.089 per share, with a provision for net surrender cashless exercise. The option has a term of ten years, subject to Mr. Wood’s continued employment with us, and vests in quarterly installments through December 31, 2016; provided, however, that if, prior to December 31, 2016, Mr. Wood’s employment is terminated for any reason other than (i) by us for Cause or (ii) voluntarily by Mr. Wood without Good Reasons, within 90 days after a “Change of Control” (as such term is defined in the Executive Employment Agreement), the option will immediately vest with respect to 50% of the shares that were unvested on the date of the Change of Control.

We had written employment agreements with two persons who were named executive officers in 2012: Cary G. Bullock (our former Chairman and Chief Executive Officer whose employment terminated on January 2, 2013) and Teodor Klowan, Jr. (our former Chief Financial Officer whose employment terminated on December 17, 2012). Under the terms of those agreements, we are obligated to make severance payments to the former executive officers for a period of six months following the termination of their employment at a rate equal to their respective base salaries at the time of termination, and to keep in force the health insurance benefits provided to them at the time of termination.

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Director Compensation

Directors do not receive cash compensation for serving on the Board or its committees unless otherwise approved by the Compensation and Benefits Committee and ratified unanimously by the disinterested members of the Board of Directors.  Non-employee directors are awarded annual grants of non-qualified stock options.  All directors are reimbursed for their reasonable expenses incurred in attending all board meetings.  We maintain directors and officers liability insurance.

The following table shows compensation for the fiscal year ended December 31, 2012 to our directors who were not also named executive officers at the time they received compensation as directors:

Director Compensation (1)

Name	Fees Earned or Paid in Cash		Option Awards ($) (2)		Other Compensation ($)		Total ($)
Dileep Agnihotri	None		$4,957	(3)	None		$4,957
Joseph P. Bartlett	None		$3,408	(4)	None		$3,408
Shawn R. Hughes	None		None		None		None
J. Winder Hughes III	None		None		None		None
Arthur S. Reynolds	$60,000	(5)	None		$6,900	(6)	$66,900

(1)	Certain columnar information required by Item 402(m) of Regulation S-K has been omitted for categories where there was no compensation awarded to, or paid to, the named directors required to be reported in such columns during 2011.

(2)

The amounts in the column “Options Award” reflect the dollar amount recognized for financial statement reporting purposes in accordance with ASC 710.  Assumptions used in the calculation of these amounts are as follows:

The amounts shown exclude the impact of any forfeitures related to service-based vesting conditions.  The actual amount realized by the director will likely vary based on a number of factors, including the Company’s performance, stock price fluctuations and applicable vesting.

(3)	An option to purchase 30,000 shares of Common Stock at an exercise price of $0.23 per share was granted to Dr. Agnihotri on January 14, 2012 upon joining our Board of Directors; these options vest on the date of our 2012 Annual Meeting of Stockholders and expire on January 14, 2022.

(4)	An option to purchase 30,000 shares of Common Stock at an exercise price of $0.15 per share was granted to Mr. Bartlett on May 15, 2012 upon joining our Board of Directors; these options vest on the date of our 2012 Annual Meeting of Stockholders and expire on May 15, 2022.

(5)	We paid a one-time fee of $40,000 in January 2012 and quarterly fees of $5,000 to Mr. Reynolds for his role as Chairman of the Audit Committee of the Board of Directors. These fees were approved by the Compensation Committee of the Board of Directors.

(5)	Consulting fees of $6,900 were paid to Mr. Reynolds in 2012 related to work performed on our joint venture, Unity Power Alliance LLC, on our behalf.

As of December 31, 2012, each director held option and warrant awards as follows:

Name	Aggregate Number of Shares Underlying Stock Options (#)	Aggregate Number of Shares Underlying Warrants (#)
Dileep Agnihotri	30,000	none
Joseph P. Bartlett	30,000	none
Shawn R. Hughes	310,000	600,000
J. Winder Hughes III	90,000	none
Arthur S. Reynolds	130,000	681,103

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Director Independence

Our securities are not listed on a national securities exchange or on an inter-dealer quotation system which has requirements that a majority of the board of directors be independent.  In determining which directors and which members of committees are “independent,” our Board of Directors has voluntarily adopted the independence standards set forth in the Listing Rules of the Nasdaq Stock Market.  Our Board of Directors has determined that, in accordance with these standards, Messrs. Bartlett, Winder Hughes, Shawn Hughes, Keller and Reynolds are “independent directors.”

49

Certain Relationships And Related Transactions

We are a party to a license agreement with Alexander G. Fassbender, who until March 3, 2010 was our Executive Vice President and Chief Technology Officer, under which Mr. Fassbender has granted to us an exclusive license in the patents and patent applications for ThermoFuel and Enhanced Biogas Production in the United States and certain foreign countries.  We are required to pay to Mr. Fassbender a royalty of 1% of net sales after the cumulative sales of all licensed products exceed $20,000,000.  In December 2007, Mr. Fassbender waived certain termination rights under the license agreement, agreed that we can assign or transfer the license without his consent in connection with a merger or a sale of all or a portion of our business and assets, and agreed that he would not transfer his interest in the license agreement without our consent.

We are members, along with Mr. Fassbender and Mr. Fassbender’s ex-wife, of a limited liability company, ThermoEnergy Power Systems, LLC (“TEPS”), which owns  the pressurized oxycombustion technology. We hold an 85% ownership interest in TEPS, and Mr. Fassbender and his ex-wife each own a 7.5% membership interest.

Our Board of Directors has adopted a policy whereby all transactions between us and any of our affiliates, officers, directors, principal shareholders and any affiliates of the foregoing must be approved in advance by the disinterested members of the Board of Directors based on a determination that the terms of such transactions are no less favorable to us than would prevail in arm’s-length transactions with independent third parties.

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   SELLING STOCKHOLDERS

We are registering for resale shares of our Common Stock. We are registering the shares to permit the selling stockholders and their pledgees, donees, transferees and other successors-in-interest that receive their shares from a selling stockholder as a gift, partnership distribution or other non-sale related transfer after the date of this prospectus to resell the shares when and as they deem appropriate in the manner described in the "Plan of Distribution." The information included below is based on information that has been provided to us by or on behalf of the selling stockholders. The information assumes all of the shares covered hereby are sold or otherwise disposed of by the selling stockholders pursuant to this prospectus. However, we do not know whether the selling stockholders will in fact sell or otherwise dispose of the shares of Common Stock listed next to their names below.

The shares of our Common Stock offered hereby are issuable upon conversion of shares of our Series B Convertible Preferred Stock or exercise of Common Stock Purchase Warrants held by the selling stockholders.  No shares of Series B Convertible Preferred Stock and none of the Common Stock Purchase Warrants are being registered for resale.

Each share of Series B Convertible Preferred Stock is convertible into ten shares of our Common Stock (at an effective conversion price of $0.24 per share of Common Stock).  Shares of Series B Convertible Preferred Stock are convertible at any time at the option of the holder thereof and are subject to mandatory conversion (i) in the event the closing bid price for our Common Stock on the OTC Bulletin Board exceeds $0.72 for a period of sixty consecutive trading days or (ii) at the written election of the holders of at least 66⅔% of the then-outstanding shares of Series B Convertible Preferred Stock.

The Common Stock Purchase Warrants entitle the holders thereof to purchase shares of our Common Stock at an exercise price of $0.30 per share at any time on or before 6:00 pm on August 10, 2015.  Each  Warrant also provides for “cashless exercise” whereby, in lieu of payment of the exercise price in cash, the holder may direct us to cancel a portion of the Warrant having a value equal to the exercise price for the number of shares of our Common Stock as to which the Warrant is being exercised.

We are filing the registration statement of which this prospectus is a part in satisfaction of a contractual obligation under the Securities Purchase Agreement dated as of August 9, 2010 between us and the selling stockholders pursuant to which the selling stockholders purchased the shares of Series B Convertible Preferred Stock and the Common Stock Purchase Warrants, upon the conversion and exercise of which the shares of Common Stock offered hereby are issuable.

Pursuant to the Securities Purchase Agreement, we agreed to issue to the selling stockholders, and the selling stockholders agreed to purchase from us, an aggregate of 2,083,334 shares of our Series B Convertible Preferred Stock and Common Stock Purchase Warrants entitling the selling stockholders to purchase up to an aggregate of 33,333,344 shares of our Common Stock in consideration of cash payments by the selling stockholders to us in the aggregate amount of $5,000,001.06.

In the Securities Purchase Agreement we agreed to bear all expenses, other than underwriting discounts and commissions, incurred in connection with registrations, filings or qualifications of the shares of Common Stock offered by the selling stockholders, including, without limitation, all registration, listing, and qualifications fees, printing and engraving fees, accounting fees, and the fees and disbursements of counsel for the Company, and (with respect to the preparation and filing of the registration statement of which this prospectus is a part) the reasonable fees of one firm of legal counsel for the selling stockholders.

In the Securities Purchase Agreement we also agreed to indemnify and hold harmless each selling stockholder and each underwriter, if any, which facilitates the disposition of the shares of Common Stock offered hereby, and each of their respective officers and directors and each person who controls such selling stockholder or underwriter (each, an “Indemnified Person”) from and against any losses, claims, damages or liabilities, joint or several, to which such Indemnified Person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in any registration statement or an omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, not misleading, or arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in any prospectus or an omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and we agreed to reimburse such Indemnified Person for all reasonable legal and other expenses incurred by them in connection with investigating or defending any such action or claim as and when such expenses are incurred; provided, however, that we shall not be liable to any such Indemnified Person in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon (i) an untrue statement or alleged untrue statement made in, or an omission or alleged omission from, such registration statement or prospectus in reliance upon and in conformity with written information furnished to the Company by such Indemnified Person expressly for use therein or (ii)  the use by the Indemnified Person of an outdated or defective prospectus after we have provided to such Indemnified Person an updated prospectus correcting the untrue statement or alleged untrue statement or omission or alleged omission giving rise to such loss, claim, damage or liability.

Other than the issuance and sale of shares of Series B Convertible Preferred Stock and Common Stock Purchase Warrants to the selling stockholders pursuant to the Securities Purchase Agreement, we have not engaged in any  material transactions with any of the selling stockholders or any of their affiliates at any time since January 1, 2008, except that, in a series of transactions pursuant to a Securities Purchase Agreement dated as of June 11, 2012 between us and a group of accredited investors (the “Securities Purchase Agreement”), between July 11, 2012 and October 9, 2012, we issued and sold to the following selling stockholders, at a purchase price of $0.10 per share, the number of shares of our Common Stock set forth opposite their names below and issued to them 5-year warrants for the purchase, at an initial exercise price of $0.15 per share (subject to anti-dilution adjustment), the number of additional shares of our Common Stock indicated:

Selling Stockholder	Number of Shares	Warrant Shares
Scott E. Douglass	1,250,000	1,250,000
Steven Etra	2,500,000	2,500,000
Francis Howard	1,250,000	1,250,000
Bruce M. Robinson	1,500,000	1,500,000
John J. Shaw	625,000	625,000
Robert Stanger	325,000	325,000

Pursuant to an anti-dilution price protection provision in the Securities Purchase Agreement, as a result of our sale and issuance on April 5, 2013 to investors unrelated to the selling stockholders of shares of our Series C Convertible Preferred Stock at a price of $0.76 per share (representing an effective Common Stock issuance price of $0.076 per share),we became obligated to issue to the investors party to the Securities Purchase Agreement (including the above-identified selling stockholders), for no additional consideration, a sufficient number of additional shares of our Common Stock so that the effective price per share of Common Stock paid by them pursuant to the Securities Purchase Agreement equaled the effective Common Stock issuance price of the Series C Preferred Shares ($0.076). Accordingly, on April 5, 2013, we issued to the following selling stockholders, as additional consideration for the purchase price paid by them pursuant to the Securities Purchase Agreement, the following additional shares of our Common Stock:

Selling Stockholder	Number of Additional Shares
Scott E. Douglass	394,737
Steven Etra	789,474
Francis Howard	394,737
Bruce M. Robinson	473,685
John J. Shaw	197,369
Robert Stanger	102,632

The following table sets forth:

•	the names of the selling stockholders,

•	the number and percentage of shares of our Common Stock that the selling stockholders beneficially owned prior to the offering for resale of the shares under this prospectus and the percentage of the class represented by such shares,

•	the maximum number of shares of our Common Stock that may be offered for resale for the account of the selling stockholders under this prospectus, and

•	the number and percentage of shares of our Common Stock to be beneficially owned by the selling stockholders after the offering of the shares (assuming all of the offered shares are sold by the selling stockholders).

51

	Shares of Common Stock Beneficially Owned Prior to Offering (1)		Percentage Ownership Prior to Offering (1)	Maximum Number of Shares to be Sold	Shares of Common Stock Beneficially Owned After Offering	Percentage Ownership After Offering (1)
Security Equity Fund, Mid Cap Value Fund (2)	11,285,179	(3)	7.2%	8,583,340	2,701,839	1.7%
SBL Fund, Series V (Mid Cap Value) (2)	3,989,291	(4)	2.5%	3,083,330	905,961	*
Security Equity Fund, Mid Cap Value Institutional Fund (2)	7,937,500	(5)	5.1%	7,937,500	0	*
SBL Fund, Series Q (Small Cap Value) (2)	1,166,670	(5)	*	1,166,670	0	*
Security Equity Fund, Small Cap Value Fund (2)	62,500	(5)	*	62,500	0	*
John Blum	1,000,000		*	1,000,000	0	*
Michael Brodherson	1,000,000		*	1,000,000	0	*
Ron Craft	1,000,000		*	1,000,000	0	*
Scott E. Douglass (6)	4,789,474		3.0%	1,000,000	3,789,474	2.4%
Steve Elsey	1,000,000		*	1,000,000	0	*
Steven Etra (7)	7,578,948		4.7%	1,000,000	6,578,948	4.1%
Jack and Mary Garson	1,182,609		*	1,182,609	0	*
Gunther Motor Company of Plantation, Inc.	1,000,000		*	1,000,000	0	*
Francis Howard (7)	9,287,474		5.9%	6,000,000	3,287,474	2.1%
JSL Kids Partners (8)	1,000,000		*	1,000,000	0	*
John S. Lemak, IRA Rollover (8)	1,000,000		*	1,000,000	0	*
Patrick and Zoe Lynch	1,000,000		*	1,000,000	0	*
Next View Capital LP	3,000,000		1.9%	3,000,000	0	*
Niamh O’Reilly	1,000,000		*	1,000,000	0	*
W.P. O’Reilly & Associates, Ltd.	2,000,000		1.3%	1,000,000	1,000,000	*
Robert B. Prag	1,000,000		*	1,000,000	0	*
Bruce M. Robinson (9)	5,398,104		3.4%	1,450,735	3,947,369	2.5%
Steven Sack	3,000,000		1.9%	3,000,000	0	*
Samax Family Limited Partnership	1,000,000		*	1,000,000	0	*
Sandor Capital Master Fund, L.P. (8)	1,700,000		1.1%	1,700,000	0	*
John J. Shaw (10)	2,644,737		1.7%	1,000,000	1,644,737	1.0%
Gerald and Seena Sperling	1,000,000		*	1,000,000	0	*
Robert Stranger (11)	1,855,264		1.2%	1,000,000	855,264	*

*	Less than 1%.

(1)	The percentage of beneficial ownership is based on 135,760,516 shares of Common Stock outstanding as of July 1, 2013, adjusted to reflect the issuance of an additional 20,833,340 shares of Common Stock issuable to selling stockholders upon conversion of shares of Series B-1 Convertible Preferred Stock, which additional shares of Common Stock are being offered for resale in this offering. Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, securities that are currently convertible or exercisable into shares of our common stock, or convertible or exercisable into shares of our common stock within 60 days of the date hereof are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person, except as set forth above. Except as indicated in the notes below, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder's name.

(2)	These selling stockholders are investment companies registered under the Investment Company Act of 1940, as amended. James P. Schier, Portfolio Manager of Security Investors, LLC (“SI”), which is the investment adviser to each of the selling stockholders, exercises voting and investment control over the securities held by the selling stockholders. Mr. Schier’s voting and investment control is subject to SI’s proxy voting procedures adopted pursuant to Rule 206(4)-6 under the Investment Advisers Act of 1940 and other applicable policies and procedures of SI. All of these selling stockholders are affiliates of one or more registered broker-dealers. These selling stockholders purchased the securities offered for resale hereby in the ordinary course of business and, at the time of purchase of such securities, had no agreements or understandings, directly or indirectly, with any person to distribute the securities.

(3)	Includes 8,583,340 shares issuable upon conversion of shares of Series B-1 Convertible Preferred Stock.

(4)	Includes 3,083,330 shares issuable upon conversion of shares of Series B-1 Convertible Preferred Stock.

(5)	Represents shares issuable upon conversion of shares of Series B-1 Convertible Preferred Stock.

(6)	Includes 1,644,737 shares issuable upon the exercise of warrants.

(7)	Includes 3,289,474 shares issuable upon the exercise of warrants.

(8)	John S. Lemak may be deemed to be the beneficial owner of the shares held by these selling stockholders, inasmuch as in his capacity as the Manager of JSL Kids Partners and of Sandor Capital Master Fund, L.P. and the owner of the John S. Lemak, IRA Rollover he exercises voting and investment control over the securities held by these selling stockholders. Mr. Lemak disclaims beneficial ownership of these securities, except to the extent of his pecuniary interest therein. Mr. Lemak is a registered representative of WFG Investments Inc., a registered broker-dealer.

(9)	Includes 1,973,684 shares issuable upon the exercise of warrants.

(10)	Includes 822,368 shares issuable upon the exercise of warrants.

(11)	Includes 427,632 shares issuable upon the exercise of warrants.

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DESCRIPTION OF CAPITAL STOCK

The following is a summary of the material terms of our capital stock under our certificate of incorporation and by-laws.

Authorized and Outstanding Capital Stock

We are authorized to issue 800,000,000 shares of Common Stock, par value $0.001 per share, and 50,000,000 shares of Preferred Stock, par value $0.01 per share.  Of our authorized Preferred Stock, 208,334 shares have been designated “Series A Convertible Preferred Stock”, 1,000,000 shares have been designated “Series B Convertible Preferred Stock”, 11,000,000 have been designated “Series B-1 Convertible Preferred Stock”, 15,000,000 have been designated “Series C Convertible Preferred Stock” and 22,791,666 shares remain undesignated.  As of  July 1, 2013, 135,760,516 shares of Common Stock were issued and outstanding, 133,797 shares of Common Stock were held as treasury shares, 208,334 shares of Series A Convertible Preferred Stock were issued and outstanding, 551,725 shares of Series B Convertible Preferred Stock were issued and outstanding, 8,919,854 shares of Series B-1 Convertible Preferred Stock were issued and outstanding and 13,853,106 shares of Series C Convertible Preferred Stock were issued and outstanding.

Description of Common Stock

Voting Rights

Each holder of shares of our Common Stock is entitled to attend all special and annual meetings of our stockholders. In addition, each such holder is entitled, together with the holders of all other classes of capital stock entitled to attend special and annual stockholder meetings (subject to the provisions of any resolutions of the board of directors granting any holders of Preferred Stock exclusive or special voting powers with respect to any matter), to cast one vote for each outstanding share of our Common Stock held upon any matter, including the election of directors, which is properly considered and acted upon by the stockholders. Except as otherwise required by law, holders of the our Common Stock, as such, are not entitled to vote on any amendment to our Amended and Restated Certificate of Incorporation (including the Certificate of Designation of any series of our Preferred Stock) that relates solely to the terms of one or more outstanding series of our Preferred Stock if the holders of the affected series are entitled, either voting separately or together with the holders of one or more other affected series, to vote on such amendment under the Certificate of Incorporation (including the Certificate of Designation of any series of our Preferred Stock) or pursuant to the Delaware General Corporation Law (the “DGCL”).

53

Liquidation Rights

The holders of our Common Stock and the holders of any class or series of stock entitled to participate with the holders of our Common Stock as to the distribution of assets in the event of any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, will become entitled to participate in the distribution of any of our assets remaining after we have paid, or provided for the payment of, all of its debts and liabilities and after we have paid, or set aside for payment, to the holders of any class or series of Preferred Stock having preference over our Common Stock in the event of liquidation, dissolution or winding-up, the full preferential amounts, if any, to which the holders of such class or series are entitled.

Dividends

Dividends may be paid on our Common Stock and on any class or series of Preferred Stock entitled to participate with our Common Stock as to dividends on an equal per-share basis, but only when, as and if declared by the Board of Directors. Holders of our Common Stock will be entitled to receive any such dividends out of any assets legally available for the payment of dividends only after the provisions with respect to preferential dividends on any outstanding series of Preferred Stock have been satisfied and after we have complied with all the requirements, if any, with respect to redemption of, or the setting aside of sums as sinking funds or redemption or purchase accounts with respect to, any outstanding series of our Preferred Stock.

Other Rights

Holders of our Common Stock do not have any preemptive, cumulative voting, subscription, conversion, redemption or sinking fund rights.

Description of Series A Convertible Preferred Stock

Voting Rights

In addition to any other voting rights under law or as described below, the holders of Series A Convertible Preferred Stock are entitled to vote or consent, together with the holders of Common Stock, as a single class on all matters submitted to the vote of Common Stock holders. Each share of Series A Convertible Preferred Stock is entitled to the number of votes equal to the nearest number of whole shares of Common Stock into which it is convertible on the record date.  The separate vote or consent of 66⅔% of the Series A Convertible Preferred Stock is required for any of the following:

(i)	directly or indirectly altering the rights, preferences, privileges, powers or restrictions of the Series A Convertible Preferred Stock;

(ii)	creating, or issuing securities of, any class or series having an equal or senior preference or priority to the Series A Convertible Preferred Stock; or

(iii)	amending our Articles of Incorporation in a way that adversely affects the rights, preferences or privileges of the holders of the Series A Convertible Preferred Stock.

Liquidation Rights

Upon a liquidation, dissolution or winding up of the Company, the holder of each share of Series A Convertible Preferred Stock is entitled to a preference payment in an amount equal to the greater of (i) $1.20 plus all declared and unpaid dividends on such share or (ii) the amount that would be payable to such holder if all shares of Series A Convertible Preferred Stock had been converted to the liquidation event.  A consolidation or merger or a sale of all or substantially all of our assets (except for a transaction in which our shareholders prior to the transaction hold 50% or more of the voting securities of the surviving or purchasing entity) shall be regarded as a dissolution, liquidation or winding up unless the holders of 66⅔% of the then outstanding shares of Series A Convertible Preferred Stock determine otherwise.

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Conversion

Each share of Series A Convertible Preferred Stock is convertible into one share of our Common Stock. The conversion ratio is adjusted to reflect any stock dividend, distribution or stock split or combination or consolidation. Conversion rights are also adjusted to reflect any change in the Common Stock by way of reorganization, recapitalization, reclassification, consolidation or merger. Fractional shares of Common Stock will not be issued upon conversion of Series A Convertible Preferred Stock and we will make a cash payment to the holder in lieu of any fractional share. Shares of Series A Convertible Preferred Stock may be converted at any time at the election of the holder thereof. All outstanding shares of the Series A Convertible Preferred Stock will be automatically converted into Common Stock when the market price for our Common Stock exceeds $3.00 (adjusted to reflect stock splits, stock dividends, combinations or consolidations) for 30 consecutive trading days. All outstanding shares of the Series A Convertible Preferred Stock will also be automatically converted into Common Stock at the election of the holders of 66⅔% of the then outstanding Series A Convertible Preferred Stock.

Dividends

The Series A Convertible Preferred Stock is entitled to participate, on a priority basis, in all dividends declared and paid on the Common Stock.

Other Rights

Holders of our Series A Convertible Preferred Stock do not have any preemptive, cumulative voting, subscription, conversion, redemption or sinking fund rights.

Description of Series B Convertible Preferred Stock

Voting Rights

Except with respect to the election of members of our Board of Directors, the holders of our Series B Convertible Preferred Stock are entitled to vote together with the holders of our Common Stock and the holders of our other series of Preferred Stock, as a single class, on all matters submitted to the holders of our Common Stock for a vote.  Each share of our Series B Convertible Preferred Stock entitles the holder thereof to a number of votes equal to the nearest number of whole shares of our Common Stock into which such share of Series B-1 Convertible Preferred Stock is convertible.

The holders of our Series B Convertible Preferred Stock, voting together with the holders of our Series B-1 Convertible Preferred Stock and the holders of our Series C Convertible Preferred Stock, as a single class, are entitled to elect four members of our Board of Directors (the “Series B/C Directors”), which Series B/C Directors are subject to removal only by a vote of the holders of not less than 66⅔% of the then-outstanding shares of Series B Convertible Preferred Stock, Series B-1 Convertible Preferred Stock and Series C Convertible Preferred Stock, as a separate class; any vacancy created by the resignation or removal of a Series B/C Director may be filled either by (i) the vote or consent of the holders of a majority of the then-outstanding shares of Series B Convertible Preferred Stock, Series B-1 Convertible Preferred Stock and Series C Convertible Preferred Stock, as a separate class; or (ii) the unanimous vote or consent of the remaining Series B/C Directors.  The holders of our Common Stock, voting together with the holders of our Series A Convertible Preferred Stock, are entitled to elect three members of our Board of Directors (the “Common Stock Directors”), which Common Stock Directors are subject to removal only by a vote of the holders of a majority of the then-outstanding shares of Common Stock (taken together as a single class with the then-outstanding shares of Series A Convertible Preferred Stock); any vacancy created by the resignation or removal of a Common Stock Director may be filled either by (i) the vote or consent of the holders of a majority of the then-outstanding shares of Common Stock and Series A Convertible Preferred Stock (voting or consenting together as a single class) or (ii) the unanimous vote or consent of the remaining Common Stock Directors.

The consent of the holders of at least 66⅔% of the then-outstanding shares of Series B Convertible Preferred Stock, Series B-1 Convertible Preferred Stock and Series C Convertible Preferred Stock, as a separate class, are required for certain corporate actions, including (i) any amendment of our Certificate of Incorporation or By-laws which would adversely alter or changes the rights, preferences or privileges of the Series B Convertible Preferred Stock, Series B-1 Convertible Preferred Stock or Series C Convertible Preferred Stock, (ii) any increase or decrease the number of authorized shares of our Series B Convertible Preferred Stock, Series B-1 Convertible Preferred Stock or Series C Convertible Preferred Stock, (iii) the creation of a class or series of shares having preference or priority equal or senior to our Series B Convertible Preferred Stock, Series B-1 Convertible Preferred Stock and Series C Convertible Preferred Stock, (iv) the declaration or payment of a dividend on our Common Stock, (v) the redemption of any shares of our Common Stock (subject to certain specified exceptions), (vi) any recapitalization which would adversely alter or change the rights, preferences or privileges of the Series B Convertible Preferred Stock, Series B-1 Convertible Preferred Stock and Series C Convertible Preferred Stock, (vii) any merger or consolidation with another entity in a transaction immediately following which our shareholders would hold less than a majority of the voting power of the outstanding stock of the surviving corporation, (viii) the sale of all or substantially all of our assets, (ix) our liquidation or dissolution, or (ix) any increase or decrease in the size of our Board of Directors. In the event of a proposed action specified in items (i), (ii), (iii), or (vi) above which would affect the holders of either the Series B Convertible Preferred Stock, the Series B-1 Convertible Preferred Stock or the Series C Convertible Preferred Stock but not the other holders of the other series, the consent of the holders of not less than sixty-six and two-thirds percent (66-⅔%) of the then-outstanding shares of the affected series and not of all then-outstanding shares of Series B Convertible Preferred Stock, Series B-1 Convertible Preferred Stock and Series C Convertible Preferred Stock shall be required.

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Liquidation Rights

The shares of our Series B Convertible Preferred Stock have a stated value of $2.40 per share (subject to adjustment for stock dividends, combinations or splits).  In the event of our voluntary or involuntary liquidation, dissolution or winding-up, after satisfaction of the claims of creditors and payment or distribution of assets is made on any securities which, by their terms rank senior to our Series B Convertible Preferred Stock (including our Series A Convertible Preferred Stock, our Series B-1 Convertible Preferred Stock and our Series C Convertible Preferred Stock), but before any payment or distribution of assets and any surplus funds is made on any securities that do not expressly provide that they rank senior to our Series B Convertible Preferred Stock, including, without limitation, our Common Stock, the holders of our Series B Convertible Preferred Stock shall receive a liquidation preference equal to the Stated Value of their shares ($2.40) plus an amount equal to all declared and unpaid dividends with respect to their shares.  After payment of all liquidation preferences, each holder of our Common Stock shall be paid an amount per share equal to the amount per share paid to each holder of our Series B Convertible Preferred Stock, and any remaining assets will be distributed on a pro rata basis to the holders of our Common Stock and our Series B Convertible Preferred Stock, Series B-1 Convertible Preferred Stock and Series C Convertible Preferred Stock.

Conversion

Each share of our Series B Convertible Preferred Stock may be converted at any time, at the option of the holder thereof, into that number of shares of our Common Stock determined by dividing (i) the stated value of such shares of our Series B Convertible Preferred Stock ($2.40) by (ii) the conversion price thereof (initially, $0.24).  Initially, the conversion rate of our Series B-1 Convertible Preferred Stock is ten-for-one.  The conversion price of our Series B Convertible Preferred Stock is subject to conventional weighted-average formula adjustment in the event we issue shares of our common stock or securities convertible into shares of our Common Stock at a price per share less than the conversion price then in effect, subject to certain conventional exclusions including, without limitation, shares issued or issuable to employees, directors or consultants pursuant to a stock option plan or a restricted stock plan approved by our Board of Directors, shares issued or issuable in connection with an acquisition transaction and shares issued or issuable to financial institutions or lessors in connection with commercial credit arrangements, equipment financing or similar transactions.

Dividends

The Series B Convertible Preferred Stock is entitled to participate, on a priority basis, in all dividends declared and paid on the Common Stock.

Other Rights

Holders of our Series B Convertible Preferred Stock do not have any preemptive, cumulative voting, subscription, conversion, redemption or sinking fund rights.

Description of Series B-1 Convertible Preferred Stock

Voting Rights

Except with respect to the election of members of our Board of Directors, the holders of our Series B-1 Convertible Preferred Stock are entitled to vote together with the holders of our Common Stock and the holders of our other series of Preferred Stock, as a single class, on all matters submitted to the holders of our Common Stock for a vote.  Each share of our Series B-1 Convertible Preferred Stock entitles the holder thereof to a number of votes equal to the nearest number of whole shares of our Common Stock into which such share of Series B-1 Convertible Preferred Stock is convertible.

The holders of our Series B-1 Convertible Preferred Stock, voting together with the holders of our Series B Convertible Preferred Stock and the holders of our Series C Convertible Preferred Stock, as a single class, are entitled to elect four members of our Board of Directors (the “Series B/C Directors”), which Series B/C Directors are subject to removal only by a vote of the holders of not less than 66⅔% of the then-outstanding shares of Series B Convertible Preferred Stock, Series B-1 Convertible Preferred Stock and Series C Convertible Preferred Stock, as a separate class; any vacancy created by the resignation or removal of a Series B/C Director may be filled either by (i) the vote or consent of the holders of a majority of the then-outstanding shares of Series B Convertible Preferred Stock, Series B-1 Convertible Preferred Stock and Series C Convertible Preferred Stock, as a separate class; or (ii) the unanimous vote or consent of the remaining Series B/C Directors.  The holders of our Common Stock, voting together with the holders of our Series A Convertible Preferred Stock, are entitled to elect three members of our Board of Directors (the “Common Stock Directors”), which Common Stock Directors are subject to removal only by a vote of the holders of a majority of the then-outstanding shares of Common Stock (taken together as a single class with the then-outstanding shares of Series A Convertible Preferred Stock); any vacancy created by the resignation or removal of a Common Stock Director may be filled either by (i) the vote or consent of the holders of a majority of the then-outstanding shares of Common Stock and Series A Convertible Preferred Stock (voting or consenting together as a single class) or (ii) the unanimous vote or consent of the remaining Common Stock Directors.

The consent of the holders of at least 66⅔% of the then-outstanding shares of Series B Convertible Preferred Stock, Series B-1 Convertible Preferred Stock and Series C Convertible Preferred Stock, as a separate class, are required for certain corporate actions, including (i) any amendment of our Certificate of Incorporation or By-laws which would adversely alter or changes the rights, preferences or privileges of the Series B Convertible Preferred Stock, Series B-1 Convertible Preferred Stock or Series C Convertible Preferred Stock, (ii) any increase or decrease the number of authorized shares of our Series B Convertible Preferred Stock, Series B-1 Convertible Preferred Stock or Series C Convertible Preferred Stock, (iii) the creation of a class or series of shares having preference or priority equal or senior to our Series B Convertible Preferred Stock, Series B-1 Convertible Preferred Stock and Series C Convertible Preferred Stock, (iv) the declaration or payment of a dividend on our Common Stock, (v) the redemption of any shares of our Common Stock (subject to certain specified exceptions), (vi) any recapitalization which would adversely alter or change the rights, preferences or privileges of the Series B Convertible Preferred Stock, Series B-1 Convertible Preferred Stock and Series C Convertible Preferred Stock, (vii) any merger or consolidation with another entity in a transaction immediately following which our shareholders would hold less than a majority of the voting power of the outstanding stock of the surviving corporation, (viii) the sale of all or substantially all of our assets, (ix) our liquidation or dissolution, or (ix) any increase or decrease in the size of our Board of Directors. In the event of a proposed action specified in items (i), (ii), (iii), or (vi) above which would affect the holders of either the Series B Convertible Preferred Stock, the Series B-1 Convertible Preferred Stock or the Series C Convertible Preferred Stock but not the other holders of the other series, the consent of the holders of not less than sixty-six and two-thirds percent (66-⅔%) of the then-outstanding shares of the affected series and not of all then-outstanding shares of Series B Convertible Preferred Stock, Series B-1 Convertible Preferred Stock and Series C Convertible Preferred Stock shall be required.

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Liquidation Rights

The shares of our Series B-1 Convertible Preferred Stock have a stated value of $2.40 per share (subject to adjustment for stock dividends, combinations or splits).  In the event of our voluntary or involuntary liquidation, dissolution or winding-up, after satisfaction of the claims of creditors and payment or distribution of assets is made on any securities which, by their terms rank senior to our Series B-1 Convertible Preferred Stock (including our Series A Convertible Preferred Stock and our Series C Convertible Preferred Stock), but before any payment or distribution of assets and any surplus funds is made on any securities that do not expressly provide that they rank senior to our Series B-1 Convertible Preferred Stock, including, without limitation, our Series B Convertible Preferred Stock and our Common Stock, the holders of our Series B-1 Convertible Preferred Stock shall receive a liquidation preference equal to the Stated Value of their shares ($2.40) plus an amount equal to all declared and unpaid dividends with respect to their shares.  After payment of all liquidation preferences, each holder of our Common Stock shall be paid an amount per share equal to the amount per share paid to each holder of our Series B-1 Convertible Preferred Stock, and any remaining assets will be distributed on a pro rata basis to the holders of our Common Stock and our Series B Convertible Preferred Stock, Series B-1 Convertible Preferred Stock and Series C Convertible Preferred Stock.

Conversion

Each share of our Series B-1 Convertible Preferred Stock may be converted at any time, at the option of the holder thereof, into that number of shares of our Common Stock determined by dividing (i) the stated value of such shares of our Series B-1 Convertible Preferred Stock ($2.40) by (ii) the conversion price thereof (initially, $0.24).  Initially, the conversion rate of our Series B-1 Convertible Preferred Stock is ten-for-one.  The conversion price of our Series B-1 Convertible Preferred Stock is subject to conventional weighted-average formula adjustment in the event we issue shares of our common stock or securities convertible into shares of our Common Stock at a price per share less than the conversion price then in effect, subject to certain conventional exclusions including, without limitation, shares issued or issuable to employees, directors or consultants pursuant to a stock option plan or a restricted stock plan approved by our Board of Directors, shares issued or issuable in connection with an acquisition transaction and shares issued or issuable to financial institutions or lessors in connection with commercial credit arrangements, equipment financing or similar transactions.

Dividends

The Series B-1 Convertible Preferred Stock is entitled to participate, on a priority basis, in all dividends declared and paid on the Common Stock.

Other Rights

Holders of our Series B-1 Convertible Preferred Stock do not have any preemptive, cumulative voting, subscription, conversion, redemption or sinking fund rights.

Description of Series C Convertible Preferred Stock

Voting Rights

Except with respect to the election of members of our Board of Directors, the holders of our Series C Convertible Preferred Stock are entitled to vote together with the holders of our Common Stock and the holders of our other series of Preferred Stock, as a single class, on all matters submitted to the holders of our Common Stock for a vote.  Each share of our Series C Convertible Preferred Stock entitles the holder thereof to a number of votes equal to the nearest number of whole shares of our Common Stock into which such share of Series C Convertible Preferred Stock is convertible.

The holders of our Series C Convertible Preferred Stock, voting together with the holders of our Series B Convertible Preferred Stock and the holders of our Series B-1 Convertible Preferred Stock, as a single class, are entitled to elect four members of our Board of Directors (the “Series B/C Directors”), which Series B/C Directors are subject to removal only by a vote of the holders of not less than 66⅔% of the then-outstanding shares of Series B Convertible Preferred Stock, Series B-1 Convertible Preferred Stock and Series C Convertible Preferred Stock, as a separate class; any vacancy created by the resignation or removal of a Series B/C Director may be filled either by (i) the vote or consent of the holders of a majority of the then-outstanding shares of Series B Convertible Preferred Stock, Series B-1 Convertible Preferred Stock and Series C Convertible Preferred Stock, as a separate class; or (ii) the unanimous vote or consent of the remaining Series B/C Directors.  The holders of our Common Stock, voting together with the holders of our Series A Convertible Preferred Stock, are entitled to elect three members of our Board of Directors (the “Common Stock Directors”), which Common Stock Directors are subject to removal only by a vote of the holders of a majority of the then-outstanding shares of Common Stock (taken together as a single class with the then-outstanding shares of Series A Convertible Preferred Stock); any vacancy created by the resignation or removal of a Common Stock Director may be filled either by (i) the vote or consent of the holders of a majority of the then-outstanding shares of Common Stock and Series A Convertible Preferred Stock (voting or consenting together as a single class) or (ii) the unanimous vote or consent of the remaining Common Stock Directors.

The consent of the holders of at least 66⅔% of the then-outstanding shares of Series B Convertible Preferred Stock, Series B-1 Convertible Preferred Stock and Series C Convertible Preferred Stock, as a separate class, are required for certain corporate actions, including (i) any amendment of our Certificate of Incorporation or By-laws which would adversely alter or changes the rights, preferences or privileges of the Series B Convertible Preferred Stock, Series B-1 Convertible Preferred Stock or Series C Convertible Preferred Stock, (ii) any increase or decrease the number of authorized shares of our Series B Convertible Preferred Stock, Series B-1 Convertible Preferred Stock or Series C Convertible Preferred Stock, (iii) the creation of a class or series of shares having preference or priority equal or senior to our Series B Convertible Preferred Stock, Series B-1 Convertible Preferred Stock and Series C Convertible Preferred Stock, (iv) the declaration or payment of a dividend on our Common Stock, (v) the redemption of any shares of our Common Stock (subject to certain specified exceptions), (vi) any recapitalization which would adversely alter or change the rights, preferences or privileges of the Series B Convertible Preferred Stock, Series B-1 Convertible Preferred Stock and Series C Convertible Preferred Stock, (vii) any merger or consolidation with another entity in a transaction immediately following which our shareholders would hold less than a majority of the voting power of the outstanding stock of the surviving corporation, (viii) the sale of all or substantially all of our assets, (ix) our liquidation or dissolution, or (ix) any increase or decrease in the size of our Board of Directors. In the event of a proposed action specified in items (i), (ii), (iii), or (vi) above which would affect the holders of either the Series B Convertible Preferred Stock, the Series B-1 Convertible Preferred Stock or the Series C Convertible Preferred Stock but not the other holders of the other series, the consent of the holders of not less than sixty-six and two-thirds percent (66-⅔%) of the then-outstanding shares of the affected series and not of all then-outstanding shares of Series B Convertible Preferred Stock, Series B-1 Convertible Preferred Stock and Series C Convertible Preferred Stock shall be required.

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Liquidation Rights

The shares of our Series C Convertible Preferred Stock have a stated value of $1.52 per share (subject to adjustment for stock dividends, combinations or splits).  In the event of our voluntary or involuntary liquidation, dissolution or winding-up, after satisfaction of the claims of creditors and payment or distribution of assets is made on any securities which, by their terms rank senior to our Series C Convertible Preferred Stock (including our Series A Convertible Preferred Stock), but before any payment or distribution of assets and any surplus funds is made on any securities that do not expressly provide that they rank senior to our Series C Convertible Preferred Stock, including, without limitation, our Series B Convertible Preferred Stock, our Series B-1 Convertible Preferred Stock and our Common Stock, the holders of our Series C Convertible Preferred Stock shall receive a liquidation preference equal to the Stated Value of their shares (41.52) plus an amount equal to all declared and unpaid dividends with respect to their shares.  After payment of all liquidation preferences, each holder of our Common Stock shall be paid an amount per share equal to the amount per share paid to each holder of our Series B-1 Convertible Preferred Stock, and any remaining assets will be distributed on a pro rata basis to the holders of our Common Stock and our Series B Convertible Preferred Stock, Series B-1 Convertible Preferred Stock and Series C Convertible Preferred Stock.

Conversion

Each share of our Series C Convertible Preferred Stock may be converted at any time, at the option of the holder thereof, into that number of shares of our Common Stock determined by dividing (i) the original issuance price of such shares of our Series C Convertible Preferred Stock ($0.76) by (ii) the conversion price thereof (initially, $0.076).  Initially, the conversion rate of our Series C Convertible Preferred Stock is ten-for-one.  The conversion price of our Series C Convertible Preferred Stock is subject to conventional weighted-average formula adjustment in the event we issue shares of our common stock or securities convertible into shares of our Common Stock at a price per share less than the conversion price then in effect, subject to certain conventional exclusions including, without limitation, shares issued or issuable to employees, directors or consultants pursuant to a stock option plan or a restricted stock plan approved by our Board of Directors, shares issued or issuable in connection with an acquisition transaction and shares issued or issuable to financial institutions or lessors in connection with commercial credit arrangements, equipment financing or similar transactions.

Redemption Rights

Shares of our Series C Convertible Preferred Stock are redeemable at the request of the holders of at least 66⅔% of the then-outstanding shares of Series C Convertible Preferred Stock at any time on or after December 31, 2017. In the event of a redemption, all outstanding shares of our Series C Convertible Preferred Stock will be redeemed, at a redemption price equal to the original issuance price of such shares of our Series C Convertible Preferred Stock ($0.76), plus all declared but unpaid dividends thereon, in three annual installments commencing 60 days after we receive written notice requesting redemption from the requisite holders. On each redemption date, will redeem, out of funds legally available therefor, on a pro rata basis in accordance with the number of shares of Series C Convertible Preferred Stock owned by each holder, that number of outstanding shares of Series C Convertible Preferred Stock determined by dividing (i) the total number of shares of Series C Convertible Preferred Stock outstanding immediately prior to such redemption date by (ii) the number of remaining redemption dates. If we do not have sufficient funds legally available to redeem all shares of Series C Convertible Preferred Stock to be redeemed on any redemption date, we will redeem a pro rata portion of each holder’s redeemable shares of such stock out of funds legally available therefor, and shall redeem the remaining shares to have been redeemed as soon as practicable after funds become legally available.

Dividends

The Series C Convertible Preferred Stock is entitled to participate, on a priority basis, in all dividends declared and paid on the Common Stock.

Other Rights

Holders of our Series B-1 Convertible Preferred Stock do not have any preemptive, cumulative voting, subscription, conversion, or sinking fund rights.

Description of Undesignated Preferred Stock

Our Certificate of Incorporation authorizes our Board of Directors from time to time and without further stockholder action to provide for the issuance of shares of our unauthorized but previously unissued Preferred Stock in one or more series, and to fix the voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations, and restrictions of each such series, including, but not limited to, dividend rights, liquidation preferences, conversion privileges and redemption rights. Our Board of Directors will have broad discretion with respect to the creation and issuance of Preferred Stock without stockholder approval, subject to any applicable rights of holders of any shares of Preferred Stock outstanding from time to time.

The rights and privileges of holders of the Common Stock may be adversely affected by the rights, privileges and preferences of holders of shares of any series of Preferred Stock that the Board of Directors may designate and we may issue from time to time. Among other things, by authorizing the issuance of shares of Preferred Stock with particular voting, conversion or other rights, the Board of Directors could adversely affect the voting power of the holders of the Common Stock and could discourage any attempt to effect a change in control of our Company, even if such a transaction would be beneficial to the interests of our stockholders.

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Anti-Takeover Effects of Provisions of Certificate of Incorporation and Bylaws

Our Certificate of Incorporation and Bylaws contain provisions that could have the effect of delaying or deferring a change in control of the Company. These provisions, among other matters:

•	limit the number of directors constituting the entire board of directors to a maximum of 7 directors;

•	grant the holders of our Series B Convertible Preferred Stock, Series B-1 Convertible Preferred Stock and Series C Convertible Preferred Stock the exclusive right to elect 4 directors and thereby to control the Board of Directors;

•	limit the types of persons who may call a special meeting of stockholders; and

•	establish advance notice procedures for stockholders to make nominations of candidates for election as directors or to present any other business for consideration at any annual or special stockholder meetings.

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UNITED STATES FEDERAL INCOME TAX

CONSIDERATIONS APPLICABLE TO NON-U.S. HOLDERS

The following is a summary of material United States federal income tax considerations related to the purchase, ownership and disposition of our common stock that are applicable to a "non-U.S. holder" (defined below) of the common stock.

This summary:

•	does not purport to be a complete analysis of all of the potential tax considerations that may be applicable to an investor as a result of the investor's particular tax situation;

•	is based on the Internal Revenue Code of 1986, as amended (the "Code"), United States federal income tax regulations promulgated or proposed under the Code, which we refer to as the "Treasury Regulations," judicial authority and published rulings and administrative pronouncements, each as of the date hereof and each of which are subject to change at any time, possibly with retroactive effect;

•	is applicable only to beneficial owners of common stock who hold their common stock as a "capital asset," within the meaning of section 1221 of the Code;

•	does not address all aspects of United States federal income taxation that may be relevant to holders in light of their particular circumstances or who are subject to special treatment under United States federal income tax laws, including but not limited to:

•	certain former citizens and long-term residents of the United States;

•	"controlled foreign corporations" and "passive foreign investment companies"

•	partnerships, other pass-through entities and investors in these entities; and

•	investors that expect to receive dividends or realize gain in connection with the investors' conduct of a United States trade or business, permanent establishment or fixed base.

•	pension plans;

•	tax-exempt entities;

•	banks, financial institutions and insurance companies;

•	real estate investment trusts, regulated investment companies or grantor trusts;
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•	certain trusts;

•	brokers and dealers in securities;

•	holders of securities held as part of a "straddle," "hedge," "conversion transaction" or other risk–reduction or integrated transaction; and

•	persons who hold or receive our common stock as compensation, such as that received pursuant to stock option plans and stock purchase plans.

•	does not discuss any possible applicability of any United States state or local taxes, non-United States taxes or any United States federal tax other than the income tax, including, but not limited to, the federal gift tax and estate tax.

This discussion is based on current provisions of the Code, final, temporary and proposed U.S. Treasury regulations, judicial opinions, published positions of the U.S. Internal Revenue Service, or the IRS, and other applicable authorities, all as in effect on the date hereof and all of which are subject to differing interpretations or change, possibly with retroactive effect, which could materially affect the tax consequences described herein. We have not requested, nor will we request, a ruling from the IRS or an opinion of counsel with respect to the tax consequences discussed herein, and there can be no assurance that the IRS will not take a position contrary to the tax consequences discussed below or that any position taken by the IRS would not be sustained.

This summary of United States federal income tax considerations constitutes neither tax nor legal advice. Prospective investors are urged to consult their own tax advisors to determine the specific tax consequences and risks to them of purchasing, holding and disposing of our common stock, including the application to their particular situation of any United States federal estate and gift, United States state and local, non-United States and other tax laws and of any applicable income tax treaty.

Non-U.S. Holder Defined

For purposes of this discussion, a non-U.S. holder is a beneficial holder of our common stock that is neither a "United States person" nor a partnership or entity or arrangement treated as a partnership for United States federal income tax purposes. A "United States person" is:

•	an individual citizen or resident of the United States;

•	a corporation, or other entity treated as an association taxable as a corporation, that is organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust, or (2) has a valid election in effect under applicable the Treasury Regulations to be treated as a United States person for United States federal income tax purposes.

An individual may be treated, for U.S. federal income tax purposes, as a resident of the United States in any calendar year by being present in the United States on at least 31 days in that calendar year and for an aggregate of at least 183 days during a three–year period ending in the current calendar year. The 183–day test is determined by counting all of the days the individual is treated as being present in the current year, one–third of such days in the immediately preceding year and one–sixth of such days in the second preceding year. Residents are subject to U.S. federal income tax as if they were U.S. citizens.

If a partnership holds our common stock, then the United States federal income tax treatment of a partner in that partnership generally will depend on the status of the partner and the partnership's activities. Partners and partnerships should consult their own tax advisors with regard to the United States federal income tax treatment of an investment in our common stock.

Distributions

Distributions paid to a non-U.S. holder of our common stock will constitute a "dividend" for United States federal income tax purposes to the extent paid out of our current or accumulated earnings and profits, as determined for United States federal income tax purposes. Any distributions that exceed both our current and accumulated earnings and profits would first constitute a non-taxable return of capital, which would reduce the holder's basis in our common stock, but not below zero, and thereafter would be treated as gain from the sale of our common stock (see "Sale or Taxable Disposition of Common Stock" below).

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Subject to the following paragraphs, dividends paid to a non-U.S. holder on our common stock generally will be subject to United States federal withholding tax at a 30% gross rate, subject to any exemption or lower rate as may be specified by an applicable income tax treaty. We may withhold up to 30% of either (i) the gross amount of the entire distribution, even if the amount of the distribution is greater than the amount constituting a dividend, as described above, or (ii) the amount of the distribution we project will be a dividend, based upon a reasonable estimate of both our current and our accumulated earnings and profits for the taxable year in which the distribution is made. If tax is withheld on the amount of a distribution in excess of the amount constituting a dividend, then you may obtain a refund of such excess amounts by timely filing a claim for refund with the Internal Revenue Service.

In order to claim the benefit of a reduced rate of or an exemption from withholding tax under an applicable income tax treaty, a non-U.S. holder will be required (a) to satisfy certain certification requirements, which may be made by providing us or our agent with a properly executed and completed Internal Revenue Service Form W-8BEN (or other applicable form) certifying, under penalty of perjury, that the holder qualifies for treaty benefits and is not a United States person or (b) if our common stock is held through certain non-United States intermediaries, to satisfy the relevant certification requirements of Treasury Regulations. Special certification and other requirements apply to certain non-U.S. holders that are pass-through entities.

Dividends that are effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, if required by an applicable income tax treaty, are attributable to a U.S. permanent establishment or, in the case of an individual non-U.S. holder, a fixed base) are not subject to the withholding tax, provided that, prior to the making of a distribution, the non-U.S. holder so certifies, under penalty of perjury, on a properly executed and delivered Internal Revenue Service Form W-8ECI (or other applicable form). Instead, such dividends would be subject to United States federal income tax on a net income basis in the same manner as if the non-U.S. holder were a United States person.

Corporate holders who receive effectively connected dividends may also be subject to an additional "branch profits tax" at a gross rate of 30% on their earnings and profits for the taxable year that are effectively connected with the holder's conduct of a trade or business within the United States, subject to any exemption or reduction provided by an applicable income tax treaty.

A non–U.S. holder who provides us with an Internal Revenue Service Form W–8BEN or W–8ECI will be required to periodically update such form.

Sale or Taxable Disposition of Common Stock

Any gain realized on the sale, exchange or other taxable disposition of our common stock generally will not be subject to United States federal income tax (including by way of withholding) unless:

•	the gain is effectively connected with a trade or business of the non-U.S. holder in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment of the non-U.S. holder or, in the case of an individual, a fixed base);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•	we are or have been a "United States real property holding corporation" for United States federal income tax purposes at any time during the shorter of the five-year period preceding such disposition or the non-U.S. holder's holding period in the common stock.

A non-U.S. holder described in the first bullet point above generally will be subject to United States federal income tax on the net gain derived from the sale or disposition under regular graduated United States federal income tax rates, as if the holder were a United States person. If such non-U.S. holder is a corporation, then it may also, under certain circumstances, be subject to an additional "branch profits" tax at a gross rate of 30% on its earnings and profits for the taxable year that are effectively connected with its conduct of its United States trade or business, subject to exemption or reduction provided by any applicable income tax treaty.

An individual non-U.S. holder described in the second bullet point immediately above will be subject to a tax at a 30% gross rate, subject to any reduction or reduced rate under an applicable income tax treaty, on the net gain derived from the sale, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the United States.

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We believe we are not, have not been and will not become a "United States real property holding corporation" for United States federal income tax purposes. In the event that we are or become a United States real property holding corporation at any time during the applicable period described in the third bullet point above, any gain recognized on a sale or other taxable disposition of our common stock may be subject to United States federal income tax, including any applicable withholding tax, if either (1) the non-U.S. holder beneficially owns, or has owned, more than 5% of the total fair value of our Common Stock at any time during the applicable period, or (2) our Common Stock ceases to be traded on an "established securities market" within the meaning of the Code. Non-U.S. holders who own or may own more than 5% of our Common Stock are encouraged to consult their tax advisors with respect to the United States tax consequences of a disposition of our Common Stock.

Information Reporting and Backup Withholding

We must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to such holder, the name and address of such holder and the amount of tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty.

A non-U.S. holder will be subject to backup withholding, currently at a 28% rate, for dividends paid to such holder unless such holder certifies under penalty of perjury as to non-United States person status (and neither we nor the paying agent has actual knowledge or reason to know that such holder is a United States person), or such holder otherwise establishes an exemption.

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of our common stock within the United States or conducted through certain U.S.-related financial intermediaries, unless the beneficial owner certifies under penalty of perjury as to non-United States person status (and neither the broker nor intermediary has actual knowledge or reason to know that the beneficial owner is a United States person), or such owner otherwise establishes an exemption.

Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder's United States federal income tax liability provided the required information is timely furnished to the Internal Revenue Service.

Recent Legislative Developments

Recently proposed legislation is pending in both houses of congress providing for new withholding taxes to enforce new reporting requirements on specified foreign accounts owned by either specified United States persons or by foreign entities which are owned by United States persons. The provisions specifically establish rules for withholdable payments (including dividends) to foreign financial institutions and other foreign entities. The proposed legislation generally imposes a 30% withholding tax on payments of dividends made to a foreign financial institution, unless such institution enters into an agreement with the U.S. Treasury agreeing to meet certain information reporting and verification requirements regarding the U.S. accounts upon behalf of which it is acting. The proposed legislation imposes similar requirements (absent the need for agreements) on non-financial institutions. These rules are currently scheduled to be effective for payments made after December 31, 2010. It is unclear whether, or in what form, these proposals may be enacted. Non-U.S. holders are encouraged to consult with their tax advisers regarding the possible implications of the proposed legislation on their investment in respect of the Common Stock.

The foregoing discussion is only a summary of material U.S. federal income and estate tax consequences of the acquisition, ownership and disposition of our Common Stock by non–U.S. holders. You are urged to consult your own tax advisor with respect to the particular tax consequences to you of ownership and disposition of our Common Stock, including the effect of any U.S., state, local, non–U.S. or other tax laws and any applicable income or estate tax treaty.

PLAN OF DISTRIBUTION

The selling stockholders and any of their pledgees, donees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock being offered under this prospectus on any stock exchange, market or trading facility on which shares of our Common Stock are traded or in private transactions. These sales may be at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or negotiated prices. The selling stockholders will pay any brokerage commissions and similar selling expenses attributable to the sale of the shares. We will pay other expenses relating to the preparation, updating and filing of this registration statement. We will not receive any of the proceeds from the sale of the shares by the selling stockholders. The selling stockholders may use any one or more of the following methods when disposing of shares:

63

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resales by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	to cover short sales made after the effective date of the registration statement of which this prospectus is a part;

•	broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any of these methods of sale; and

•	any other method permitted pursuant to applicable law.

The shares may also be sold under Rule 144 under the Securities Act, if available for a selling stockholder, rather than under this prospectus. There can be no assurance that any selling stockholder will sell any or all of the shares of common stock registered pursuant to the registration statement of which this prospectus is a part.

In connection with the sale of our Common Stock or interest therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales or our common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our Common Stock short and deliver these securities to close out their short position, or loan or pledge our Common Stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transaction with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

Broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, which commissions as to a particular broker or dealer may be in excess of customary commissions to the extent permitted by applicable law.

The selling stockholders and any broker-dealers or agents that are involved in selling the shares offered under this prospectus may be deemed to be "underwriters" within the meaning of Section 2(a)(11) of the Securities Act in connection with these sales. Commissions received by these broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Selling stockholders who are deemed to be underwriters will be subject to the prospectus delivery requirements of the Securities Act.

The selling stockholders and any other persons participating in the sale or distribution of the shares offered under this prospectus will be subject to applicable provisions of the Exchange Act, and the rules and regulations under that act, including Regulation M. These provisions may restrict activities of, and limit the timing of purchases and sales of any of the shares by, the selling stockholders or any other person. Furthermore, under Regulation M, persons engaged in a distribution of securities are prohibited from simultaneously engaging in market making and other activities with respect to those securities for a specified period of time prior to the commencement of such distributions, subject to specified exceptions or exemptions. All of these limitations may affect the marketability of the shares.

If any of the shares of Common Stock offered for sale pursuant to this prospectus are transferred other than pursuant to a sale under this prospectus, then subsequent holders could not use this prospectus until a post-effective amendment or prospectus supplement is filed, naming such holders.

64

We have agreed to pay all fees and expenses we incur incident to the registration of the shares being offered under this prospectus. However, each selling stockholder and purchaser is responsible for paying any discounts, commissions and similar selling expenses they incur.  We have agreed to indemnify the selling stockholders against certain liabilities arising in connection with this prospectus, including certain liabilities under the Securities Act and state securities laws.  We may be indemnified by the selling stockholders against certain losses, damages and liabilities arising in connection with this prospectus, including liabilities under the Securities Act.

We have agreed with the selling stockholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier of:  (1) such time as all of the shares of selling stockholders eligible to be covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement or (2) such shares are eligible for resale without restriction (including volume limitations) under Rule 144 of the Securities Act.

65

LEGAL MATTERS

The validity of the common stock has been passed upon for us by Nixon Peabody LLP, 100 Summer Street, Boston, Massachusetts 02110.

EXPERTS

The audited financial statements included in this prospectus and elsewhere in the Registration Statement have been so included in reliance upon the report of Grant Thornton LLP, independent registered public accountants, upon the authority of said firm as experts in accounting and auditing in giving said report.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC.  Our SEC filings are available to the public over the Internet at the SEC's website at www.sec.gov and on the investor relations page of our website at http://ir.stockpr.com/thermoenergy/sec-filings. Information on, or accessible through, our website is not part of this prospectus.  You may also read and copy any document we file with the SEC at the SEC's Public Reference Room at 100 F Street N.E., Washington, D.C. 20549.  You can also obtain copies of the documents upon the payment of a duplicating fee to the SEC.  Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room.

This prospectus omits some information contained in the registration statement in accordance with SEC rules and regulations.  You should review the information and exhibits included in the registration statement for further information about us and the securities we are offering. Statements in this prospectus concerning any document we filed as an exhibit to the registration statement or that we otherwise filed with the SEC are not intended to be comprehensive and are qualified by reference to these filings. You should review the complete document to evaluate these statements.

66

THERMOENERGY CORPORATION

CONSOLIDATED FINANCIAL STATEMENTS

As of and For the Years ended December 31, 2012 and 2011

With

Report of Independent Registered Public Accounting Firm

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

ThermoEnergy Corporation

We have audited the accompanying consolidated balance sheets of ThermoEnergy Corporation (a Delaware corporation) and subsidiaries (the “Company”) as of December 31, 2012 and 2011, and the related consolidated statements of comprehensive loss, changes in stockholders’ deficiency, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of ThermoEnergy Corporation and subsidiaries as of December 31, 2012 and 2011, and the results of their operations and their cash flows for each of the two years in the period ended December 31, 2012, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company incurred a net loss of $7,382,000 during the year ended December 31, 2012, and, as of that date, the Company’s current liabilities exceeded its current assets by $7,094,000 and its total liabilities exceeded its total assets by $10,611,000. These conditions, along with other matters as set forth in Note 2, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ GRANT THORNTON LLP

Westborough, Massachusetts

March 26, 2013

F-2

THERMOENERGY CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and par value amounts)

	December 31, 2012	December 31, 2011
ASSETS
Current Assets:
Cash	$4,657	$3,056
Accounts receivable, net	1,246	4,228
Note receivable - affiliate	100	—
Costs in excess of billings	597	132
Inventories	53	167
Deposits	1,566	262
Other current assets	146	328
Total Current Assets	8,365	8,173

Property and equipment, net	668	544
Other assets	—	72

TOTAL ASSETS	$9,033	$8,789

LIABILITIES AND STOCKHOLDERS' DEFICIENCY
Current Liabilities:
Accounts payable	$2,143	$2,640
Short term borrowings	4,191	—
Convertible debt, current portion	1,250	1,250
Accrued payroll taxes	399	599
Billings in excess of costs	4,922	5,131
Derivative liability, current portion	20	706
Accrued contract costs	1,545	19
Other current liabilities	989	1,215
Total Current Liabilities	15,459	11,560

Long Term Liabilities:
Derivative liability	2,214	101
Convertible debt, net	1,838	1,571
Other long term liabilities	133	160
Total Long Term Liabilities	4,185	1,832

Total Liabilities	19,644	13,392

Commitments and contingencies (Note 13)

Stockholders' Deficiency:
Preferred Stock, $0.01 par value: authorized: 30,000,000 shares at December 31, 2012 and 2011:
Series A Convertible Preferred Stock, liquidation value of $1.20 per share: designated, issued and outstanding: 208,334 shares at December 31, 2012 and 2011	2	2
Series B Convertible Preferred Stock, liquidation preference of $2.40 per share: designated: 12,000,000 shares at December 31, 2012 and 2011; issued and outstanding: 11,664,993 shares at December 31, 2012 and 2011	117	117
Common Stock, $.001 par value: authorized – 425,000,000 shares at December 31, 2012 and 2011; issued: 120,588,372 shares at December 31, 2012 and 85,167,098 shares at December 31, 2011; outstanding: 120,454,575 shares at December 31, 2012 and 85,033,180 shares at December 31, 2011	120	85
Additional paid-in capital	110,062	108,727
Accumulated deficit	(120,892)	(113,510)
Treasury stock, at cost: 133,797 shares at December 31, 2012 and 2011	(18)	(18)
Total ThermoEnergy Corporation Stockholders’ Deficiency	(10,609)	(4,597)
Noncontrolling interest	(2)	(6)
Total Stockholders’ Deficiency	(10,611)	(4,603)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIENCY	$9,033	$8,789

See notes to consolidated financial statements.

F-3

THERMOENERGY CORPORATION

CONSOLIDATED STATEMENTS OF COMPREHENSIVE LOSS

(in thousands, except share and per share amounts)

	Year Ended December 31,
	2012	2011

Revenue	$6,971	$5,583
Cost of revenue	6,798	5,179
Gross profit	173	404

Operating Expenses:
General and administrative	4,751	4,869
Engineering, research and development	460	299
Sales and marketing	2,855	2,448
Total operating expenses	8,066	7,616

Loss from operations	(7,893)	(7,212)

Other income (expense):
Loss on extinguishment of debt	—	(12,551)
Derivative liability income	1,637	3,936
Other derivative expense	(567)	—
Equity in losses of joint ventures	(8)	(389)
Interest expense, net	(529)	(1,142)
Other expense	(22)	(28)
Total other income (expense)	511	(10,174)

Net loss	(7,382)	(17,386)
Net loss attributable to noncontrolling interest	4	57

Net loss attributable to ThermoEnergy Corporation	$(7,378)	$(17,329)

Loss per share attributable to ThermoEnergy Corporation, basic and diluted	$(0.07)	$(0.30)

Weighted average shares used in computing loss per share, basic and diluted	103,184,422	56,819,885

See notes to consolidated financial statements.

F-4

THERMOENERGY CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIENCY

(in thousands, except share and per share amounts)

Years Ended December 31, 2012 and 2011

	Series A Convertible Preferred Stock	Series B Convertible Preferred Stock	Common Stock	Additional Paid-In Capital	Accumulated Deficit	Treasury Stock	Noncontrolling Interest	Total

Balance at December 31, 2010	$2	$60	$55	$84,351	$(96,124)	$(18)	$-	$(11,674)

Stock options issued to officers, directors and employees				1,002				1,002
Common Stock issued for services (600,000 shares)			1	113				114
Conversion of Series B Convertible Stock (118,518 shares) to Common Stock (1,185,180 shares)		(1)	1					—
Conversion and tender of convertible debt and accrued interest to Series B Convertible Preferred Stock and warrants		58		14,080				14,138
Exercise of Common Stock purchase warrants for cash, net of issuance costs of $196 (27,700,000 shares at $0.095 per share)			28	2,408				2,436
Issuance of Common Stock purchase warrants				4,879				4,879
Derecognition of beneficial conversion features on extinguished debt				(2,003)				(2,003)
Repricing of warrants				1,799				1,799
Reclassification of derivative liabilities to equity				2,037				2,037
Debt discount recognized upon issuance of convertible debt				61				61
Contributions to joint venture on behalf of noncontrolling interest							(63)	(63)
Net Loss					(17,386)		57	(17,329)

Balance at December 31, 2011	2	117	85	108,727	(113,510)	(18)	(6)	(4,603)
Stock options issued to officers, directors and employees				755				755
Common Stock issued for services (419,180 shares)				88				88
Exercise of Common Stock purchase warrants for cash, net of issuance costs of $38 (5,633,344 shares at $0.095 per share)			6	492				498
Issuance of Common Stock for cash, net of issuance costs of $311 (29,368,750 shares at $0.10 per share)			29	-				29
Net Loss					(7,382)		4	(7,378)

Balance at December 31, 2012	$2	$117	$120	$110,062	$(120,892)	$(18)	$(2)	$(10,611)

See notes to consolidated financial statements.

F-5

THERMOENERGY CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2012	2011
Operating Activities:
Net loss	$(7,382)	$(17,386)
Adjustment to reconcile net loss to net cash used in operating activities:
Stock option expense	755	1,002
Common stock issued for services	88	114
Loss on extinguishment of debt	—	12,513
Loss on disposal of equipment	131	62
Equity in losses of joint ventures	8	389
Derivative liability income	(1,637)	(3,936)
Other derivative expense	567	—
Non-cash interest added to debt	90	245
Depreciation	119	89
Amortization of discount on convertible debt	154	687
Increase (decrease) in cash arising from changes in assets and liabilities:
Accounts receivable	2,982	(3,185)
Costs in excess of billings	(465)	(132)
Inventories	(125)	(102)
Deposits	(1,304)	(262)
Other current assets	350	(45)
Accounts payable	(497)	1,918
Billings in excess of costs	(209)	3,251
Accrued contract costs	1,526	(369)
Other current liabilities	(503)	(934)
Other long term liabilities	(27)	(20)

Net cash used in operating activities	(5,379)	(6,101)

Investing Activities:
Investment in joint ventures	(100)	(400)
Issuance of note receivable to affiliate	(100)	—
Purchases of property and equipment	(135)	(135)

Net cash used in investing activities	(335)	(535)

Financing Activities:
Proceeds from issuance of common stock, net of issuance costs of $349 in 2012 and $196 in 2011	3,124	2,436
Proceeds from issuance of short term borrowings	4,191	5,760
Payments on convertible promissory notes	—	(2,803)

Net cash provided by financing activities	7,315	5,393

Net change in cash	1,601	(1,243)
Cash, beginning of year	3,056	4,299
Cash, end of year	$4,657	$3,056

Supplemental schedule of non-cash financing activities:
Conversion and tender of convertible debt and accrued interest to Series B Convertible Preferred Stock and warrants	$—	$14,138
Debt premium recognized on convertible debt	$—	$(131)
Accrued interest added to debt	$23	$153
Recognition of derivative liabilities	$3,064	$3,928

See notes to consolidated financial statements.

F-6

THERMOENERGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

Note 1: Organization and summary of significant accounting policies

Nature of business

ThermoEnergy Corporation (“the Company”) was incorporated in January 1988 for the purpose of developing and marketing advanced municipal and industrial wastewater treatment and carbon reducing power generation technologies.

The Company’s wastewater treatment systems are based on its proprietary Controlled Atmosphere Separation Technology (“CAST®”) platform.  The Company’s patented and proprietary platform technology is combined with off-the-shelf technologies to provide systems that are inexpensive, easy to operate and reliable. The Company’s wastewater treatment systems have global applications in aerospace, food and beverage processing, metal finishing, pulp & paper, petrochemical, refining, microchip and circuit board manufacturing, heavy manufacturing and municipal wastewater. The CAST® platform technology is owned by its subsidiary, CASTion Corporation (“CASTion”).

The Company also owns a patented pressurized oxycombustion technology that converts fossil fuels (including coal, oil and natural gas) and biomass into electricity while producing near zero air emissions and removing and capturing carbon dioxide in liquid form for sequestration or beneficial reuse. This technology is intended to be used to build new or to retrofit old fossil fuel power plants globally with near zero air emissions while capturing carbon dioxide as a liquid for ready sequestration far more economically than any other competing technology. The pressurized oxycombustion technology is held in the Company’s subsidiary, ThermoEnergy Power Systems, LLC (“TEPS”).

Principles of consolidation and basis of presentation

The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. Financial results for Unity Power Alliance (“UPA”) have been consolidated for the period from inception until the date it became a Joint Venture. Financial results for UPA as a Joint Venture are accounted for under the equity method, as discussed in Note 4.

Certain prior year amounts have been reclassified to conform to current year classifications.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Significant estimates affecting amounts reported in the consolidated financial statements relate to revenue recognition using the percentage-of-completion method.

The 15% third party ownership interest in TEPS is recorded as a noncontrolling interest in the consolidated financial statements.

Revenue recognition

The Company recognizes revenues using the percentage of completion method. Under this approach, revenue is earned in proportion to total costs incurred in relation to total costs expected to be incurred. Contract costs include all direct material and labor costs and indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs and depreciation.

Recognition of revenue and profit is dependent upon a number of factors, including the accuracy of a variety of estimates made at the balance sheet date such as engineering progress, materials quantities, the achievement of milestones, penalty provisions, labor productivity and cost estimates made. Due to uncertainties inherent in the estimation process, actual completion costs may vary from estimates. Changes in job performance, job conditions and estimated profitability may result in revisions to costs and income and are recognized beginning in the period in which they become known.  Provisions for estimated losses on uncompleted contracts are made in the period in which the estimated loss first becomes known.

Certain long-term contracts include a number of different services to be provided to the customer. The Company records separately revenues, costs and gross profit related to each of these services if they meet the contract segmenting criteria in ASC 605-35. This policy may result in different interim rates of profitability for each segment than if the Company had recognized revenues using the percentage-of-completion method based on the project’s estimated total costs.

F-7

THERMOENERGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

In circumstances when the Company cannot estimate the final outcome of a contract, or when the Company cannot reasonably estimate revenue, the Company utilizes the percentage-of-completion method based on a zero profit margin until more precise estimates can be made. If and when the Company can make more precise estimates, revenues will be adjusted accordingly and recorded as a change in an accounting estimate. The Company recorded two contracts which represented 8% of its revenues for the year ended December 31, 2012 and one contract which represented approximately 5% of its revenues for the year ended December 31, 2011 utilizing the percentage-of-completion method based on a zero profit margin.

Variable interest entities

The Company assesses whether its involvement with another related entity constitutes a variable interest entity (“VIE”) through either direct or indirect variable interest in that entity. If an entity is deemed to be a VIE, the Company must determine if it is the primary beneficiary (i.e. the party that consolidates the VIE), in accordance with the accounting standard for the consolidation of variable interest entities. The Company qualitatively evaluates if it is the primary beneficiary of the VIE’s based on whether the Company has (i) the power to direct those matters that most significantly impacted the activities of the VIE; and (ii) the obligation to absorb losses or the right to receive benefits of the VIE. See Note 4 for further discussion of UPA as a variable interest entity.

Cash

The Company places its cash in highly rated financial institutions, which are continually reviewed by senior management for financial stability. Effective December 31, 2010, extending through December 31, 2012, all “noninterest-bearing transaction accounts” are fully insured, regardless of the balance of the account. Generally the Company’s cash in interest-bearing accounts exceeds financial depository insurance limits. However, the Company has not experienced any losses in such accounts and believes that its cash is not exposed to significant credit risk.

Accounts receivable, net

Accounts receivable are recorded at their estimated net realizable value. Receivables related to the Company’s contracts have realization and liquidation periods of less than one year and are therefore classified as current.

The Company maintains allowances for specific doubtful accounts based on estimates of losses resulting from the inability of customers to make required payments and record these allowances as a charge to general and administrative expense. The Company’s method for estimating its allowance for doubtful accounts is based on judgmental factors, including known and inherent risks in the underlying balances, adverse situations that may affect the customer’s ability to pay and current economic conditions. Amounts considered uncollectible are written off based on the specific customer balance outstanding.

The Company did not have any activity in its allowance for doubtful accounts for the year ended December 31, 2012. The following is a summary of the Company’s allowance for doubtful accounts activity for the year ended December 31, 2011:

Allowance for doubtful accounts, beginning of year	$9
Bad debt expense	1
Write-offs	(10)
Allowance for doubtful accounts, end of year	$—

One customer accounted for 53% and 96% of the Company’s gross accounts receivable balance at December 31, 2012 and 2011, respectively. For the year ended December 31, 2012, one customer accounted for 73% of the Company’s revenues. For the year ended December 31, 2011, two customers each accounted for more than 10% of the Company’s revenues and collectively accounted for 92% of total revenues.

F-8

THERMOENERGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

Inventories

Inventories are stated at the lower of cost or net realizable value using the first-in, first-out method and consist primarily of raw materials and supplies.

The Company evaluates its inventory for excess quantities and obsolescence on a periodic basis.  In preparing our evaluation, the Company looks at the expected demand for its products for the next three to twelve months.  Based on this evaluation, the Company records provisions to ensure that inventory is appropriately stated at the lower of cost or net realizable value.

Property and equipment

Property and equipment are stated at cost and are depreciated over the estimated useful life of each asset. Depreciation is computed using the straight-line method.  The Company evaluates long-lived assets based on estimated future undiscounted net cash flows or other fair value measures whenever significant events or changes in circumstances occur that indicate the carrying amount may not be recoverable. If that evaluation indicates that an impairment has occurred, a charge is recognized to the extent the carrying amount exceeds the undiscounted cash flows or fair values of the asset, whichever is more readily determinable.

The Company recorded a loss of $131,000 in 2012 related to the disposal of a system previously used for pre-sales testing. This loss is included in sales and marketing expense on its Consolidated Statement of Operations for the year ended December 31, 2012. In 2011, the Company recorded a loss of $62,000 on the disposal of property and equipment in conjunction with relocating its corporate headquarters. This loss is included in general and administrative expense on its Consolidated Statement of Operations for the year ended December 31, 2011.

Contingencies

The Company accrues for costs relating to litigation, including litigation defense costs, claims and other contingent matters, including liquidated damage liabilities, when such liabilities become probable and reasonably estimable. Such estimates may be based on advice from third parties or on management’s judgment, as appropriate. Revisions to payroll tax and other accruals are reflected in income in the period in which different facts or information become known or circumstances change that affect the Company’s previous assumptions with respect to the likelihood or amount of loss. Amounts paid upon the ultimate resolution of contingent liabilities may be materially different from previous estimates and could require adjustments to the estimated liability to be recognized in the period such new information becomes known.

Stock options

The Company accounts for stock options in accordance with Accounting Standards Codification (“ASC”) Topic 718, “Compensation – Stock Compensation”. This topic requires that the cost of all share-based payments to employees, including grants of employee stock options, be recognized in the financial statements based on their fair values on the measurement date, which is generally the date of grant.  Such cost is recognized over the vesting period of the awards.  The Company uses the Black-Scholes option pricing model to estimate the fair value of “plain vanilla” stock option awards.

Income taxes

The Company uses the liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial reporting and tax basis of assets and liabilities and are measured using enacted rates and laws that will be in effect when the deferred tax assets or liabilities are expected to be realized or settled. A valuation allowance for deferred tax assets is provided if it is more likely than not that all or a portion of the deferred tax assets will not be realized. The Company recognizes interest and penalties related to underpayments of income taxes as a component of interest and other expense on its Consolidated Statement of Operations.

The Company estimates contingent income tax liabilities based on the guidance for accounting for uncertain tax positions as prescribed in ASC Topic 740, “Income Taxes.” The Company uses a two-step process to assess each income tax position.  The Company first determines whether it is more likely than not that the income tax position will be sustained, based on technical merits, upon examination by the taxing authorities.  If the income tax position is expected to meet the more likely than not criteria, the Company then records the benefit in the financial statements that equals the largest amount that is greater than 50% likely to be realized upon its ultimate settlement.  At December 31, 2012 and 2011, there are no uncertain tax positions that require accrual.

F-9

THERMOENERGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

The Company is subject to taxation in the U.S. and various states. As of December 31, 2012 the Company’s tax years for 2009, 2010 and 2011 are subject to examination by the tax authorities. With few exceptions, as of December 31, 2012, the Company is no longer subject to U.S. federal, state or local examinations by tax authorities for years before 2009. Tax year 2008 was open as of December 31, 2011.

Fair value of financial instruments and fair value measurements

The carrying amount of cash, accounts receivable, other current assets, accounts payable, short-term borrowings and other current liabilities in the consolidated financial statements approximate fair value because of the short-term nature of those instruments. The carrying amount of the Company’s convertible debt was $1,838,000 and $1,571,000 at December 31, 2012 and 2011, respectively, and approximates the fair value of these instruments, as the interest rate on this debt approximates the interest rate on the Company’s recent borrowings. The Company’s derivative liabilities are recorded at fair value.

The Company's assets and liabilities carried at fair value are categorized using inputs from the three levels of fair value hierarchy, as follows:

Level 1:   Quoted prices in active markets for identical assets or liabilities.

Level 2:   Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3:   Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the liabilities.

Series B Convertible Preferred Stock

The Company determined the initial value of the Series B Convertible Preferred Stock using the monte carlo simulation valuation model. Because the Series B Convertible Preferred Stock has an indefinite life, it is classified within the stockholders’ deficiency section of the Company's Consolidated Balance Sheets.

Earnings (loss) per share

Basic earnings (loss) per share (“EPS”) is computed by dividing the net income (loss) attributable to the common stockholders (the numerator) by the weighted average number of shares of common stock outstanding (the denominator) during the reporting periods. Fully diluted earnings per share is computed by increasing the denominator by the weighted average number of additional shares that could have been outstanding from securities convertible into common stock, such as stock options and warrants (using the “treasury stock” method), and convertible preferred stock and debt (using the “if-converted” method), unless the effect on net income per share is antidilutive. Under the “if-converted” method, convertible instruments are assumed to have been converted as of the beginning of the period or when issued, if later. The computations of diluted net loss per share do not include 392,326 and 420,004 options and warrants which were outstanding as of the years ended December 31, 2012 and 2011, respectively, as the inclusion of these securities would have been anti-dilutive.

Concentration of Credit Risk and Major Customers

Financial instruments which potentially expose the Company to concentrations of credit risk include cash equivalents, investments in treasury bills, certificates of deposits and commercial paper, trade accounts receivable, accounts payable and accrued liabilities. We restrict our cash equivalents and investments in marketable securities to repurchase agreements with major banks and U.S. government and corporate securities which are subject to minimal credit and market risk.

Recent accounting pronouncements

In May 2011, the FASB issued ASU No. 2011-04, “Amendments to Achieve Common Fair Value Measurements and Disclosure Requirements in U.S. GAAP and IFRS,” which converges fair value measurement and disclosure guidance in U.S. GAAP with fair value measurement and disclosure guidance issued by the International Accounting Standards Board (“IASB”). The amendments in the authoritative guidance do not modify the requirements for when fair value measurements apply. The amendments generally represent clarifications on how to measure and disclose fair value under ASC 820, “Fair Value Measurement.” The authoritative guidance is effective prospectively for interim and annual periods beginning after December 15, 2011. Early adoption of the authoritative guidance is not permitted. The Company has adopted the provisions of ASU 2011-04 in the Company’s fiscal year beginning January 1, 2012, and the provisions of this guidance did not have a material impact on its financial statements or disclosures.

F-10

THERMOENERGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

There were no other accounting standards recently issued that had or are expected to have a material impact on our consolidated financial statements and associated disclosures.

Note 2: Management's consideration of going concern matters

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. However, the Company has sustained substantial losses from operations in recent years, and such losses have continued through the year ended December 31, 2012.

At December 31, 2012, the Company had cash of approximately $4.7 million. The Company has incurred net losses since inception, including a net loss of approximately $7.4 million during the year ended December 31, 2012 and had an accumulated deficit of approximately $120.9 million at December 31, 2012.

In view of the matters described in the preceding paragraph, recoverability of a major portion of the recorded asset amounts shown in the accompanying balance sheet is dependent upon continued operations of the company, which in turn is dependent upon the company’s ability to meet its financing requirements on a continuing basis, to maintain present financing, and to succeed in its future operations. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the company be unable to continue in existence. Management is considering several alternatives for mitigating these conditions.

These uncertainties raise substantial doubt about the Company's ability to continue as a going concern. The financial statements included in this Form 10-K have been prepared on a going concern basis and as such do not include any adjustments that might result from the outcome of this uncertainty.

Management is actively seeking to raise substantial funding through additional equity or debt financing that will allow the Company to operate until it becomes cash flow positive from operations. Management is also actively pursuing commercial contracts to generate operating revenue. Management has determined that the financial success of the Company is largely dependent upon the Company’s ability to collaborate with financially sound third parties to pursue projects involving the Technologies.

As more fully described in Note 7, the Company initiated the following equity financing transactions during 2012:

On January 10, 2012, the Company received proceeds totaling approximately $498,000, net of issuance costs, from the exercise of an aggregate of 5,633,344 warrants at an exercise price of $0.095 per share.

On July 11, 2012, the Company received proceeds totaling approximately $1,566,000, net of issuance costs, from the issuance of 17,316,250 shares of the Company’s Common Stock, warrants for the purchase of an additional 18,670,375 shares at an exercise price of $0.15 per share and warrants for the purchase of an additional 1,354,125 shares at an exercise price of $0.10 per share.

On August 9, 2012, the Company received proceeds totaling approximately $729,000, net of issuance costs, from the issuance of 8,287,500 shares of the Company’s Common Stock, warrants for the purchase of an additional 9,116,250 shares at an exercise price of $0.15 per share and warrants for the purchase of an additional 828,750 shares at an exercise price of $0.10 per share.

On October 9, 2012 the Company received proceeds of approximately $331,000, net of issuance costs, from the issuance of 3,765,000 shares of the Company’s Common Stock, warrants for the purchase of an additional 4,141,500 shares at an exercise price of $0.15 per share and warrants for the purchase of an additional 376,500 shares at an exercise price of $0.10 per share.

Also, as more fully described in Note 5, on November 30, 2012 the Company entered into a Bridge Loan Agreement with certain investors on November 30, 2012 pursuant to which the Company received proceeds totaling $3.7 million.

F-11

THERMOENERGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

Note 3: Risks and Uncertainties

On August 22, 2012, the NYCDEP issued a stop work order to the Company relative to its contract to install an Ammonia Removal Process (“ARP”) system at the NYCDEP’s wastewater treatment facility in the 26th Ward. On November 13, 2012, the NYCDEP notified the Company that it is terminating the contract, effective November 29, 2012.

The Company suspended all work on this contract as of August 22, 2012 and suspended all work with its major vendors. Upon notification of the contract termination, the Company cancelled all orders from its major vendors. The Company ceased recognition of revenues as of November 29, 2012 and has recorded all incremental costs as period costs on its Consolidated Statement of Operations.

The Company has billed approximately $15.5 million to the NYCDEP related to this contract as of December 31, 2012, of which approximately $14.8 million has been paid and approximately $662,000 was outstanding. The outstanding amounts were paid by the NYCDEP in January 2013. The Company has accounts receivable of approximately $662,000, deposits of approximately $1.4 million, accrued contract costs of approximately $1.4 million and billings in excess of costs of approximately $4.5 million related to this contract as of December 31, 2012. The Company is working through the termination process directly with the NYCDEP. There may be additional billings or adjustments related to this termination process. Accordingly, the Company cannot determine a final outcome at this time; however, the Company does not believe its exposure extends beyond the amounts reported on its Consolidated Balance Sheet at December 31, 2012.

Because of this contract termination, the Company's revenues, expenses, and income will be adversely affected in future periods, as this contract represented approximately 73% and 80% of the Company's revenues for the years ended December 31, 2012 and 2011, respectively.

Note 4:  Joint Ventures

Babcock-Thermo Clean Combustion LLC

On February 25, 2009, the Company’s subsidiary, TEPS, and  Babcock Power Development, LLC (“BPD”), a subsidiary of Babcock Power, Inc., entered into a Limited Liability Company Agreement (the “LLC Agreement”) establishing Babcock-Thermo Carbon Capture LLC, a Delaware limited liability company (the “Joint Venture”) for the purpose of developing its proprietary pressurized oxycombustion technology.  In 2011, the joint venture changed its name to Babcock-Thermo Clean Combustion LLC.

TEPS entered into a license agreement with the Joint Venture and BPD, pursuant to which it has granted to the Joint Venture an exclusive, irrevocable (except as otherwise provided therein), world-wide and royalty-free license to TEPS’ intellectual property related to or necessary to practice the pressurized oxycombustion technology (the “License”).   In the LLC Agreement, BPD has agreed to develop, at its own expense, intellectual property in connection with three critical subsystems relating to the pressurized oxycombustion technology: a combustor subsystem, a steam generating heating surface subsystem, and a condensing heat exchangers subsystem (collectively, the “Subsystems”) and  BPD has entered into a license agreement with the Joint Venture and TEPS pursuant to which it has granted the Joint Venture an exclusive, irrevocable (except as otherwise provided therein), world-wide, fully paid up and royalty-free license to BPD’s know-how and other proprietary intellectual property related to or necessary to practice the Subsystems.

Pursuant to the LLC Agreement, each of ThermoEnergy Power Systems and BPD owned a 50% membership interest in the Joint Venture.  The LLC Agreement provides that each member may be required, from time to time, to make capital contributions to the Joint Venture to fund its operations.  The Company made capital contributions of $400,000 in 2011.

The Company accounted for the Joint Venture using the equity method of accounting. Accordingly, the Company reduced the value of its investment in the Joint Venture by $26,000 in 2012 and $389,000 in 2011 to account for its share of net losses incurred by the Joint Venture. The carrying value of the Company’s investment in the Joint Venture is $10,000 and $32,000 as of December 31, 2012 and 2011, respectively, and is classified as Other Assets on the Company’s Consolidated Balance Sheets.

F-12

THERMOENERGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

On March 2, 2012, TEPS entered into a Dissolution Agreement with BPD to terminate the Limited Liability Company Agreement and dissolve the Joint Venture. The BTCC Board of Managers is supervising the wind down and dissolution process.

Unity Power Alliance LLC

On March 8, 2012, the Company announced the formation of Unity Power Alliance LLC (“UPA”). UPA was formed with the intention to work with partners and stakeholders to develop and commercialize its pressurized oxycombustion technology.

On June 20, 2012, the Company entered into an agreement with Itea S.p.A. (“Itea”) for the development of pressurized oxycombustion in North America. The two parties, through UPA, will utilize the two parties’ propriety technology to advance, develop and promote the use of the coal application of pressurized oxycombustion, construct a pilot plant utilizing the technology, and subsequently construct a demonstration facility based on the technology as implemented in the pilot plant. Itea was granted the option to acquire a 50% ownership interest in UPA for $1,250. On July 16, 2012, Itea exercised its option and acquired the 50% ownership interest in UPA.

UPA is governed by a Board of Directors, with half of the directors nominated by each of the Company and Itea. Administrative expenses of UPA are borne jointly by the Company and Itea, and financing for development expenses will be obtained from third parties.

Also on June 20, 2012 the Company and Itea entered into a License Agreement whereby the Company and the Company’s majority-owned subsidiary, TEPS, and Itea granted a non-exclusive, non-transferable royalty-free license to UPA to use their intellectual property relating to pressurized oxycombustion. The licenses to UPA became effective upon Itea’s acquisition of its ownership interest in UPA. The License Agreement further provides that, if UPA successfully obtains funding and project support to construct the pilot plant, the parties may grant licenses of their respective intellectual property and know-how to each other or to third parties for the operation of power plants based on such intellectual property and know-how, and royalties will be shared as defined in the License Agreement.

In September 2012, UPA was awarded a $1 million Phase 1 grant from the U.S. Department of Energy to help fund a project under a special DOE program to advance technologies for efficient, clean coal power and carbon capture. As of December 31, 2012, UPA has not received any funding and has not recorded any revenues related to this grant. As part of UPA's project, in October 2012, the Company received a $900,000 contract from UPA to build a bench-scale “flameless” combustion reactor under the grant. The Company has not commenced work on this contract as of December 31, 2012.

In October 2012, the Company and Itea entered into a Loan Agreement with UPA through which funds required to maintain the operations of the joint venture would be loaned in the form of notes receivable. The notes bear interest at the three-month LIBOR rate plus 2% per year, with interest calculated monthly and added to the balance of the notes. Each of the Company and Itea loaned $100,000 to UPA in October 2012 in conjunction with this Loan Agreement.

In accordance with ASC 810, Consolidation, the Company determined that it held a variable interest in UPA and that UPA was a variable-interest entity. However, the Company has concluded that it is not required to consolidate the financial statements of UPA for the year ended December 31, 2012. The Company reviewed the most significant activities of UPA and determined that because the Company shares the power to direct the activities of UPA with Itea, it is not the primary beneficiary of UPA. Accordingly, the financial results of UPA are accounted for under the equity method of accounting.

Financial results for UPA have been consolidated for the period from inception until July 16, 2012, when Itea acquired its 50% ownership interest in UPA. Accordingly, the Company included $129,000 of sales and marketing expense related to UPA on its Consolidated Statement of Operations for the year ended December 31, 2012. The Company accounted for UPA using the equity method of accounting after Itea acquired its ownership interest. The Company increased the value of its investment in the Joint Venture by $18,000 in 2012 to account for its share of net income. The carrying value of the Company’s investment in the Joint Venture is a shortfall of $104,000 as of December 31, 2012 and is classified as Other Long Term Liabilities on the Company’s Consolidated Balance Sheets.

F-13

THERMOENERGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

Note 5: Short term borrowings

Short term borrowings consisted of the following at December 31, 2012 (in thousands):

Project financing line of credit	$491
November 2012 Bridge Notes, 8%, due April 15, 2013	3,700
$4,191

Project Financing Line of Credit

On October 4, 2012, the Company entered into a Loan Agreement (the “Loan Agreement”) with C13 Thermo LLC (the “Lender”), a related party whose owners are related to an officer of the Company. Under this Loan Agreement, the Lender established a credit facility allowing the Company to borrow up to $700,000 (the “Credit Facility”) to finance the fabrication and testing of an Ammonia Reduction Process system utilizing the Company’s proprietary technology (the “Project”). The Company issued to the Lender a promissory note in the principal amount of $700,000 (the “Note”). As of December 31, 2012 the Company borrowed approximately $491,000 against this Credit Facility.

Amounts borrowed under the Credit Facility will not bear interest (except in the case of an event of default, in which case all amounts borrowed, together with all fees, expenses and other amounts due, shall bear interest at the default rate of 8% per annum). Upon maturity of the Note, the Company will be charged a commitment fee equal to 10% of the aggregate principal amount borrowed under the Credit Facility. The Credit Facility originally expired, and all amounts due under the Note, together with all commitment fees incurred under the Loan Agreement, will become due and payable, on the earlier of (i) March 4, 2013 or (ii) the date on which the Company first draws against an irrevocable documentary letter of credit that has been issued for the Company’s benefit in connection with the Project. The Credit Facility was amended in March 2013 to extend the expiration date to the earlier of (i) April 5, 2013 or (ii) one business day following the date the Company first draws against the irrevocable documentary letter of credit. The Company may repay the Note in whole or in part at any time without premium or penalty. The Credit Facility is secured by all of the Company’s assets. The Credit Facility contains certain non-financial covenants, and the Company believes it is in compliance with these covenants at December 31, 2012.

November 2012 Bridge Note Financing

On November 30, 2012 the Company entered into Bridge Loan Agreements with six of its principal investors pursuant to which the Investors agreed to make bridge loans to the Company of $3.7 million in exchange for 8% Promissory Notes (the “November 2012 Bridge Notes”).  The November 2012 Bridge Notes bear interest at the rate of 8% per year and are due and payable on April 15, 2013.

The November 2012 Bridge Notes contain other conventional terms, including representations and warranties regarding our business and assets and our authority to enter into such agreements, and provisions for acceleration of our obligations upon the occurrence of certain specified events of default.

Note 6: Convertible debt

Convertible debt consisted of the following at December 31, 2012 and 2011 (in thousands):

	2012	2011
Roenigk 2007 Convertible Promissory Note, 5%, due March 21, 2013, less discount of $78 at December 31, 2011	$—	$860
Roenigk 2008 Convertible Promissory Note, 5%, due March 7, 2013, less discount of $181 at December 31, 2011	—	711
December 2011 Convertible Promissory Notes, 12.5%, due on demand on or after January 31, 2013	1,250	1,250
Roenigk 2012 Convertible Promissory Note, 8%, due March 31, 2014, less discount of $106 at December 31, 2012	1,838	—
	3,088	2,821
Less: Current portion	(1,250)	(1,250)
	$1,838	$1,571

F-14

THERMOENERGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

March 21, 2007 Financing

On March 21, 2007 the Company issued to Mr. Martin A. Roenigk, a member of the Company’s Board of Directors as of that date, a 5% Convertible Promissory Note due March 21, 2013 in the principal amount of $750,000. The principal amount and accrued interest on the Note was convertible into shares of common stock at a conversion price of $0.50 per share at any time at the election of the holder.  As further consideration, the Company issued a warrant to purchase 750,000 shares of common stock at an exercise price equal to the daily volume weighted average price per share of the common stock for the 365-day period immediately preceding the date on which the warrant is exercised, subject to a minimum exercise price of $0.50 per share and a maximum exercise price of $1.00 per share. The warrant expires on March 21, 2013.

Interest on the Note was payable semi-annually. The Company could, at its discretion, defer any scheduled interest payment until the maturity date of the Note upon payment of a $2,500 deferral fee.  The Company added $213,000 and $188,000 of accrued interest to the principal balance of the Note as of June 20, 2012 and December 31, 2011, respectively.

On June 20, 2012, the Noteholder tendered this Note, together with the 2008 Convertible Promissory Note discussed below, as consideration for the issuance of the 2012 Convertible Promissory Note, as discussed below.

March 7, 2008 Financing

On March 7, 2008, Mr. Roenigk exercised his option to make an additional $750,000 investment in the Company under the terms of the Securities Purchase Agreement between the Company and Mr. Roenigk dated March 21, 2007. The Company issued to Mr. Roenigk a 5% Convertible Promissory Note due March 7, 2013 in the principal amount of $750,000. The principal amount and accrued interest on the Note was convertible into shares of common stock at a conversion price of $0.50 per share at any time at the election of the holder. As further consideration, the Company issued a warrant to purchase 750,000 shares of common stock at an exercise price equal to the daily volume weighted average price per share of the Company’s common stock for the 365-day period immediately preceding the date on which the warrant is exercised, subject to a minimum exercise price of $0.50 per share and a maximum exercise price of $1.00 per share. The warrant expires on March 7, 2014.

Interest on the Note was payable semi-annually. The Company could, at its discretion, defer any scheduled interest payment until the maturity date of the Note upon payment of a $2,500 deferral fee.  The Company added $165,000 and $142,000 of accrued interest to the principal balance of the Note as of June 20, 2012 and December 31, 2011, respectively.

On June 20, 2012, the Noteholder tendered this Note, together with the 2007 Convertible Promissory Note discussed above, as consideration for the issuance of the 2012 Convertible Promissory Note, as discussed below.

CASTion Acquisition Financing

On July 2, 2007, the Company issued Convertible Promissory Notes in the aggregate principal amount of $3,353,127 as part of the consideration for the acquisition of CASTion. The outstanding principal and accrued interest were convertible into shares of the Company’s Common Stock at a conversion price of $0.50 per share at any time at the holders’ discretion. The Notes contained conventional weighted-average anti-dilution provisions for the adjustment of the conversion price of the Notes in the event the Company issued additional shares of Common Stock (or securities convertible into Common Stock) at a price less than the then-effective exercise price or conversion price. The Notes originally matured on May 31, 2010, and were in default, as the Company had not made required prepayments from a private placement of equity that closed on December 18, 2007.

Interest on the Notes was payable semi-annually, and the Company had the option of deferring interest payments and rolling the deferred amount into the principal amount of the Notes.

On January 7, 2011 the Company entered into Note Amendment and Forbearance Agreements (the “Agreements”) with the holders of the CASTion Notes (the “CASTion Noteholders”). Pursuant to the Agreements, the Company (i) made payments totaling $1,144,336 against the outstanding balances of the CASTion Notes; (ii) converted an aggregate of $902,710 in principal and accrued interest on the CASTion Notes into a total of 376,129 shares of the Company’s Series B Convertible Preferred Stock; (iii) issued to the CASTion Noteholders warrants for the purchase of an aggregate of 17,585,127 shares of its Common Stock at an exercise price of $0.40 per share and an aggregate of 6,018,065 shares of its Common Stock at an exercise price of $0.30 per share ; (iv) made additional cash payments to the CASTion Noteholders totaling $37,914; and (v) the CASTion Notes were amended and restated.

F-15

THERMOENERGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

The amended and restated CASTion Notes bore interest at the rate of 10% per annum, and the maturity date on the CASTion Notes was extended to February 29, 2012. Installment payments (based on a 10-year amortization schedule) were due on the last day of each month beginning January 31, 2011. The restated CASTion Notes were convertible, in whole or in part, at any time at the election of the CASTion Noteholders, into shares of the Company’s Series B Convertible Preferred Stock at the rate of $2.40 per share. The restated CASTion Notes provided that, in the event, on or before July 5, 2011, the Company made any payments of principal or accrued interest, then simultaneously with the making of such payment a portion of the remaining principal and accrued and unpaid interest on the restated CASTion Notes in an amount equal to the amount of such payment automatically converted into shares of the Company’s Series B Convertible Preferred Stock at the rate of $2.40 per share. The restated CASTion Notes also provided that, in the event that (i) the closing price of the Company’s Common Stock equaled or exceeded $0.72 per share for 20 consecutive trading days and (ii) the daily average trading volume of the Company’s Common Stock exceeded 30,000 shares for 20 consecutive trading days, then the entire principal amount, plus all accrued and unpaid interest thereon, would automatically convert into shares of the Company’s Series B Convertible Preferred Stock at the rate of $2.40 per share.

The Company accounted for the restated CASTion Notes as a debt extinguishment, as the present value of cash flows of the restated CASTion Notes was substantially different than the present value under the original terms. The restructuring of the CASTion Notes resulted in the Company recording a loss on extinguishment of debt of $7,361,000 in the first quarter of 2011.

On July 1, 2011, the Company exercised its right to prepay a portion of the outstanding principal balance and accrued and unpaid interest on the restated CASTion Notes by making payments in the aggregate amount of $1,568,267. These payments represent slightly in excess of 50% of the balance of principal and accrued interest balance on the restated CASTion Notes. Accordingly, on July 1, 2011, the Company issued 653,439 shares of its Series B Convertible Preferred Stock and Warrants for the purchase of 10,455,024 shares of its Common Stock per the terms of the restated CASTion Notes. As a result, the restated CASTion Notes are repaid in full.

The Company accounted for the repayment and conversion of the restated CASTion Notes as a debt extinguishment, as the fair value of the instruments tendered was substantially different than the carrying value of the restated CASTion Notes. The extinguishment of the CASTion Notes resulted in the Company recording a loss on extinguishment of debt of $952,000 in the third quarter of 2011.

2010 Bridge Note Financing

On March 10, 2010, the Company entered into a Bridge Loan Agreement with six of its principal investors (“the Investors”), all related parties, pursuant to which the Investors agreed to make bridge loans to the Company of $2.6 million in exchange for 3% Secured Convertible Promissory Notes (the “Bridge Notes”).  The Bridge Notes bear interest at the rate of 3% per year and were due and payable on February 28, 2011. The entire unpaid principal amount, together with all interest then accrued and unpaid under each Bridge Note, was convertible, at the election of the holder, into shares of Common Stock at a conversion price of $0.24 per share. On June 30, 2010, the parties amended the Bridge Loan Agreement pursuant to which the Investors agreed to increase by $2 million the amount of the bridge loans as provided under the Bridge Loan Agreement.

The Bridge Notes contained other conventional provisions, including the acceleration of repayment obligations upon the occurrence of certain specified Events of Default. The Bridge Notes were secured by all of the Company’s assets except for the shares of the Company’s subsidiary, CASTion Corporation (in which no security interest has been granted).

F-16

THERMOENERGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

On February 25, 2011 the Company and the Investors entered into Note Extension and Amendment Agreements amending the terms of the 2010 Bridge Notes. As amended, the “Amended 2010 Bridge Notes” bore interest at the rate of 10% per annum and matured on February 29, 2012. The Amended 2010 Bridge Notes were convertible into shares of the Company’s Series B Convertible Preferred Stock at the rate of $2.40 per share at any time at the election of the holders. In the event, prior to the maturity date of the Amended 2010 Bridge Notes, the Company paid in full the restated CASTion Notes as detailed above, then the Amended 2010 Bridge Notes would convert, at the Company’s election, into shares of the Company’s Series B Convertible Preferred Stock at the rate of $2.40 per share. In the event that (i) the closing price of the Company’s Common Stock equaled or exceeded $0.72 per share for 20 consecutive trading days and (ii) the daily average trading volume of the Company’s Common Stock exceeded 30,000 shares for 20 consecutive trading days, then the entire principal amount of the Amended 2010 Bridge Notes, plus all accrued and unpaid interest, would automatically convert into shares of the Company’s Series B Convertible Preferred Stock at the rate of $2.40 per share. Upon conversion of all or any portion of the Amended 2010 Bridge Notes, the Company would issue five-year warrants for the purchase, at an exercise price of $0.30 per share, of that number of shares of the Company’s Common Stock determined by dividing (i) 200% of the amount of principal and interest so converted by (ii) $0.30 (the “Warrants”). The Amended 2010 Bridge Notes contained other conventional terms, including events of default upon the occurrence of which the Amended 2010 Bridge Notes become immediately due and payable.

The Company accounted for the amendment of the 2010 Bridge Notes as a debt extinguishment, as the change in fair value of the embedded and beneficial conversion features of the Amended 2010 Bridge Notes was substantially different than the fair value under the original terms. The amendment of the 2010 Bridge Notes resulted in the Company recording a gain on extinguishment of debt of $327,000 in the first quarter of 2011.

As stated above, on July 1, 2011 the Company repaid the entire principal balance of the restated CASTion Notes by making payments totaling $1,568,267 and converting the remaining balance into shares of Series B Convertible Preferred Stock. Per the terms of the amended 2010 Bridge Loan Agreement, as described above, the repayment of the CASTion Notes triggered the Company’s right to convert the entire outstanding balance of principal and interest on the Amended 2010 Bridge Notes (approximately $4.5 million) into shares of Series B Convertible Preferred Stock and five-year warrants for the purchase, at an exercise price of $0.30 per share, of that number of shares of the Company’s Common Stock determined by dividing (i) 200% of the amount of principal and interest so converted by (ii) $0.30 (the “Warrants”). The Company effected this conversion on August 11, 2011, and as a result, the Amended 2010 Bridge Notes are repaid in full.

The Company accounted for the conversion of the Amended 2010 Bridge Notes as a debt extinguishment, as the fair value of the instruments tendered was substantially different than the carrying value of the Amended 2010 Bridge Notes. The extinguishment of the CASTion Notes resulted in the Company recording a loss on extinguishment of debt of $2,618,000 in the third quarter of 2011.

June 2011 Bridge Note Financing

On June 17, 2011 the Company entered into a Bridge Loan and Warrant Amendment Agreement (the “June 2011 Bridge Loan Agreement”) with six of its principal investors (“the 2011 Investors”), pursuant to which the Company issued Promissory Notes (the “June 2011 Bridge Notes”) in exchange for proceeds of approximately $2.9 million. This Agreement was amended on July 12, 2011 to provide for an additional $1.6 million of funding to the Company and the issuance of additional June 2011 Bridge Notes in such principal amount. The Company used approximately $1.6 million of the proceeds from the issuance of the June 2011 Bridge Notes to pay down the principal balance of the restated CASTion Notes as described above.

The June 2011 Bridge Notes were originally payable on demand at any time on or after February 29, 2012 (the “Maturity Date”).  They did not bear interest until the Maturity Date and bore interest at the rate of 10% per annum from and after the Maturity Date.  The 2011 Bridge Notes may not be prepaid, in whole or in part, without the prior written consent of the 2011 Investors.  The 2011 Investors agreed to surrender the June 2011 Bridge Notes in payment of the exercise price for warrants held by or issuable to them (the “Warrants”) if and when the conditions to their amendment and exercise were satisfied.

Pursuant to the June 2011 Bridge Loan Agreement, the Company agreed, subject to the satisfaction of certain conditions, to amend the Warrants (i) to provide that they will be exercisable for the purchase of shares of the Company’s Series B Convertible Preferred Stock (the “Series B Stock”) instead of Common Stock (with the number of shares of the Series B Stock determined by dividing by ten (10) the number of shares of Common Stock for which the Warrants are currently exercisable) and (ii) to change the exercise prices of all Warrants (which currently range from $0.30 to $1.82 per share of Common Stock) to $1.30 per share of Series B Stock (the equivalent of $0.13 per Common-equivalent share).  The Investors agreed, subject to the satisfaction of certain conditions, to exercise all of the Warrants.  The principal amount of the June 2011 Bridge Notes was equal to the aggregate exercise price of the Warrants (after they are amended as described above).

F-17

THERMOENERGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

Because the June 2011 Bridge Notes did not bear interest, the Company calculated the present value of the June 2011 Bridge Notes using an imputed interest rate of 10% and recorded imputed interest of $60,000 as a debt discount. The debt discount was amortized to interest expense.

On August 11, 2011, upon satisfaction of all of the conditions set forth in the 2011 Bridge Note and Warrant Amendment Agreement, the Company reduced the exercise price of the Warrants, and the holders of the June 2011 Bridge Notes exercised all of the Warrants and tendered all of the June 2011 Bridge Notes for the purchase of an aggregate of 3,469,387 shares of Series B Convertible Preferred Stock at a price of $1.30 per share. As a result, the June 2011 Bridge Notes were repaid in full. As a result of the tender of the June 2011 Bridge Notes, the Company recorded a loss on extinguishment of debt of $1,799,000 in the third quarter of 2011.

December 2011 Bridge Note Financing

On December 2, 2011 the Company entered into Bridge Loan Agreements with four of its principal investors pursuant to which the Investors agreed to make bridge loans to the Company of $1.25 million in exchange for 12.5% Promissory Notes (the “December 2011 Bridge Notes”).  The December 2011 Bridge Notes bear interest at the rate of 12.5% per year and were due and payable on December 31, 2012. The entire unpaid principal amount, together with all interest then accrued and unpaid under each December 2011 Bridge Note, is convertible into shares of a future series of Preferred Stock.

The December 2011 Bridge Notes contain other conventional provisions, including the acceleration of repayment obligations upon the occurrence of certain specified Events of Default.

On November 30, 2012, in conjunction with the issuance of the November 2012 Bridge Notes (see Note 5), the investors who participated in the December 2011 Bridge Note financing agreed to extend the maturity date such that the December 2011 Bridge Notes are due on demand on or after January 31, 2013. The company accounted for this amendment as a debt modification.

Roenigk 2012 Convertible Promissory Note

On June 20, 2012, the Company issued a Convertible Promissory Note dated April 1, 2012 in the principal amount of $1,877,217 to the Roenigk Family Trust in exchange for the 2007 Convertible Promissory Note and the 2008 Convertible Promissory Note discussed above (the “Old Notes”). The Note bears interest at the rate of 5% per annum from April 1, 2012 through May 31, 2012, then bears interest at the rate of 8% per annum until the maturity date, March 31, 2014. The principal amount and accrued interest on the Note is convertible into shares of Common Stock at a conversion price of $0.50 per share at any time at the election of the holder. Interest on the Note is payable semi-annually. The Company may, at its discretion, defer any scheduled interest payment until the maturity date of the Note upon payment of a $5,000 deferral fee. The Company added $67,000 of accrued interest to the principal balance of the Note during the year ended December 31, 2012.

The exchange of the Old Notes for this Note has been accounted for as a troubled debt restructuring. The Company was granted a one year extension of the maturity date of the Old Notes, and the interest rate was increased from 5% to 8% per annum. The Company evaluated the anticipated future cash flows of this Note and determined that they exceed the carrying value (and accrued interest thereon) of the Old Notes. As a result, the Company did not record a loss or gain on this transaction.

Note 7: Equity

On July 11, 2011 the Company received written consents from stockholders representing 71.3% in voting power of the Company’s capital stock authorizing an amendment of the Company’s Certificate of Incorporation for the following purposes:

•	to increase the total number of authorized shares of stock to 455,000,000 shares, of which 425,000,000 shares shall be Common Stock and 30,000,000 shares shall be Preferred Stock, with 208,334 shares of the Preferred Stock designated “Series A Convertible Preferred Stock”, 12,000,000 shares of the Preferred Stock designated “Series B Convertible Preferred Stock” and the remaining shares undesignated; and

•	to modify the definition of “Additional Stock” (as set forth in Section 6(g)(ii) of the Description of Series B Convertible Preferred Stock attached as Exhibit A to the Certificate of Designation, Preferences and Rights filed in the Office of the Secretary of State of the State of Delaware on November 18, 2009 (the “Series B Terms”)) to exclude any shares of Common Stock issued or deemed issued in a transaction or series of related transactions approved by the holders of a majority of the then-outstanding Series B Convertible Preferred Stock.

F-18

THERMOENERGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

The Company filed a Certificate of Amendment to its Certificate of Incorporation to effect the amendment on August 11, 2011.

Common Stock

The Company issued 419,180 shares of Common Stock valued at $88,000 and 600,000 shares of Common Stock valued at $114,000 during 2012 and 2011, respectively, for services.

In March 2011, an investor of the Company converted 100,000 shares of Series B Convertible Preferred Stock into 1 million shares of the Company’s Common Stock. In May 2011, an investor of the Company converted 18,518 shares of Series B Convertible Preferred Stock into 185,180 shares of the Company’s Common Stock.

On December 30, 2011, the Company entered into Warrant Amendment Agreements (the “Agreements”) with 21 individuals and entities who acquired warrants from five funds affiliated with Security Investors, LLC for the purchase of an aggregate of 27.7 million shares of the Company’s Common Stock (collectively, the “Warrants”). Pursuant to the Agreements, the Company amended the Warrants to change the exercise prices from $0.30 per share to $0.095 per share, and the Investors agreed to exercise all of the Warrants immediately for cash. The Company received proceeds totaling $2,436,000, net of issuance costs, from the exercise of the Warrants.

On January 10, 2012, the Company entered into Warrant Amendment Agreements with six individuals who acquired warrants from five funds affiliated with Security Investors, LLC for the purchase of an aggregate of 5,633,344 shares of the Company’s Common Stock (collectively, the “Warrants”). Pursuant to the Warrant Amendment Agreements, the Company amended the Warrants to change the exercise prices from $0.30 per share to $0.095 per share, and the Investors agreed to exercise all of the Warrants immediately for cash. The Company received proceeds totaling $498,000, net of issuance costs, from the exercise of the Warrants.

On February 10, 2012, the Company issued 419,180 shares of Common Stock to ARC Capital (BVI) Limited. (“ARC”) in partial consideration for financial advisory and other consulting services performed by ARC pursuant to a Financial Advisory and Consulting Agreement dated as of November 7, 2011. The value of this Common Stock was recorded as a component of general and administrative expense on the Company’s Consolidated Statement of Operations in the fourth quarter of 2011.

On July 11, 2012, the Company entered into Securities Purchase Agreements (the “Agreements”) with twenty-four individuals and entities (the “Investors”) pursuant to which the Company issued an aggregate of 17,316,250 shares of Common Stock, Warrants for the purchase of an additional 18,670,375 shares of Common Stock at an exercise price of $0.15 per share and Warrants for the purchase of an additional 1,354,125 shares of Common Stock at an exercise price of $0.10 per share. The aggregate purchase price for the Shares and Warrants was $1,731,625, and the Company received proceeds of $1,565,908, net of issuance costs. The Warrants entitle the holders thereof to purchase shares of Common Stock at any time on or prior to July 11, 2017.

On August 9, 2012, the Company entered into Securities Purchase Agreements (the “Agreements”) with eleven additional individuals and entities (the “Investors”) pursuant to which the Company issued an aggregate of 8,287,500 shares of Common Stock, Warrants for the purchase of an additional 9,116,250 shares of Common Stock at an exercise price of $0.15 per share and Warrants for the purchase of an additional 828,750 shares of Common Stock at an exercise price of $0.10 per share. The aggregate purchase price for the Shares and Warrants was $828,750, and the Company received proceeds of $729,068, net of issuance costs. The Warrants entitle the holders thereof to purchase shares of Common Stock at any time on or prior to July 11, 2017.

On October 9, 2012, the Company entered into Securities Purchase Agreements (the “Agreements”) with nine additional individuals (the “Investors”) pursuant to which the Company issued an aggregate of 3,765,000 shares of Common Stock, Warrants for the purchase of an additional 4,141,500 shares of Common Stock at an exercise price of $0.15 per share and Warrants for the purchase of an additional 376,500 shares of Common Stock at an exercise price of $0.10 per share. The aggregate purchase price for the Shares and Warrants was $376,500, and the Company received proceeds of $331,196, net of issuance costs. The Warrants entitle the holders thereof to purchase shares of Common Stock at any time on or prior to July 11, 2017.

F-19

THERMOENERGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

The July, August and October Agreements described above include a price protection provision pursuant to which, at any time on or before January 11, 2014, the Company issues and sells any shares of Common Stock or securities convertible into Common Stock (“Convertible Securities”) at a price less than $0.10 per share (a “Dilutive Transaction”), the purchase price for the Shares shall automatically be reduced to a price equal to the price at which such shares were issued and sold (the “Reduced Price”) and the Company will issue to the Investors, for no additional consideration, a sufficient number of additional Shares so that the effective price per Share equals the Reduced Price. The Warrants include a similar price protection provision pursuant to which, upon a Dilutive Transaction, the exercise price of the Warrants shall automatically be reduced to a price equal to 150% of the Reduced Price. Upon such adjustment, the number of Warrant Shares issuable upon exercise of a Warrant shall automatically be adjusted by multiplying the number of shares issuable upon exercise of such Warrant immediately prior to the Dilutive Issuance by a fraction, (i) the numerator of which shall be the exercise price immediately prior to the Dilutive Issuance and (ii) the denominator of which shall be the exercise price as adjusted.  See Note 8 for further discussion of the accounting treatment of these price protection revisions.

At December 31, 2012, approximately 253 million shares of Common Stock were reserved for future issuance under convertible debt and warrant agreements, stock option arrangements and other commitments.

Preferred Stock

As of December 31, 2012 and 2011, the Company has 208,334 shares of Series A Convertible Preferred Stock outstanding, which is held by a single investor. Each share of Series A Convertible Preferred Stock is convertible into one share of the Company’s Common Stock and has a liquidation value of $1.20 per share.

The Company designated and began issuing shares of its Series B Convertible Preferred Stock in 2009. Each share of the Company’s Series B Convertible Preferred Stock is convertible, at any time at the discretion of the holder, into ten shares of the Company’s Common Stock. Except with respect to the election of the Board of Directors, holders of Series B Convertible Preferred Stock will vote on an as-converted basis together with the Common Stock holders on all matters. The Company’s Board of Directors consists of seven members, four of whom are elected by holders of the Company’s Series B Convertible Preferred Stock (three to be designated by Quercus and one by Robert S. Trump) and three by the holders of the Company’s Common Stock.

As stated in Note 6, on July 1, 2011 the Company repaid the entire principal balance of the restated CASTion Notes by making payments totaling $1,568,267 and converting the remaining balance into 653,439 shares of Series B Convertible Preferred Stock and warrants to purchase a total of 10,455,424 shares of the Company’s Common Stock.

Per the terms of the amended 2010 Bridge Loan Agreement, as described in Note 6 above, the repayment of the CASTion Notes triggered the conversion of the entire outstanding balance of principal and interest on the 2010 Bridge Notes. As a result, on August 11, 2011 the Company converted principal and accrued interest totaling $2,932,108 into 1,221,707 shares of Series B Convertible Preferred Stock and warrants to purchase 19,547,385 shares of the Company’s Common Stock at an exercise price of $0.30 per share.

As stated in Note 6, on August 11, 2011, upon satisfaction of all of the conditions set forth in the 2011 Bridge Note and Warrant Amendment Agreement, the holders of the June 2011 Bridge Notes exercised all of the Warrants in accordance with the Agreement and surrendered all of the June 2011 Bridge Notes for the purchase under the Warrants of an aggregate of 3,469,387 shares of Series B Convertible Preferred Stock at a price of $1.30 per share.

Stock Options

The Company’s 1997 Stock Option Plan (the “Plan”) provided for incentive and non-incentive stock options for an aggregate of 750,000 shares of Common Stock for key employees and non-employee Directors of the Company. The Plan, which expired on December 31, 2007, provided that the exercise price of each option must be at least equal to 100% of the fair market value of the Common Stock on the date of grant. The Plan contained automatic grant provisions for non-employee Directors of the Company.

F-20

THERMOENERGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

The ThermoEnergy Corporation 2008 Incentive Stock Plan (the “2008 Plan”) provides for the granting of non-qualified stock options, restricted stock, stock appreciation rights (“SAR”) and incentive stock options for officers, employees, non-employee members of the Board of Directors, consultants and other service providers.  Options may not be granted at an exercise price less than the fair market value of the Company’s Common Stock on the date of grant and the term of the options may not be in excess of ten years.   The Company has reserved 20,000,000 shares of Common Stock for issuance under the 2008 Plan. As discussed in Note 14, on March 20, 2013 the Company’s shareholders approved an amendment to the 2008 Plan to increase the number of shares reserved to 40,000,000.

Although the granting of awards under the 2008 Plan is generally at the discretion of the Compensation Committee of the Board of Directors, the 2008 Plan provides for automatic grants of stock options to the non-employee members of the Board of Directors. Each non-employee Director who is elected or appointed to the Board for the first time shall automatically be granted a non-qualified stock option to purchase 30,000 shares of the Company’s Common Stock. Thereafter, at each subsequent Annual Meeting of Stockholders, each non-employee Director who is re-elected to the Board of Directors or continues to serve a term that has not expired will receive a non-qualified stock option grant to purchase an additional 30,000 shares. All options granted to non-employee Directors vest and become fully exercisable on the date of the first Annual Meeting of Stockholders occurring after the end of the fiscal year of the Company during which such option was granted and shall have a term of ten years. As discussed in Note 14, on March 20, 2013 the Company’s shareholders approved an amendment to the 2008 Plan to increase the number of shares granted to non-employee Directors to 100,000.

The following table presents non-cash stock option expense included in expenses in the Company’s Consolidated Statements of Operations for the years ended December 31, 2012 and 2011 (in thousands):

	2012	2011

Cost of revenue	$4	$23
General and administrative	548	769
Engineering, research and development	77	41
Sales and marketing	126	169
Option expense before tax	755	1,002
Income tax benefit	—	—
Net option expense	$755	$1,002

During 2012, the Board of Directors awarded officers, employees, and various members of the Board of Directors a total of 7,560,000 stock options.  The options are exercisable at exercise prices ranging from $0.085 to $0.268 per share for a ten year period. The exercise price was equal to or greater than the market price on the respective grant dates during the year.

During 2011, the Board of Directors awarded officers, employees, and various members of the Board of Directors a total of 3,320,000 stock options.  The options are exercisable at exercise prices ranging from $0.15 to $0.30 per share for a ten year period. The exercise price was equal to or greater than the market price on the respective grant dates during the year.

The fair value of options granted during 2012 and 2011 were estimated at the date of grant using the Black-Scholes option pricing model with the following assumptions:

	2012	2011

Risk-free interest rate	0.83% - 2.23%	2.0% - 3.5%
Expected option life (years)	6.25 – 10.0	10.0
Expected volatility	90% - 92%	91% - 92%
Expected dividend rate	0%	0%

The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods over the expected life of the option. The expected option life represents the weighted average period of time that options granted are expected to be outstanding giving consideration to vesting schedules and the Company’s historical exercise patterns. Expected volatility is based on the historical volatility of the Company’s common stock over the expected life of the option granted.

Option expense for the year ended December 31, 2012 was calculated using an expected forfeiture rate of 5%. A forfeiture rate of 0% was used for the comparative period of 2011.

F-21

THERMOENERGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

A summary of the Company’s stock option activity and related information for the years ended December 31, 2012 and 2011 follows:

	2012		2011
	Number of Shares	Wtd. Avg. Price per Share	Number of Shares	Wtd. Avg. Price per Share
Outstanding, beginning of year	19,674,102	$0.38	22,065,402	$0.57
Granted	7,560,000	$0.16	3,320,000	$0.27
Canceled and expired	(2,337,424)	$0.29	(5,711,300)	$0.99
Outstanding, end of year	24,896,678	$0.32	19,674,102	$0.38
Vested and exercisable, end of year	14,700,574	$0.40	9,393,283	$0.47

The weighted average grant date fair value of options granted were $0.11 per share and $0.21 per share for the years ended December 31, 2012 and 2011, respectively. The total fair value of options vested were approximately $1,137,000 and $958,000 as of December 31, 2012 and 2011, respectively.

Exercise prices for options outstanding as of December 31, 2012 ranged from $0.085 to $1.50. The weighted average remaining contractual life of those options was approximately 7.4 years at December 31, 2012. The weighted average remaining contractual life of options vested and exercisable was approximately 6.5 years at December 31, 2012.

As of December 31, 2012, there was $514,000 of total unrecognized compensation cost related to non-vested share-based compensation arrangements granted under the Company’s stock option plans.  That cost is expected to be recognized over a weighted-average period of 1.3 years.  The Company recognizes stock-based compensation on the graded-vesting method.

Warrants

At December 31, 2012, there were outstanding warrants for the purchase of 99,870,113 shares of the Company’s Common Stock at prices ranging from $0.01 per share to $0.55 per share (weighted average exercise price was $0.28 per share). The expiration dates of outstanding warrants as of December 31, 2012 are as follows:

Expiration	Warrants Outstanding
2013	8,896,554
2014	6,159,436
2015	6,188,879
2016	42,795,244
2017 and later	35,830,000
99,870,113

Note 8: Derivative Liabilities

The Company has periodically issued Common Stock and Common Stock purchase warrants with anti-dilution provisions as additional consideration with certain debt instruments. Additionally, certain debt instruments have been convertible into shares of the Company’s Series B Convertible Preferred Stock, which are convertible into shares of the Company’s Common Stock and have anti-dilution provisions and liquidation preferences. Because these instruments contain provisions that are not indexed to the Company’s stock, the Company is required to record these as derivative instruments.

F-22

THERMOENERGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

Assets and liabilities measured at fair value on a recurring basis as of December 31, 2012 are as follows: (in thousands)

		Fair Value Measurements at Reporting Date Using
Description	Balance as of December 31, 2012	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Liabilities
Derivative liability – current portion	$20	$-	$-	$20
Derivative liability – long-term portion	2,214	-	-	2,214

Total	$2,234	$-	$-	$2,234

As part of the financing transactions in July, August and October 2012 as discussed in Note 7, if the Company issues and sells any shares of Common Stock or securities convertible into Common Stock (“Convertible Securities”) at a price less than $0.10 per share at any time on or before January 11, 2014 (a “Dilutive Transaction”), the purchase price for the shares shall automatically be reduced to a price equal to the price at which such shares were issued and sold (the “Reduced Price”), and the Company will issue to the Investors, for no additional consideration, a sufficient number of additional shares so that the effective price per share equals the Reduced Price.

The Warrants include a similar price protection provision pursuant to which, upon a Dilutive Transaction, the exercise price of the Warrants shall automatically be reduced to a price equal to 150% of the Reduced Price. Upon such adjustment, the number of shares issuable upon exercise shall automatically be adjusted by multiplying the number of shares issuable upon exercise of such warrant immediately prior to the Dilutive Transaction by a fraction, (i) the numerator of which shall be the exercise price immediately prior to the Dilutive Transaction and (ii) the denominator of which shall be the exercise price as adjusted.

Because these provisions as described above are not indexed to the Company’s Common Stock, the value of the anti-dilution features of the Common Stock and the value of the Warrants must be bifurcated and treated as derivative liabilities. As a result, the Company initially recorded derivative liabilities totaling $3,064,000 in the third and fourth quarters of 2012. Because the Company recorded derivative liabilities that exceeded the proceeds received, the Company recorded a charge of approximately $567,000. This amount is recorded as other derivative expense on the Company’s Consolidated Statement of Operations for the year ended September 30, 2012.

The fair value of these derivative liabilities as of December 31, 2012 was $2,234,000, of which derivative liabilities with an aggregate value of $20,000 expire in one year or less and are classified as current liabilities on the Company’s Consolidated Balance Sheets. The Monte Carlo Simulation lattice model was used to determine the fair values at December 31, 2012. The significant assumptions used were: exercise prices between $0.10 and $0.36; the Company’s stock price on December 31, 2012, $0.09; expected volatility of 55% - 75%; risk free interest rate between 0.16% and 0.72%; and a remaining contract term between 5 months and 55 months.

The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of issuance for periods over the expected life of the derivative. Expected volatility is based on the historical volatility of the Company’s common stock over the expected term of the derivative.

The decrease in fair value of the Company’s derivative liabilities resulted in income of $1,637,000 for the year ended December 31, 2012. The income results primarily from the passage of time and decreases in the Company’s stock price.

The following table sets forth a reconciliation of changes in the fair value of the Company’s derivative liabilities classified as Level 3 for the years ended December 31, 2012 and 2011 (in thousands):

	2012	2011
Balance at beginning of year	$807	$2,852
Recognition of derivative liabilities	3,064	3,928
Change in fair value	(1,637)	(3,936)
Reclassification of derivative liabilities to equity	—	(2,037)
	$1,838	$807

F-23

THERMOENERGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

Assets and liabilities measured at fair value on a recurring basis as of December 31, 2011 are as follows: (in thousands)

		Fair Value Measurements at Reporting Date Using
Description	Balance as of December 31, 2011	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Liabilities
Derivative liability – current portion	$706	$-	$-	$706
Derivative liability – long-term portion	101	-	-	101

Total	$807	$-	$-	$807

During 2011, as part of the amendments to its CASTion Notes and 2010 Bridge Notes as discussed in Note 6, the Notes were convertible into shares of the Company’s Series B Convertible Preferred Stock at a rate of $2.40 per share at any time at the discretion of the Noteholder. As discussed in Note 7, the Series B Convertible Preferred Stock is convertible into 10 shares of the Company’s Common Stock at any time. The Series B Convertible Preferred Stock also contains anti-dilution provisions that allow for a reduction on the conversion price in the event of a future financing at an exercise price lower than the conversion price of the Preferred Stock. The Series B Convertible Preferred Stock also contains liquidation preferences to the holder. Because these provisions in the Series B Stock are not indexed to the Company’s Common Stock, the value of these conversion features must be bifurcated and treated as derivative liabilities. As a result, the Company recorded derivative liabilities totaling $4,306,000 in the first quarter of 2011.

The decrease in fair value of the Company’s derivative liabilities resulted in income of $3,936,000 for the year ended December 31, 2011. The income results primarily from the passage of time and decreases in the Company’s stock price.

Note 9: Related party transactions

The Company has an 85% ownership interest in ThermoEnergy Power Systems, LLC, a Delaware limited liability company (“TEPS”) for the purpose of transferring the Company’s rights and interests in its pressurized oxycombustion technology. Alexander Fassbender, former Executive Vice President and Chief Technology Officer, as the inventor of the technology, has a 7.5% ownership interest, and the remaining 7.5% is owned by an unrelated third party. Accordingly, the Company records the value of the noncontrolling interest on the Company’s Consolidated Balance Sheets, which totaled $2,000 and $6,000 as of December 31, 2012 and 2011, respectively.

The Company has employment agreements with certain of its senior officers that specify base compensation, minimum annual increases and lump sum payment amounts in the event of a change in control of the Company.

See Notes 4, 5 and 6 for additional related party transactions.

Note 10: Income taxes

A valuation allowance equal to the total of the Company's net deferred tax assets has been recognized for financial reporting purposes. The net changes in the valuation allowance were increases of approximately $3.1 million and decreases of $2.2 million during the years ended December 31, 2012 and 2011, respectively. The Company's deferred tax liabilities are not significant.

F-24

THERMOENERGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

Significant components of the Company's deferred tax assets are as follows as of December 31, 2012 and 2011 (in thousands):

	2012	2011

Net operating loss carryforwards	$20,386	$19,720
Contingent liability reserves	-	158
Derivative liabilities	849	-
Stock options and warrants	2,140	1,973
Billings in excess of costs	1,728	-
Valuation discount	(40)	(99)
Other	352	165
	25,415	21,917
Valuation allowance – deferred tax assets	(25,415)	(21,917)
	$-	$-

A reconciliation of income tax expense (benefit) at the statutory rate to income tax expense at the Company's effective rate is shown below for the years ended December 31, 2012 and 2011 (in thousands):

	2012	2011

Computed at statutory rate (34%)	$(2,510)	$(5,911)
(Decrease) increase in valuation allowance for deferred tax assets	3,130	(2,220)
Loss on extinguishment of debt	—	4,267
Stock and stock options	130	3,745
Derivative liabilities	(849)	(1,338)
Valuation discount	-	1,558
Non-deductible items and other	99	(101)
Benefit for income taxes	$-	$-

At December 31, 2012, the Company has net operating loss carryforwards, which expire in various amounts during 2013 through 2032, of approximately $58.5 million.  The Internal Revenue Code provides for limitations on the use of net operating loss carryforwards for acquired entities. The Company’s annual limitation for the use of CASTion’s net operating loss carryforwards for periods prior to the date of acquisition for income tax reporting purposes is approximately $300,000. As further discussed in Note 13, the Company has agreed, in conjunction with the Offer in Compromise accepted by the IRS in March 2011, that any net operating losses sustained for the years ending December 31, 2010 through December 31, 2012 will not be claimed as deductions under the provisions of Section 172 of the Internal Revenue Code except to the extent that such net operating losses exceed the amount of interest and penalties abated, which totaled $2,263,000.

Note 11: Employee benefit plans

The Company has adopted an Employee Stock Ownership Plan. However, as of December 31, 2012, the Plan had not been funded nor submitted to the Internal Revenue Service for approval. The Company has a 401(k) Plan, but no employer contributions have been made to date.

Note 12: Segments

Operating segments are identified as components of an enterprise about which separate discrete financial information is available to the chief operating decision maker, or decision-making group, in assessing performance and allocating resources. As stated in Note 1, the Company markets and develops advanced municipal and industrial wastewater treatment and carbon reducing clean energy technologies. The Company currently generates all of its revenues from the sale and application of its water treatment technologies. Revenues from its clean energy technologies have been limited to grants received from governmental and other agencies for continued development. The Company’s efforts to develop and commercialize its clean energy technologies are discussed in Note 4. Separate disclosure of financial information related to the Company’s clean energy technologies is not required, as all operating activity is captured in the Company’s joint venture. The financial information presented in these financial statements represents all the material financial information related to the Company’s water treatment technologies as the sole reportable segment.

F-25

THERMOENERGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2012 and 2011

The Company’s operations are currently conducted solely in the United States. The Company will continue to evaluate how its business is managed and, as necessary, adjust the segment reporting accordingly.

Note 13: Commitments and contingencies

The Company leases its primary facility in Worcester, MA under an operating lease with an unaffiliated third party. The following table summarizes the Company’s operating lease commitments on its primary facility at December 31, 2012: (in thousands)

Payments due in:	Amount
2013	$173
2014	178
2015	183
2016	188
2017	16
$738

On March 25, 2011, the Company was notified by the U.S. Internal Revenue Service that it had accepted the Company’s Offer in Compromise with respect to its tax liabilities relating to (i) employee tax withholding for all periods commencing with the quarter ended September 30, 2005 and continuing through September 30, 2009 and (ii) federal unemployment taxes (FUTA) for the years 2005 through 2008 that were not paid by the Company’s former Chief Financial Officer. Pursuant to the Offer in Compromise, it has agreed to satisfy its delinquent tax liabilities by paying a total of $2,134,636 (representing the aggregate amount of tax due, without interest or penalties). The Company made its final payment of $176,636 in January 2012. In connection with the Offer in Compromise, the Company has agreed that any net operating losses sustained for the years ending December 31, 2010 through December 31, 2012 will not be claimed as deductions under the provisions of Section 172 of the Internal Revenue Code except to the extent that such net operating losses exceed the amount of interest and penalties abated. The IRS acceptance of the Offer in Compromise is conditioned, among other things, on the Company filing and paying all required taxes for five tax years commencing on the date of the IRS acceptance.

Accrued payroll taxes, which includes penalties and interest related to state taxing authorities, totaled $399,000 as of December 31, 2012. The Company continues to work with the various state taxing authorities to settle its remaining payroll tax obligations.

On July 16, 2012, Andrew T. Melton, the Company’s former Executive Vice President and Chief Financial Officer (“Melton”), filed a Complaint in the United States District Court, Eastern District of Arkansas alleging that his employment had been terminated in breach of his employment agreement and claiming damages in the aggregate amount of approximately $2.2 million, including unpaid salary, reimbursement of expenses, and other payments under his employment agreement. The Company is currently in the discovery process and intends to vigorously defend this litigation.

The Company is involved from time to time in litigation incidental to the conduct of its business. Judgments could be rendered or settlements entered that could adversely affect the Company’s operating results or cash flows in a particular period. The Company routinely assesses all of its litigation and threatened litigation as to the probability of ultimately incurring a liability and records its best estimate of the ultimate loss in situations where it assesses the likelihood of loss as probable.

Note 14: Subsequent Events

As discussed in Note 5, on March 4, 2013 the Company amended its Loan Agreement with C13 Thermo LLC, a related party, to extend the expiration date to the earlier of (i) April 5, 2013 or (ii) one business day following the date the Company first draws against the irrevocable documentary letter of credit.

On March 20, 2013, the Company’s shareholders approved an amendment to the Certificate of Incorporation to effect the following changes:

•	To increase the number of authorized shares of Common Stock to 800,000,000 and to increase the number of authorized shares of Preferred Stock to 50,000,000;
•	To reduce the number of shares of Preferred Stock designated as “Series B Convertible Preferred Stock” from 12,000,000 to 1,000,000 and to re-designate the remaining 11,000,000 shares heretofore designated as “Series B Convertible Preferred Stock” as “Series B-1 Convertible Preferred Stock”, with the shares in each sub-series having identical voting powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations and restrictions except that the shares of Series B-1 Convertible Preferred Stock shall have priority in liquidation; and
•	To designate 15,000,000 shares of the previously authorized but undesignated shares of Preferred Stock as “Series C Convertible Preferred Stock”.

The amendment to the Certificate of Incorporation will become effective upon the filing of a Certificate of Amendment with the Secretary of State of the State of Delaware.

In addition, the Company’s shareholders approved an amendment to its 2008 Incentive Stock Plan to effect the following changes:

•	To increase the number of shares issuable from 20,000,000 to 40,000,000; and
•	To increase from 30,000 to 100,000 the number of options automatically granted to non-employee directors upon their election or re-election to the Board of Directors.

F-26

THERMOENERGY CORPORATION
FINANCIAL STATEMENTS

AS OF AND FOR THE THREE-MONTH PERIOD

ENDED MARCH 31, 2013

(unaudited)

F-27

THERMOENERGY CORPORATION

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and par value amounts)

	March 31, 2013	December 31, 2012
	(unaudited)
ASSETS
Current Assets:
Cash	$2,280	$4,657
Accounts receivable, net	1,847	1,246
Note receivable - affiliate	201	100
Costs in excess of billings	531	597
Inventories	48	53
Deposits	151	1,566
Other current assets	145	146
Total Current Assets	5,203	8,365

Property and equipment, net	686	668
Other assets	49	—

TOTAL ASSETS	$5,938	$9,033

LIABILITIES AND STOCKHOLDERS' DEFICIENCY
Current Liabilities:
Accounts payable	$1,236	$2,143
Short term borrowings	4,414	4,191
Convertible debt, net - current portion	3,187	1,250
Billings in excess of costs	5,352	4,922
Derivative liabilities, current portion	1,327	20
Accrued contract costs	93	1,545
Other current liabilities	1,633	1,388
Total Current Liabilities	17,242	15,459

Long Term Liabilities:
Derivative liabilities	—	2,214
Convertible debt, net	—	1,838
Other long term liabilities	222	133
Total Long Term Liabilities	222	4,185

Total Liabilities	17,464	19,644

Commitments and contingencies (Note 10)

Stockholders' Deficiency:
Preferred Stock, $0.01 par value: authorized: 30,000,000 shares at March 31, 2013 and December 31, 2012:
Series A Convertible Preferred Stock, liquidation value of $1.20 per share: designated: 208,334 shares at March 31, 2013 and December 31, 2012; issued and outstanding: 208,334 shares at March 31, 2013 and December 31, 2012	2	2
Series B Convertible Preferred Stock, liquidation preference of $2.40 per share: designated: 12,000,000 shares at March 31, 2013 and December 31, 2012; issued and outstanding: 11,664,993 shares at March 31, 2013 and December 31, 2012	117	117
Common Stock, $0.001 par value: authorized: 425,000,000 shares at March 31, 2013 and December 31, 2012; issued: 120,588,372 shares at March 31, 2013 and December 31, 2012; outstanding: 120,454,575 shares at March 31, 2013 and December 31, 2012	120	120
Additional paid-in capital	110,219	110,062
Accumulated deficit	(121,964)	(120,892)
Treasury stock, at cost: 133,797 shares at March 31, 2013 and December 31, 2012	(18)	(18)
Total ThermoEnergy Corporation Stockholders’ Deficiency	(11,524)	(10,609)
Noncontrolling interest	(2)	(2)
Total Stockholders’ Deficiency	(11,526)	(10,611)

TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIENCY	$5,938	$9,033

See notes to consolidated financial statements.

F-28

THERMOENERGY CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

In thousands, except share and per share amounts

(Unaudited)

	Three Months Ended March 31,
	2013	2012

Revenue	$1,009	$1,688
Less: cost of revenue	1,175	1,428
Gross profit (loss)	(166)	260

Operating Expenses:
General and administrative	986	1,031
Engineering, research and development	195	109
Sales and marketing	382	703
Total operating expenses	1,563	1,843

Loss from operations	(1,729)	(1,583)

Other income (expense):
Derivative liability income	907	175
Equity in losses of joint ventures	(54)	(5)
Interest expense, net	(189)	(125)
Other expense	(7)	(7)

Net loss	(1,072)	(1,545)
Net loss attributable to noncontrolling interest	—	1

Net loss attributable to ThermoEnergy Corporation	$(1,072)	$(1,544)

Net loss per share attributable to ThermoEnergy Corporation, basic and diluted	$(0.01)	$(0.02)

Weighted average shares used in computing loss per share, basic and diluted	120,454,575	90,277,915

See notes to consolidated financial statements.

F-29

THERMOENERGY CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

(Unaudited)

	Three Months Ended March 31,
	2013	2012
Operating Activities:
Net loss	$(1,072)	$(1,545)
Adjustment to reconcile net loss to net cash used in operating activities:
Stock-based compensation expense	157	163
Equity in losses of joint venture	54	5
Derivative liability income	(907)	(175)
Common stock issued for services	—	89
Non-cash interest added to debt	39	23
Loss on disposal of equipment	—	131
Depreciation	58	27
Amortization of discount on convertible debt	20	59
Increase (decrease) in cash arising from changes in assets and liabilities:
Accounts receivable	(601)	3,242
Costs in excess of billings	66	(260)
Inventories	5	(130)
Deposits	1,415	(558)
Other current assets	(102)	38
Accounts payable	(907)	(1,302)
Billings in excess of costs	430	(1,149)
Accrued contract costs	(1,452)	103
Other current liabilities	284	(242)
Other long-term liabilities	89	(46)

Net cash used in operating activities	(2,424)	(1,527)

Investing Activities:
Issuance of note receivable to affiliate	(100)	—
Purchases of property and equipment	(76)	(94)

Net cash used in investing activities	(176)	(94)

Financing Activities:
Proceeds from short term borrowings	223	—
Proceeds from issuance of common stock, net of issuance costs of $38	—	498

Net cash provided by financing activities	223	498

Net change in cash	(2,377)	(1,123)
Cash, beginning of period	4,657	3,056
Cash, end of period	$2,280	$1,933

Supplemental schedule of non-cash financing activities:
Accrued interest added to debt	$40	$23

See notes to consolidated financial statements.

F-30

THERMOENERGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2013

(Unaudited)

Note 1: Organization and summary of significant accounting policies

Nature of business

ThermoEnergy Corporation (“the Company”) was incorporated in January 1988 for the purpose of developing and marketing advanced municipal and industrial wastewater treatment and carbon reducing power generation technologies.

The Company’s wastewater treatment systems are based on its proprietary Controlled Atmosphere Separation Technology (“CAST”) platform.  The Company’s patented and proprietary platform technology is combined with off-the-shelf technologies (the “Technologies”) to provide systems that are inexpensive, easy to operate and reliable. The Company’s wastewater treatment systems have global applications in hydraulic fracturing (“fracking”) in the oil and gas industry, food and beverage processing, metal finishing, pulp & paper, petrochemical, refining, microchip and circuit board manufacturing, heavy manufacturing and municipal wastewater. The CAST platform technology is owned by the Company’s subsidiary, CASTion Corporation (“CASTion”).

The Company also owns patents on technology for the combustion of coal at high pressure using pure oxygen (oxy-combustion) for clean, coal-fired power generation while producing near zero air emissions and removing and capturing carbon dioxide in liquid form for sequestration or beneficial reuse. This technology is intended to be used to build new or to retrofit old fossil fuel power plants. This technology is held in the Company’s subsidiary, ThermoEnergy Power Systems, LLC (“TEPS”).

Principles of consolidation and basis of presentation

The consolidated financial statements include the accounts of the Company and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation. The 15% third-party ownership interest in TEPS is recorded as a noncontrolling interest in the consolidated financial statements. Financial results for Unity Power Alliance (“UPA”) as a Joint Venture are accounted for under the equity method, as discussed in Note 4.

Certain prior year amounts have been reclassified to conform to current year classifications.

The accompanying unaudited financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and with the instructions to Form 10-Q and Article 8-03 of Regulation S-X.  Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements.  In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the three-month period ended March 31, 2013 are not necessarily indicative of the results that may be expected for the year ending December 31, 2013.

The preparation of these unaudited interim consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

The balance sheet at December 31, 2012 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by GAAP for complete financial statements. For further information, refer to the financial statements and footnotes thereto included in the Annual Report on Form 10-K for the year ended December 31, 2012 of ThermoEnergy Corporation.

Revenue recognition

The Company recognizes revenues using the percentage-of-completion method. Under this approach, revenue is earned in proportion to total costs incurred in relation to total costs expected to be incurred. Contract costs include all direct material and labor costs and indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs and depreciation.

F-31

THERMOENERGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2013

(Unaudited)

Recognition of revenue and profit is dependent upon a number of factors, including the accuracy of a variety of estimates made at the balance sheet date such as engineering progress, materials quantities, the achievement of milestones, penalty provisions, labor productivity and cost estimates made. Due to uncertainties inherent in the estimation process, actual completion costs may vary from estimates. Changes in job performance, job conditions and estimated profitability may result in revisions to costs and income and are recognized beginning in the period in which they become known.  Provisions for estimated losses on uncompleted contracts are made in the period in which the estimated loss first becomes known.

Certain long-term contracts include a number of different services to be provided to the customer. The Company records separately revenues, costs and gross profit related to each of these services if they meet the contract segmenting criteria in Accounting Standards Codification (“ASC”) 605-35. This policy may result in different interim rates of profitability for each segment than if the Company had recognized revenues using the percentage-of-completion method based on the project’s estimated total costs.

In circumstances when the Company cannot estimate the final outcome of a contract, or when the Company cannot reasonably estimate revenue, the Company utilizes the percentage-of-completion method based on a zero profit margin until more precise estimates can be made. If and when the Company can make more precise estimates, revenues will be adjusted accordingly and recorded as a change in an accounting estimate.

Variable interest entities

The Company assesses whether its involvement with another related entity constitutes a variable interest entity (“VIE”) through either direct or indirect variable interest in that entity. If an entity is deemed to be a VIE, the Company must determine if it is the primary beneficiary (i.e. the party that consolidates the VIE), in accordance with the accounting standard for the consolidation of variable interest entities. The Company qualitatively evaluates if it is the primary beneficiary of the VIE’s based on whether the Company has (i) the power to direct those matters that most significantly impacted the activities of the VIE; and (ii) the obligation to absorb losses or the right to receive benefits of the VIE. See Note 4 for further discussion of UPA as a variable interest entity.

Accounts receivable, net

Accounts receivable are recorded at their estimated net realizable value. Receivables related to the Company’s contracts have realization and liquidation periods of less than one year and are therefore classified as current assets.

The Company maintains allowances for specific doubtful accounts based on estimates of losses resulting from the inability of customers to make required payments and records these allowances as a charge to general and administrative expense. The Company’s method for estimating its allowance for doubtful accounts is based on judgmental factors, including known and inherent risks in the underlying balances, adverse situations that may affect the customer’s ability to pay and current economic conditions. Amounts considered uncollectible are written off based on the specific customer balance outstanding. The Company did not have any allowance for doubtful accounts as of March 31, 2013 and December 31, 2012.

Inventories

Inventories are stated at the lower of cost or net realizable value using the first-in, first-out method and consist exclusively of raw materials.

The Company evaluates its inventory for excess quantities and obsolescence on a periodic basis.  In preparing its evaluation, the Company looks at the expected demand for its products for the next three to twelve months.  Based on this evaluation, the Company records provisions to ensure that inventory is appropriately stated at the lower of cost or net realizable value.

Property and equipment

Property and equipment are stated at cost and are depreciated over the estimated useful life of each asset. Depreciation is computed using the straight-line method. The Company evaluates long-lived assets based on estimated future undiscounted net cash flows or other fair value measures whenever significant events or changes in circumstances occur that indicate the carrying amount may not be recoverable. If that evaluation indicates that an impairment has occurred, a charge is recognized to the extent the carrying amount exceeds the undiscounted cash flows or fair values of the asset, whichever is more readily determinable.

F-32

THERMOENERGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2013

(Unaudited)

The Company recorded a loss of $131,000 in the first quarter of 2012 related to the disposal of a system previously used for pre-sales testing. This loss is included in sales and marketing expense on its Consolidated Statement of Operations for the three-month period ended March 31, 2012.

Contingencies

The Company accrues for costs relating to litigation, including litigation defense costs, claims and other contingent matters, including liquidated damage liabilities, when such liabilities become probable and reasonably estimable. Such estimates may be based on advice from third parties or on management’s judgment, as appropriate. Revisions to accruals are reflected in earnings (loss) in the period in which different facts or information become known or circumstances change that affect the Company’s previous assumptions with respect to the likelihood or amount of loss. Amounts paid upon the ultimate resolution of such liabilities may be materially different from previous estimates and could require adjustments to the estimated liability to be recognized in the period such new information becomes known.

Stock options

The Company accounts for stock options in accordance with Accounting Standards Codification (“ASC”) Topic 718, “Compensation – Stock Compensation”. This topic requires that the cost of all share-based payments to vendors and employees, including grants of employee stock options, be recognized in the consolidated financial statements based on their fair values on the measurement date, which is generally the date of grant. Such cost is recognized over the vesting period of the awards. The Company uses the Black-Scholes option pricing model to estimate the fair value of “plain vanilla” stock option awards.

Fair value of financial instruments and fair value measurements

The carrying amount of cash, accounts receivable, other current assets, accounts payable, short-term borrowings and other current liabilities in the consolidated financial statements approximate fair value because of the short-term nature of the instruments. The carrying amount of the Company’s convertible debt was $3,187,000 and $3,088,000 at March 31, 2013 and December 31, 2012, respectively, and approximates its fair value, as the interest rate on this debt approximates the interest rate of the Company’s recent borrowings. The Company’s derivative liabilities are recorded at fair value.

The Company's liabilities carried at fair value are categorized using inputs from the three levels of the fair value hierarchy, as follows:

Level 1:   Quoted prices in active markets for identical assets or liabilities.

Level 2:  Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3:   Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the liabilities.

Net income (loss) per share

Basic income (loss) per share (“EPS”) is computed by dividing the net income (loss) attributable to the common stockholders (the numerator) by the weighted average number of shares of common stock outstanding (the denominator) during the reporting periods. Fully diluted income per share is computed by increasing the denominator by the weighted average number of additional shares that could have been outstanding from securities convertible into common stock, such as stock options and warrants (using the “treasury stock” method), and convertible preferred stock and debt (using the “if-converted” method), unless the effect on net income per share is antidilutive. Under the “if-converted” method, convertible instruments are assumed to have been converted as of the beginning of the period or when issued, if later. The computations of diluted net loss per share do not include 333,169 and 414,291 options and warrants which were outstanding as of the three-month periods ended March 31, 2013 and 2012, respectively, as the inclusion of these securities would have been anti-dilutive.

F-33

THERMOENERGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2013

(Unaudited)

Note 2: Management's consideration of going concern matters

The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America, which contemplate continuation of the Company as a going concern. However, the Company has sustained substantial losses from operations in recent years, and such losses have continued through the three-month period ended March 31, 2013. Furthermore, as discussed in Note 3, the Company’s contract with the New York City Department of Environment Regulation (“NYCDEP”) was terminated for convenience effective November 29, 2012.

At March 31, 2013, the Company had cash of approximately $2.3 million, a decrease of approximately $2.4 million from December 31, 2012. The Company has incurred net losses since inception, including a net loss of approximately $1.1 million during the three-month period ended March 31, 2013 and had an accumulated deficit of approximately $122 million at March 31, 2013.

In view of the matters described in the preceding paragraph, recoverability of a major portion of the recorded asset amounts shown in the accompanying balance sheet is dependent upon continued operations of the Company, which in turn is dependent upon the Company’s ability to meet its financing requirements on a continuing basis, to maintain present financing, and to succeed in its future operations. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or amounts and classification of liabilities that might be necessary should the Company be unable to continue in existence.

These uncertainties raise substantial doubt about the Company's ability to continue as a going concern. The financial statements included in this Form 10-Q have been prepared on a going concern basis and as such do not include any adjustments that might result from the outcome of this uncertainty.

Management is actively pursuing commercial contracts to generate operating revenue. Management has determined that the financial success of the Company is dependent upon the Company’s ability to obtain profitability from contracts with financially sound third parties to pursue projects involving the Technologies. In addition, management is considering opportunities to raise substantial funding through additional equity or debt financing that will allow the Company to operate until it becomes cash flow positive from operations.

As more fully described in Note 11, on April 5, 2013, the Company issued shares of Series C Convertible Preferred Stock in exchange for the entire principal and accrued interest amounts of the Company’s December 2011 Bridge Notes and the Company’s November 2012 Bridge Notes.

Note 3: Risks and Uncertainties

On August 22, 2012, the NYCDEP issued a stop work order to the Company relative to its contract to install an Ammonia Removal Process (“ARP”) system at the NYCDEP’s wastewater treatment facility in the 26th Ward. The NYCDEP terminated the contract for convenience, effective November 29, 2012.

Upon notification of the contract termination, the Company cancelled all orders from its major vendors. The Company ceased recognition of revenues as of November 29, 2012 and has recorded all incremental costs as period costs on its Consolidated Statement of Operations.

The Company has billed approximately $16.0 million to the NYCDEP related to this contract as of March 31, 2013. Of this amount, approximately $15.5 million has been paid and approximately $536,000 was outstanding. The NYCDEP paid approximately $456,000 against the outstanding amounts due in April 2013 and paid the remaining $80,000 in May 2013. The Company has accounts receivable of approximately $536,000, deposits of $151,000, accrued contract costs of $80,000 and billings in excess of costs of approximately $4.9 million related to this contract as of March 31, 2013.

The Company delivered all equipment, including all material from third party vendors, to the NYCDEP during the first quarter of 2013. The Company believes its contractual obligations under the agreement have been met, and the Company continues to work through the termination process with the NYCDEP. While there may be additional billings or adjustments related to this termination process, the Company does not expect to incur any additional expenses related to this project in future periods.  Accordingly, the Company cannot determine a final outcome at this time; however, the Company does not believe its exposure extends beyond the amounts reported on its Consolidated Balance Sheet at March 31, 2013.

F-34

THERMOENERGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2013

(Unaudited)

Because of this contract termination, the Company's revenues, expenses, and income will be adversely affected in future periods, as this contract represented approximately 73% of the Company's revenues for the year ended December 31, 2012.

Note 4: Joint Ventures

Babcock-Thermo Clean Combustion LLC

On February 25, 2009, the Company’s majority-owned subsidiary, TEPS, and Babcock Power Development, LLC (“BPD”), a subsidiary of Babcock Power, Inc., entered into a Limited Liability Company Agreement (the “LLC Agreement”) establishing Babcock-Thermo Carbon Capture LLC, a Delaware limited liability company now known as Babcock-Thermo Clean Combustion LLC (the “Joint Venture”) for the purpose of developing and commercializing its pressurized oxy-combustion technology.

On March 2, 2012, TEPS entered into a Dissolution Agreement with BPD to terminate the Limited Liability Company Agreement and dissolve the Joint Venture. The BTCC Board of Managers is supervising the wind down and dissolution process, and the Company expects the Joint Venture to be dissolved in the second quarter of 2013.

Unity Power Alliance LLC

On March 8, 2012, the Company announced the formation of Unity Power Alliance LLC (“UPA”). UPA was formed with the intention to work with partners and stakeholders to develop and commercialize its pressurized oxycombustion technology. On July 16, 2012, Itea S.p.A. (‘‘Itea”) acquired a 50% ownership interest in UPA.

UPA is governed by a Board of Directors, with half of the directors nominated by each of the Company and Itea. Administrative expenses of UPA are borne jointly by the Company and Itea, and financing for development expenses will be obtained from third parties.

On June 20, 2012, the Company and Itea entered into a License Agreement whereby the Company and the Company’s majority-owned subsidiary, TEPS, and Itea granted a non-exclusive, non-transferable royalty-free license to UPA to use their intellectual property relating to pressurized oxycombustion. The licenses to UPA became effective upon Itea’s acquisition of its ownership interest in UPA. The License Agreement further provides that, if UPA successfully obtains funding and project support to construct the pilot plant, the parties may grant licenses of their respective intellectual property and know-how to each other or to third parties for the operation of power plants based on such intellectual property and know-how, and royalties will be shared as defined in the License Agreement.

F-35

THERMOENERGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2013

(Unaudited)

In September 2012, UPA was awarded a $1 million Phase 1 grant from the U.S. Department of Energy to help fund a project on a cost-sharing basis under a special DOE program to advance technologies for efficient, clean coal power and carbon capture. As part of UPA's project, in October 2012, the Company received a $900,000 contract from UPA to build a bench-scale “flameless” combustion reactor under the grant. UPA and its subcontractors received contract definitization during the first quarter of 2013 and began to receive funding. Accordingly, UPA has received funding totaling $170,000 related to this grant. The Company recorded revenues totaling $157,000 on a time and materials basis related to this contract in the first quarter of 2013.

In accordance with ASC 810, Consolidation, the Company determined that it held a variable interest in UPA and that UPA was a variable-interest entity. However, the Company has concluded that it is not required to consolidate the financial statements of UPA as of and for the three-month period ended March 31, 2013. The Company reviewed the most significant activities of UPA and determined that because the Company shares the power to direct the activities of UPA with Itea, it is not the primary beneficiary of UPA. Accordingly, the financial results of UPA is accounted for under the equity method of accounting. The carrying value of the Company’s investment in the Joint Venture is a shortfall of $164,000 and $109,000 as of March 31, 2013 and December 31, 2012, respectively, and is classified as Other Long Term Liabilities on the Company’s Consolidated Balance Sheets.

Note 5: Short term borrowings

Short term borrowings consisted of the following at March 31, 2013 and December 31, 2012 (in thousands):

	March 31, 2013	December 31, 2012
Project financing line of credit and accrued costs	714	491
November 2012 Bridge Notes, 8%, due April 15, 2013	3,700	3,700
	$4,414	$4,191

Project Financing Line of Credit

On October 4, 2012, the Company entered into a Loan Agreement (the “Loan Agreement”) with C13 Thermo LLC (the “Lender”), a related party whose owners are related to an officer of the Company. Under this Loan Agreement, the Lender established a credit facility allowing the Company to borrow up to $700,000 (the “Credit Facility”) to finance the fabrication and testing of an Ammonia Reduction Process system utilizing the Company’s proprietary technology (the “Project”). The Company issued to the Lender a promissory note in the principal amount of $700,000 (the “Note”). The Company borrowed approximately $680,000 and $491,000 against this Credit Facility as of March 31, 2013 and December 31, 2012, respectively, and the Company agreed to reimburse legal fees of $34,000 to the Lender in 2013.

Amounts borrowed under the Credit Facility will not bear interest (except in the case of an event of default, in which case all amounts borrowed, together with all fees, expenses and other amounts due, shall bear interest at the default rate of 8% per annum). Upon maturity of the Note, the Company will be charged a commitment fee equal to 10% of the aggregate principal amount borrowed under the Credit Facility. The Credit Facility expires, and all amounts due under the Note, together with all commitment fees incurred under the Loan Agreement, will become due and payable, on the earlier of (i) March 4, 2013 or (ii) the date on which the Company first draws against an irrevocable documentary letter of credit that has been issued for the Company’s benefit in connection with the Project. The Credit Facility was amended in March 2013 to extend the expiration date to the earlier of (i) April 5, 2013 or (ii) one business day following the date the Company first draws against the irrevocable documentary letter of credit. The Company may repay the Note in whole or in part at any time without premium or penalty. The Credit Facility is secured by all of the Company’s assets. The Credit Facility contains certain non-financial covenants, and the Company believes it is in compliance with these covenants as of March 31, 2013.

On April 5, 2013 the Company repaid in full all outstanding principal and accrued commitment fees related to this Credit Facility.

November 2012 Bridge Note Financing

On November 30, 2012 the Company entered into Bridge Loan Agreements with six of its principal investors pursuant to which the Investors agreed to make bridge loans to the Company of $3.7 million in exchange for 8% Promissory Notes (the “November 2012 Bridge Notes”).  The November 2012 Bridge Notes bear interest at the rate of 8% per year and are due and payable on April 15, 2013.

F-36

THERMOENERGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2013

(Unaudited)

The November 2012 Bridge Notes contain other conventional terms, including representations and warranties regarding the Company’s business and assets and its authority to enter into such agreements, and provisions for acceleration of the Company’s obligations upon the occurrence of certain specified events of default.

As further discussed in Note 11, on April 5, 2013 the Investors tendered these November 2012 Bridge Notes for shares of the Company’s Series C Convertible Preferred Stock and Warrants.

Note 6: Convertible debt

Unsecured convertible debt consisted of the following at March 31, 2013 and December 31, 2012 (in thousands):

	March 31, 2013	December 31, 2012
December 2011 Convertible Promissory Notes, 12.5%, due on demand on or after January 31, 2013	1,250	1,250
Roenigk 2012 Convertible Promissory Note, 8%, due March 31, 2014, less discount of $86 at March 31, 2013 and $106 at December 31, 2012	1,937	1,838
	3,187	3,088
Less: Current portion	(3,187)	(1,250)
	$—	$1,838

December 2011 Convertible Promissory Notes

On December 2, 2011 the Company entered into Bridge Loan Agreements with four of its principal investors pursuant to which the Investors agreed to make bridge loans to the Company of $1.25 million in exchange for 12.5% Promissory Notes (the “December 2011 Bridge Notes”).  The December 2011 Bridge Notes bear interest at the rate of 12.5% per year and were due and payable on December 31, 2012. The entire unpaid principal amount, together with all interest then accrued and unpaid under each December 2011 Bridge Note, is convertible into shares of a future series of Preferred Stock.

The December 2011 Bridge Notes contain other conventional provisions, including the acceleration of repayment obligations upon the occurrence of certain specified Events of Default.

On November 30, 2012, in conjunction with the issuance of the November 2012 Bridge Notes (see Note 5), the investors who participated in the December 2011 Bridge Note financing agreed to extend the maturity date such that the December 2011 Bridge Notes are due on demand on or after January 31, 2013. The Company accounted for this amendment as a debt modification.

As further discussed in Note 11, on April 5, 2013 the Investors exchanged these December 2011 Bridge Notes for shares of the Company’s Series C Convertible Preferred Stock and Warrants.

Roenigk 2012 Convertible Promissory Note

On June 20, 2012, the Company issued a Convertible Promissory Note dated April 1, 2012 in the principal amount of $1,877,217 in exchange for a 5% Convertible Promissory Note issued on March 21, 2007 and due March 21, 2013 and a 5% Convertible Promissory Note issued on March 7, 2008 and due March 7, 2013 (the “Old Notes”). The Note bears interest at the rate of 5% per annum from April 1, 2012 through May 31, 2012, then bears interest at the rate of 8% per annum until the maturity date, March 31, 2014. The principal amount and accrued interest on the Note is convertible into shares of Common Stock at a conversion price of $0.50 per share at any time at the election of the holder. Interest on the Note is payable semi-annually. The Company may, at its discretion, defer any scheduled interest payment until the maturity date of the Note upon payment of a $5,000 deferral fee. The Company added $79,000 of accrued interest to the principal balance of the Note during the three months ended March 31, 2013.

F-37

THERMOENERGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2013

(Unaudited)

Note 7: Equity

On March 20, 2013, the Company’s shareholders approved an amendment to the Certificate of Incorporation to effect the following changes:

•	To increase the number of authorized shares of Common Stock to 800,000,000 and to increase the number of authorized shares of Preferred Stock to 50,000,000;
•	To reduce the number of shares of Preferred Stock designated as “Series B Convertible Preferred Stock” from 12,000,000 to 1,000,000 and to re-designate the remaining 11,000,000 shares heretofore designated as “Series B Convertible Preferred Stock” as “Series B-1 Convertible Preferred Stock”, with the shares in each sub-series having identical voting powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations and restrictions except that the shares of Series B-1 Convertible Preferred Stock shall have priority in liquidation; and
•	To designate 15,000,000 shares of the previously authorized but undesignated shares of Preferred Stock as “Series C Convertible Preferred Stock”.

The amendment to the Certificate of Incorporation became effective on April 5, 2013.

Common Stock

At March 31, 2013, approximately 270 million shares of Common Stock were reserved for future issuance under convertible debt and warrant agreements, stock option arrangements and other commitments.

See Note 11 for discussion of issuances of Common Stock on April 5, 2013.

Stock Options

On March 20, 2013, the Company’s shareholders approved amendments to the 2008 Plan to increase the number of shares available for grant to 40,000,000 and to increase the number of shares with respect to which automatic stock options are granted to non-employee Directors to 100,000.

During the three-month period ended March 31, 2013, the Board of Directors awarded employees and an advisor to the Board of Directors a total of 14,350,000 stock options under the Company’s 2008 Incentive Stock Plan. The options are exercisable at $0.054 - $0.089 per share for a ten year period. The exercise price was equal to or greater than the market price on the respective grant dates. Options granted to non-employee directors vest on the date of the Company’s 2013 Annual Meeting of Stockholders; options granted to employees vest ratably over a four-year period.

The following table presents option expense included in expenses in the Company’s Consolidated Statements of Operations for the three-month periods ended March 31, 2013 and 2012:

	2013	2012

Cost of revenue	$—	$4
General and administrative	127	137
Engineering, research and development	16	25
Sales and marketing	14	(3)
Option expense before tax	157	163
Benefit for income tax	—	—
Net option expense	$157	$163

F-38

THERMOENERGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2013

(Unaudited)

The fair value of options granted during the three-month periods ended March 31, 2013 and 2012 were estimated at the date of grant using a Black-Scholes option pricing model with the following assumptions:

	2013	2012
Risk-free interest rate	1.01%	1.1% - 1.2%
Expected option life (years)	6.25	6.25
Expected volatility	90%	92%
Expected dividend rate	0%	0%

The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for periods over the expected life of the option. The expected option life represents the weighted average period of time that options granted are expected to be outstanding giving consideration to vesting schedules and the Company’s historical exercise patterns. Expected volatility is based on the historical volatility of the Company’s common stock over the expected life of the option granted.

Option expense for the three-month periods ended March 31, 2013 and 2012 was calculated using an expected forfeiture rate of 5%.

A summary of the Company’s stock option activity and related information for the three-month periods ended March 31, 2013 and 2012 follows:

	2013		2012
	Number of Shares	Wtd. Avg. Exercise Price per Share	Number of Shares	Wtd. Avg. Exercise Price per Share
Outstanding, beginning of year	24,896,678	$0.32	19,674,102	$0.38
Granted	14,350,000	$0.09	1,530,000	$0.24
Canceled	(5,151,102)	$0.29	(521,250)	$0.31
Outstanding, end of period	34,095,576	$0.32	20,682,852	$0.37
Exercisable, end of period	15,248,701	$0.38	9,540,783	$0.51

The weighted average fair value of options granted was approximately $0.07 and $0.18 per share for the three-month periods ended March 31, 2013 and 2012, respectively. The weighted average fair value of options vested was approximately $144,000 and $141,000 for the three-month periods ended March 31, 2013 and 2012, respectively.

Exercise prices for options outstanding as of March 31, 2013 ranged from $0.054 to $1.50. The weighted average remaining contractual life of those options was approximately 8.1 years at March 31, 2013. The weighted average remaining contractual life of options vested and exercisable was approximately 5.8 years at March 31, 2013.

As of March 31, 2013, there was approximately $1.3 million of total unrecognized compensation cost related to non-vested share-based compensation arrangements granted under the Company's stock option plans. That cost is expected to be recognized over a weighted-average period of 1.5 years. The Company recognizes stock-based compensation on the graded-vesting method.

F-39

THERMOENERGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2013

(Unaudited)

Warrants

At March 31, 2013, there were outstanding warrants for the purchase of 98,370,113 shares of the Company’s Common Stock at prices ranging from $0.01 per share to $0.55 per share (weighted average exercise price was $0.40 per share). The expiration dates of these warrants are as follows:

Year	Number of Warrants
2013	7,396,554
2014	6,159,436
2015	6,188,879
2016	42,795,244
2017	34,487,500
After 2017	1,342,500
98,370,113

Note 8: Derivative Liabilities

The Company has periodically issued Common Stock and Common Stock purchase warrants with anti-dilution provisions as additional consideration with certain debt instruments. Additionally, certain debt instruments have been convertible into shares of the Company’s Series B Convertible Preferred Stock, which are convertible into shares of the Company’s Common Stock and have anti-dilution provisions and liquidation preferences. Because these instruments contain provisions that are not indexed to the Company’s stock, the Company is required to record these as derivative instruments.

Liabilities measured at fair value on a recurring basis as of March 31, 2013 are as follows: (in thousands)

		Fair Value Measurements at Reporting Date Using
Description	Balance as of March 31, 2013	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Derivative liabilities – current portion	$1,327	$-	$-	$1,327

Total	$1,327	$-	$-	$1,327

The Monte Carlo Simulation lattice model was used to determine the fair values at March 31, 2013. The significant assumptions used were: exercise prices between $0.10 and $0.36; the Company’s stock price on March 28, 2013, $0.0499; expected volatility of 55% - 60%; risk free interest rate between 0.14% and 0.57%; and a remaining contract term between 2 months and 52 months.

Liabilities measured at fair value on a recurring basis as of December 31, 2012 are as follows: (in thousands)

		Fair Value Measurements at Reporting Date Using
Description	Balance as of December 31, 2012	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Derivative liabilities – current portion	$20	$-	$-	$20
Derivative liabilities – long-term portion	2,214	-	-	2,214

	$2,234	$-	$-	$2,234

F-40

THERMOENERGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2013

(Unaudited)

The Monte Carlo Simulation lattice model was used to determine the fair values at December 31, 2012. The significant assumptions used were: exercise prices between $0.10 and $0.36; the Company’s stock price on December 31, 2012, $0.09; expected volatility of 55% - 75%; risk free interest rate between 0.16% and 0.72%; and a remaining contract term between 5 months and 55 months.

The following table sets forth a reconciliation of changes in the fair value of the Company’s derivative liabilities classified as Level 3 for the three-month periods ended March 31, 2013 and 2012 (in thousands):

	2013	2012
Balance at beginning of period	$2,234	$807
Change in fair value	(907)	(175)
	$1,327	$632

Note 9: Segments

Operating segments are identified as components of an enterprise about which separate discrete financial information is available to the chief operating decision maker, or decision-making group, in assessing performance and allocating resources. The Company has two operating segments: the design and manufacture of wastewater treatment systems and the development of carbon reducing clean energy technologies. The Company currently generates almost all of its revenues from the sale and application of its water treatment technologies. Revenues from its clean energy technologies have been limited to grants received from governmental and other agencies for continued development.

In 2009, the Company established BTCC, a joint venture with Babcock Power Development, LLC, for the purpose of developing and commercializing the Company’s clean energy technology. This joint venture is currently in the dissolution process. In March 2012, the Company established UPA to work with partners and stakeholders to develop and commercialize its pressurized oxycombustion technology, and in July 2012, Itea acquired a 50% ownership interest in UPA, making it a joint venture.

As discussed in Note 4, the Company received a $900,000 contract from UPA to build a bench-scale “flameless” combustion reactor under UPA’s grant from the Department of Energy. The Company recorded revenues totaling $157,000 and cost of sales totaling $123,000 related to this contract in the first quarter of 2013. All other financial information presented in these financial statements relates to the Company’s water treatment technologies.

The Company’s operations are currently conducted solely in the United States. While the Company has begun marketing and selling its products in South America, Asia and Europe, the Company has not generated any revenues from such activities. The Company will continue to evaluate how its business is managed and, as necessary, adjust the segment reporting accordingly.

Note 10: Commitments and contingencies

On July 16, 2012, Andrew T. Melton, the Company’s former Executive Vice President and Chief Financial Officer (“Melton”), filed a Complaint in the United States District Court, Eastern District of Arkansas alleging, among other things, wrongful termination of employment. Mr. Melton is claiming damages in the aggregate amount of approximately $2.2 million, including unpaid salary, reimbursement of expenses, and other payments under his employment agreement. The Company is currently in the discovery process and intends to vigorously defend this litigation.

The Company is involved from time to time in litigation incidental to the conduct of its business. Judgments could be rendered or settlements entered that could adversely affect the Company’s operating results or cash flows in a particular period. The Company routinely assesses all of its litigation and threatened litigation as to the probability of ultimately incurring a liability and records its best estimate of the ultimate loss in situations where it assesses the likelihood of loss as probable.

F-41

THERMOENERGY CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2013

(Unaudited)

Note 11: Subsequent events

On April 5, 2013, following the filing of the Certificate of Amendment to the Company’s Articles of Incorporation, the Company effected the following transactions:

•	Investors in the Company’s December 2011 Bridge Notes and the Company’s November 2012 Bridge Notes exchanged such Notes with an aggregate principal amount of $4,950,000 plus accrued interest totaling $314,177 for a total of 6,926,553 shares of the Company’s Series C Convertible Preferred Stock and Warrants for the purchase of a total of 69,265,530 shares of Common Stock.

The effective price of the Series C Convertible Preferred Stock was $0.76 per share (or $0.076 per equivalent share of Common Stock). The Warrants entitle the holders to purchase, at any time on or before April 5, 2018 , shares of Common Stock at an exercise price of $0.114 per share. The Warrants contains other conventional terms, including provisions for adjustment in the Exercise Price and/or the securities issuable upon exercise in the event of certain specified extraordinary corporate events, such as stock splits, combinations, and stock dividends.

•	As additional consideration to the Investors for their participation in the Bridge Note issuances mentioned above, for each $100 of principal and interest converted into Series C Convertible Preferred Stock and Warrants, each Investor exchanged 41.67 shares of Series B Convertible Preferred Stock held for 131.58 additional shares of Series C Convertible Preferred Stock (the number of shares of Series C Convertible Preferred Stock that would be purchased for $100 at a purchase price of $0.76 per share). Accordingly, the Company issued an aggregate of 6,926,553 additional shares of Series C Convertible Preferred Stock in exchange for an aggregate of 2,193,414 previously-outstanding shares of Series B Convertible Preferred Stock. The additional shares of Series C Convertible Preferred Stock were issued without Warrant coverage. The shares of Series B Convertible Preferred Stock surrendered were cancelled and are no longer outstanding.

•	Because the effective issuance price of the Shares was less than $0.10 per Common Share-equivalent, the Company issued to those Investors who purchased shares of the Company’s Common Stock and Warrants at closings on July 11, 2012, August 9, 2012 and October 9, 2012 (the “PIPE”), for no additional consideration, a sufficient number of additional shares of Common Stock so that the effective price per share of Common Stock paid by the PIPE Investors equals the effective issuance price of the shares of Series C Convertible Preferred Stock on an as-converted basis ($0.076 per share). Accordingly, the Company issued a total of 9,274,364 shares of Common Stock to the PIPE Investors.

•	In 2011, as an inducement to certain holders of Common Stock Purchase Warrants to exercise such warrants or to surrender such warrants in exchange for shares of Common Stock, the Company agreed to allow such holders to exchange shares of Series B Convertible Preferred Stock for an equal number of shares of Series B-1 Convertible Preferred Stock. On April 5, 2013, the Company issued an aggregate of 6,031,577 shares of Common Stock as consideration for the surrender of Warrants for the purchase of an aggregate of 39,205,234 shares. Accordingly, the Company issued an aggregate of 8,839,500 shares of Series B-1 Convertible Preferred Stock in exchange for an equal number of shares of Series B Convertible Preferred Stock.

On April 5, 2013, the Company repaid in full all outstanding principal and accrued interest totaling $785,059 related to its Loan Agreement with C13 Thermo, LLC.

F-42

54,166,684 Shares

Common Stock

THERMOENERGY CORPORATION

PROSPECTUS

June __, 2013

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

The following table sets forth the fees and expenses, other than underwriting discounts and commissions, payable in connection with the registration of the common stock hereunder. All amounts are estimates except the SEC registration fee.

Amount to be paid
SEC Registration Fee	$1,258
Legal Fees and Expenses	160,000
Accounting Fees and Expenses	100,000
Printing and Engraving Expenses	5,000

Total	$266,258

Item 14.	Indemnification of Directors and Officers

Section 145(a) of the General Corporation Law of the State of Delaware (the "Delaware General Corporation Law") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person's conduct was unlawful.

Section 145(b) of the Delaware General Corporation Law states that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which the person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the Delaware Court of Chancery or such other court shall deem proper.

Section 145(c) of the Delaware General Corporation Law provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

Section 145(d) of the Delaware General Corporation Law states that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made with respect to a person who is a director or officer at the time of such determination (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

II-1

Section 145(f) of the Delaware General Corporation Law states that the indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

Section 145(g) of the Delaware General Corporation Law provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of Section 145.

Section 145(j) of the Delaware General Corporation Law states that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

Our certificate of incorporation and bylaws provide that we will indemnify and advance expenses to, and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of the Company or, while a director or an officer, is or was serving at our request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys' fees) reasonably incurred by such person.  We will not be obligated to indemnify such person in connection with a proceeding commenced by such person unless our board of directors has authorized the commencement of such a proceeding.

In addition, we maintain standard policies of insurance that insure our directors and officers against liability asserted against such persons, whether or not such directors or officers have the right to indemnification pursuant to our certificate of incorporation, bylaws or otherwise.

Item 15.	Recent Sales of Unregistered Securities.

Set forth below is information regarding securities issued by us within the past three years (i.e., since July 1, 2010) that were not registered under the Securities Act. Also included is the consideration, if any, received by us for such shares.  Except where specifically noted, the proceeds of all reported sales were used for general corporate operating  purposes.

The issuances identified below were made without registration in reliance on the exemption provided by Section 4(2) of the Securities Act of 1933 in that such issuances did not involve any public offering.

II-2

1.           On July 8, 2010, we issued and sold shares of our Series B Convertible Preferred Stock and Warrants for the purchase of shares of our Common Stock to the following investors (the “Investors”):

Investor	Purchase Price	Series B Shares	Warrant Shares
The Quercus Trust	$1,200,000	500,000 shares	4,800,000 shares
Robert S. Trump	$300,000	125,000 shares	1,500,000 shares
Empire Capital Partners, LP	$100,000	41,667 shares	500,000 shares
Empire Capital Partners, Ltd	$100,000	41,667 shares	500,000 shares
Empire Capital Partners Enhanced Master Fund, Ltd	$100,000	41,667 shares	500,000 shares
Focus Fund L.P.	$100,000	41,667 shares	500,000 shares
Total	$1,900,000	791,668 shares	8,300,000 shares

The Warrants entitle the holders thereof to purchase, at a purchase price of $0.30 per share that number of shares of our Common Stock determined in each case by dividing (i) 200% of the aggregate cash consideration paid by the holder for the shares of our Series B Convertible Preferred Stock by (ii) the exercise price.  The aggregate purchase price paid by the Investors for the Series B Shares and Warrants was $1,900,000, all of which was paid by the cancellation of all of the accrued interest on, and a portion of the outstanding principal amounts of, bridge notes issued by us to the Investors on  March 1, 2010.

2.           On August 9, 2010, we issued and sold shares of our Series B Convertible Preferred Stock and Warrants for the purchase of shares of our Common Stock to the following investors:

Investor	Purchase Price	Series B Shares	Warrant Shares
Security Equity Fund, Mid Cap Value Fund	$2,060,001.60	858,334 shares	13,733,344 shares
SBL Fund, Series V (Mid Cap Value)	$739,999.20	308,333 shares	4,933,328 shares
Security Equity Fund, Mid Cap Value Institutional Fund	$1,905,000.00	793,750 shares	12,700,000 shares
SBL Fund, Series Q (Small Cap Value)	$280,000.80	116,667 shares	1,866,672 shares
Security Equity Fund, Small Cap Value Fund	$15,000.00	6,250 shares	100,000 shares
Total	$5,000,001.60	2,083,334 shares	33,333,344 shares

The Warrants entitle the holders thereof to purchase, at a purchase price of $0.30 per share that number of shares of our Common Stock determined in each case by dividing (i) 200% of the aggregate cash consideration paid by the holder for the shares of our Series B Convertible Preferred Stock by (ii) the exercise price.

II-3

McNamee Lawrence Securities, LLC, a registered broker-dealer, acted as our placement agent and adviser in connection with our offering of the shares of our Series B Convertible Preferred Stock and the Warrants.  We paid McNamee Lawrence Securities, LLC a fee of $300,000 and issued to McNamee Lawrence Securities, LLC a warrant for the purchase, at an exercise price of $0.01 per share, of 41,667 shares of Series B Convertible Preferred Stock.

3.           On October 20, 2010, we issued an aggregate of 1,802,445 shares of our Common Stock to certain holders as detailed below (the “2009 Noteholders”) of our Convertible Promissory Notes dated January 5, 2009 (the “2009 Notes”) upon conversion of the 2009 Notes in accordance with their terms.  The total outstanding principal amount of, and the accrued and unpaid interest on, the converted 2009 Notes was $432,587.  The conversion was effected at the rate of $0.24 per share.

Noteholder	Number of Shares

Estate of Homer G. Perkins	860,430 shares
Roderick L. Oxford	55,689 shares
Northern Water Resources, Inc.	397,915 shares
Peter Laird	56,994 shares
Equity Securities Partners, LLC	89,878 shares
Posternak Blankstein & Lund LLP	341,539 shares

The 2009 Notes were issued in partial consideration for the sale to us by the 2009 Noteholders of shares of the Common Stock and Preferred Stock of CASTion Corporation, an entity which we now operate as a majority-owned subsidiary (“CASTion”).

4.           Also on October 20, 2010, we issued to each of (i) Massachusetts Technology Development Corporation (“MTDC”), (ii) BCLF Ventures I, LLC (“BCLF”) and (iii) Donald F. Farley (“Farley”) shares of our Series B Convertible Preferred Stock (the “Preferred Shares”) and Common Stock Purchase Warrants (the “Warrants”) as follows:

Shareholder	Number of Shares	Number of Warrant Shares

Massachusetts Technology Development Corporation	18,518 shares	296,293 shares
BCLF Ventures I, LLC	18,518 shares	296,293 shares
Donald F. Farley	18,518 shares	296,293 shares

The issuance of the Preferred Shares and Warrants to MTDC, BCLF and Farley was made pursuant to a Settlement Agreement and Mutual Release between us and certain former shareholders and directors of CASTion (the “Settling Defendants”) who were defendants in litigation initiated by the 2009 Noteholders.  The 2009 Noteholders had alleged, among other things, that the Settling Defendants had breached their fiduciary duty to the 2009 Noteholders in connection with the sale to us by certain of the Settling Defendants of a majority of the outstanding shares of CASTion in 2007 and the Settling Defendants had threatened to assert third party claims against us in connection therewith.

The Preferred Shares and Warrants were issued to MTDC, BCLF and Farley without cash payment, in partial consideration for the release of claims against us by the Settling Defendants.

5.           On December 1, 2010, we issued 200,000 shares of our Common Stock to Alliance Advisors LLC (“Alliance”) without cash payment in partial consideration for investor relations and other consulting services performed by Alliance pursuant to an Investor Relations Consulting Agreement dated as of August 1, 2010 between us and Alliance.

6.           On January 7, 2011, we issued and sold to the each of the following Noteholders pursuant to Note Amendment and Forbearance Agreements effective as of January 4, 2011 (i) shares of our Series B Convertible Preferred Stock; (ii) warrants for the purchase of shares of our Common Stock at an exercise price of $0.30 per share; and (iii) warrants for the purchase of shares of our Common Stock at an exercise price of $0.40 per share:

Investor	Series B Shares	$0.30 Warrant Shares	$0.40 Warrant Shares
BancBoston Ventures Inc.	3,469 shares	55,502 shares	152,710 shares
BCLF Ventures I, LLC	57,372 shares	917,957 shares	2,525,718 shares
Essex Regional Retirement Board	1,743 shares	27,752 shares	76,357 shares
Massachusetts Technology Development Corporation	105,220 shares	1,683,521 shares	4,632,132 shares
Spencer Trask Specialty Group, LLC	208,333 shares	3,333,333 shares	10,198,210 shares

II-4

7.           On each of January 31, 2011, February 28, 2011, March 31, 2011, April 30, 2011 and May 31, 2011, we issued to the following holders of our Amended and Restated Promissory Notes due February 29, 2012 (the “Restated CASTion Notes”), upon the automatic conversion, in accordance with the terms of the Restated CASTion Notes, of portions of the principal of, and accrued and unpaid interest under, such Restated CASTion Notes, the following shares of Series B Convertible Preferred Stock and Warrants:

Note Holder	Payment	Conversion Amount	Series B Shares	Warrants
Spencer Trask Specialty Group LLC	$26,853.93	$26,853.60	11,189 shares	179,024 shares
Massachusetts Technology Development Corporation	$11,560.44	$11,558.40	4,816 shares	77,056 shares
BCLF Ventures I, LLC	$6,303.45	$6,302.40	2,626 shares	42,016 shares
Essex Regional Retirement Board	$190.57	$189.60	79 shares	1,264 shares
BancBoston Ventures Inc.	$381.12	$379.20	158 shares	2,528 shares

The automatic conversions were triggered by our making scheduled payments under the Restated Notes.

8.           On March 14, 2011, we issued to Spencer Trask Specialty Group, LLC (“Spencer Trask”) 1,000,000 shares of our Common Stock upon the conversion of 100,000 Preferred Shares which had been issued to Spencer Trask on January 7, 2011, pursuant to the Note Amendment and Forbearance Agreement between us and Spencer Trask.

9.           On May 6, 2011, we issued 185,180 shares of our Common Stock to Donald F. Farley upon the conversion of 18,518 shares of our Series B Convertible Preferred Stock which had been issued to Mr. Farley on October 20, 2010, pursuant to the Settlement Agreement and Mutual Release dated as of October 20, 2010 among us and certain former shareholders and directors of CASTion Corporation, including Mr. Farley.

10.           On July 1, 2011, we issued to the holders of the Restated CASTion Notes, upon the automatic conversion, in accordance with the terms of the Restated Notes, of portions of the principal of, and accrued and unpaid interest under, such Restated Notes, the following shares of our Series B Convertible Preferred Stock and Warrants:

Note Holder	Payment	Conversion Amount	Series B Shares	Warrants

Spencer Trask Specialty Group LLC	$929,876.35	$929,872.80	387,447 shares	6,199,152 shares
Massachusetts Technology Development Corporation	$400,311.36	$400,308.00	166,795 shares	2,668,720 shares
BCLF Ventures I, LLC	$218,272.95	$218,272.80	90,947 shares	1,455,152 shares
Essex Regional Retirement Board	$6,602.43	$6,600.00	2,750 shares	44,000 shares
BancBoston Ventures Inc.	$13,203.94	$13,200.00	5,500 shares	88,000 shares

The automatic conversions on July 1, 2011 were triggered by our voluntary pre-payment of the Restated Notes.  The Warrants entitle the holders thereof to purchase, at a purchase price of $0.30 per share at any time on or before the fifth anniversaries of their issuance

11.           On August 11, 2011, we issued to one individual and five entities (the “Noteholders”) an aggregate of 1,185,707 shares of our Series B Convertible Preferred Stock (“Series B Stock”) upon conversion, in accordance with their terms, of an aggregate of $2,932.107.65 in principal of, and accrued interest on, our Amended and Restated Secured Convertible Promissory Notes due February 29, 2012 (the “Convertible Notes”) held by the Noteholders.  The Convertible Notes were converted into shares of Series B Stock at the rate of $2.40 per share.  The Convertible Notes were converted, at our election, pursuant to a provision of the Note Extension and Amendment Agreement, dated February 25, 2011, between us and the Noteholders (the “Note Agreement”) permitting such conversion upon our retirement of Amended and Restated Promissory Notes held by (i) BancBoston Ventures, Inc., (ii) BCLF Ventures I, LLC, (iii) Essex Regional Retirement Board, (iv) Massachusetts Technology Development Corporation and (v) Spencer Trask Specialty Group, LLC and issued in partial payment for our acquisition of a controlling interest in our subsidiary,  CASTion Corporation (the “CASTion Notes”).  Pursuant to the Note Agreement, upon the conversion of each Convertible Note we issued to the holder thereof a Common Stock Purchase Warrant (each, a “Warrant”) for the purchase of that number of shares of our Common Stock determined by dividing 200% of the amount of principal and interest of such Convertible Note by $0.30.  Set forth below are the number of shares of Series B Stock and the number of shares of Common Stock issuable upon exercise of the Warrants issued to each Noteholder, together with the amount of principal and accrued interest of each Noteholder’s Convertible Note:

II-5

Noteholders	Series B Shares	Warrants	Principal & Interest of Convertible Notes
The Quercus Trust	440,088 shares	7,041,423 shares	$1,056,213.49
Robert S. Trump	411,583 shares	6,585,342 shares	$987,801.29
Focus Fund L.P.	11,635 shares	186,165 shares	$27,924.77
Empire Capital Partners, LP	119,467 shares	1,911,485 shares	$286,722.70
Empire Capital Partners, Ltd	119,467 shares	1,911,485 shares	$286,722.70
Empire Capital Partners Enhanced Master Fund, Ltd	119,467 shares	1,911,485 shares	$286,722.70

The Warrants may be exercised, at any time on or before August 11, 2016, at an exercise price of $0.30 per share.

12.           Also on August 11, 2011, pursuant to the Bridge Loan and Warrant Amendment Agreement, dated June 17, 2011 between us and the Warrantholders identified below (as amended on July 12, 2011, the “Bridge Loan Agreement”) three individuals and five entities (the “Warrantholders”) exercised outstanding warrants for the purchase of an aggregate of 3,469,387 shares of Series B Stock at an exercise price, in cash, of $1.30 per share (or $4,510,202.92  in the aggregate) as follows:

Warrantholders	Series B Shares	Exercise Price
Robert S. Trump	1,829,127 shares	$2,377,865.10
Focus Fund L.P.	300,000 shares	$390,000.00
Hughes Capital	15,385 shares	$20,000.00
Scott A. Fine	50,000 shares	$65,000.00
Peter J. Richards	50,000 shares	$65,000.00
Empire Capital Partners, LP	410,940 shares	$534,222.39
Empire Capital Partners, Ltd	410,060 shares	$533,078.19
Empire Capital Partners Enhanced Master Fund, Ltd	403,875 shares	$525,037.24

Pursuant to the Bridge Loan Agreement the Warrantholders advanced to us the cash exercise price for the warrants in exchange for bridge notes (the “Bridge Notes”) pending satisfaction of the conditions to the amendment and exercise of such warrants.  Upon exercise of such warrants and the issuance of the shares of our Series B Stock upon such exercise, the Bridge Notes were cancelled.

13.   On October 3, 2011, we issued 600,000 shares of our Common Stock to Dawson James Securities, Inc. (“Dawson James”) in partial consideration for financial advisory and other consulting services performed by Dawson James pursuant to a Financial Advisory and Consulting Agreement dated as of September 15, 2011 between us and Dawson James.

14. On December 30, 2011, we entered into separate Warrant Amendment Agreements with 21 individuals and entities who had, on that date, acquired from five funds affiliated with Security Investors, LLC warrants for the purchase of an aggregate of 27,700,000 shares of our Common Stock. Pursuant to these Agreements, the individuals and entities identified below exercised the Warrants for the purchase of an aggregate of 27,700,000 shares of our Common Stock at an exercise price, in cash, of $0.095 per share (or $2,631,500.00 in the aggregate). For its services in connection with this transaction, we paid Dawson James Securities, Inc., a registered broker-dealer, a fee of $184,205.

II-6

15. On January 10, 2012, we entered into separate Warrant Amendment Agreements with six individuals who had, on that date, acquired from five funds affiliated with Security Investors, LLC warrants for the purchase of an aggregate of 5,633,344 shares of our Common Stock. Pursuant to these Agreements, the individuals and entities identified below exercised the Warrants for the purchase of an aggregate of 5,633,344 shares of our Common Stock at an exercise price, in cash, of $0.095 per share (or $535,167.68 in the aggregate). For its services in connection with this transaction, we paid Dawson James Securities, Inc., a registered broker-dealer, a fee of $37,462.

16. On February 10, 2012, we issued 419,180 shares of our Common Stock to ARC Capital (BVI) Limited (“ARC”) in partial consideration for financial advisory and other consulting services performed by ARC pursuant to a Financial Advisory and Consulting Agreement dated as of November 7, 2011 between us and ARC.

17.  On July 11, 2012, we issued and sold to 26 accredited investors, for an aggregate purchase price of $1,731,625, an aggregate of 17,316,250 shares of our Common Stock and warrants for the purchase of an additional 17,316,250 shares of our Common Stock at an exercise price of $0.15 per share. Among the Investors were four of our affiliates: Cary G. Bullock, our Chairman and CEO; Robert F. Marrs, our Vice President – Business Development; J. Winder Hughes III, a member of our Board of Directors; and The Quercus Trust, which is the beneficial owner of more than 10% of our Common Stock. For its services in connection with these transactions, we paid Dawson James Securities, Inc. (“Dawson James”), a registered broker-dealer, a fee of $135,412.50 and a non-accountable expense allowance of $27,082.50. We also issued to Dawson James two warrants, one for the purchase of up to 1,354,125 shares of our Common Stock at an exercise price of $0.10 per share and the other for the purchase of up to 1,354,125 shares of our Common Stock at an exercise price of $0.15 per share.

18. On August 9, 2012, we issued and sold to 11 accredited investors, for an aggregate purchase price of $828,750, an aggregate of 8,287,500 shares of our Common Stock and warrants for the purchase of an additional 8,287,500 shares of our Common Stock at an exercise price of $0.15 per share. For its services in connection with these transactions, we paid Dawson James Securities, Inc. (“Dawson James”), a registered broker-dealer, a fee of $82,875 and a non-accountable expense allowance of $16,575. We also issued to Dawson James two warrants, one for the purchase of up to 828,750 shares of our Common Stock at an exercise price of $0.10 per share and the other for the purchase of up to 828,750 shares of our Common Stock at an exercise price of $0.15 per share.

19. On October 9, 2012, we issued and sold to 9 accredited investors, for an aggregate purchase price of $376,500, an aggregate of 3,765,000 shares of our Common Stock and warrants for the purchase of an additional 3,765,000 shares of our Common Stock at an exercise price of $0.15 per share. For its services in connection with these transactions, we paid Dawson James Securities, Inc. (“Dawson James”), a registered broker-dealer, a fee of $37,650 and a non-accountable expense allowance of $7,530. We also issued to Dawson James two warrants, one for the purchase of up to 376,500 shares of our Common Stock at an exercise price of $0.10 per share and the other for the purchase of up to 376,500 shares of our Common Stock at an exercise price of $0.15 per share.

20. On April 5, 2013, we issued and sold to the Investors identified below, in satisfaction of our obligation to repay an aggregate of $4,950,000.00 principal amount of, and an aggregate of $314,177.40 of accrued interest on, bridge loans from such Investors in the amounts set forth opposite their names below, an aggregate of 6,926,553 shares of our Series C Convertible Preferred Stock (the “Series C Preferred Shares”) and Warrants for the purchase of an aggregate of 69,265,530 shares of our Common Stock, as set forth opposite the names of such Investors:

Investor	Loan Amount (Principal and Interest)	Number of Shares	Number of Warrant Shares
Robert S. Trump	$2,418,195.20	3,181,837	31,818,370
Empire Capital Partners, L.P.	$812,489.90	1,069,066	10,690,660
Empire Capital Partners, Ltd	$665,886.99	876,168	8,761,680
Empire Capital Partners Enhanced Master Fund, Ltd	$647,780.65	852,344	8,523,440
Focus Fund L.P.	$462,920.55	609,106	6,091,060
The Quercus Trust	$256,904.11	338,032	3,380,320

The effective issuance price of the Series C Preferred Shares was $0.76 per share (or $0.076 per Common Share-equivalent), a premium of $0.0356 or 88.12% over the closing price for our Common Stock in the over-the-counter market on April 4, 2013 (the trading day immediately prior to the date on which the Series C Preferred Shares were issued). The Warrants entitle the holders thereof to purchase, at any time on or before April 5, 2018 , shares of our Common Stock at a purchase price of $0.114 per share (subject to adjustment for certain extraordinary corporate events as set forth in the Warrants, the “Exercise Price”). The Exercise Price represents a premium of $0.0736 or 182.18% over the closing price for our Common Stock in the over-the-counter market on April 4, 2013 (the trading day immediately prior to the date on which the Warrants were issued).

II-7

21. As additional consideration to the Investors for their participation in the bridge loans and their acceptance of the Series C Preferred Shares and Warrants in satisfaction of our repayment obligations thereunder, on April 5, 2013, for each $100 of principal and interest converted into Series C Preferred Shares and Warrants, each Investor exchanged 41.67 shares of our Series B Convertible Preferred Stock held by him or it (the number of shares of Series B Convertible Preferred Stock having a basis of $100) for 131.58 additional shares of Series C Convertible Preferred Stock (the number of shares of Series C Convertible Preferred Stock that would be purchased for $100 at a purchase price of $0.76 per share). Accordingly, on April 5, 2013, we issued to the Investors an aggregate of 6,926,553 additional shares of Series C Convertible Preferred Stock in exchange for an aggregate of 2,193,414 previously-outstanding shares of Series B Convertible Preferred Stock, as set forth opposite the Investors’ names below:

Investor	Series C Shares Issued	Series B Shares Exchanged
Robert S. Trump	3,181,837	1,007,583
Empire Capital Partners, L.P.	1,069,066	338,539
Empire Capital Partners, Ltd	876,168	277,454
Empire Capital Partners Enhanced Master Fund, Ltd	852,344	269,910
Focus Fund L.P.	609,106	192,884
The Quercus Trust	338,032	107,044

The additional shares of Series C Convertible Preferred Stock were issued to the Investors without Warrant coverage. The shares of Series B Convertible Preferred Stock surrendered to us by the Investors in exchange for the newly-issued shares of Series C Convertible Preferred Stock have been cancelled and are no longer outstanding.

22. Because the effective issuance price of the Series C Preferred Shares was less than $0.10 per Common Share-equivalent, we were obligated pursuant to the Securities Purchase Agreement with the individuals and entities who purchased shares of our Common Stock and Common Stock Purchase Warrants at closings on July 11, 2012, August 9, 2012 and October 9, 2012 and who are the selling stockholders hereunder to issue to such selling stockholders, for no additional consideration, a sufficient number of additional shares of our Common Stock so that the effective price per share of Common Stock paid by them pursuant to the Securities Purchase Agreement equaled the Common Stock equivalent issuance price of the Series C Preferred Shares ($0.076). Accordingly, on April 5, 2013, we issued an aggregate of 9,274,364 shares of our Common Stock to the following selling stockholders, as additional consideration for the purchase price paid by them pursuant to the Securities Purchase Agreement, as set forth opposite their names below:

Investor	Number of Shares
George M. Abraham	394,737
Ines Bahl, IRRL	157,895
Cary G. Bullock	197,369
Jeffrey Burt IRA	292,106
Eduardo Diaz	157,895
Scott E. Douglass	394,737
Terence Edgar	789,474
Steven Etra	789,474
Brenda Forwood	78,948
Frank J. Garofalo	394,737
Michael E. Greene IRA	50,527
Jim Guistolisi	197,369
Subhash C. Gulati	49,343
Constantine Hagepanos	45,790
Constantine Hagepanos, IRA	67,895
Gregory A. Harrison	197,369
David Hawks	47,369
Ryan Michael Hogan	98,685
Barry Honig	493,422
Francis Howard	394,737
Hughes Children Trust,	394,737
IVM Productions, Inc.	592,106
Carl C. Landegger	197,369
Gilbert E. Ludwig, IRA	78,948
Manor Plumbing Limited	197,369
Robert Foy Marrs	197,369
Charles McElheney IRA	163,027
Fred Militello Roth IRA	157,895
Owen Family Trust	197,369
Jason Paulley, IRA	157,895
The Quercus Trust	205,264
Bruce M. Robinson	473,685
John R. Rogers	98,685
John R. Rogers SCP IRA	98,685
Vincent Rose, Jr. IRA	203,685
David Sack	49,343
John J. Shaw	197,369
Robert Stanger	102,632
John and Yvonne Weatherord	78,949
James Andrew Williams IRA	63,158

II-8

23. In 2011, as an inducement to holders of Common Stock Purchase Warrants to exercise such warrants or to surrender such warrants in exchange for shares of our Common Stock, we agreed with such holders, subject to shareholder approval of an amendment to our Certificate of Incorporation, to allow such holders to exchange their shares of Series B Convertible Preferred Stock for an equal number of shares of Series B-1 Convertible Preferred Stock and thereby to obtain priority in liquidation over the holders of Series B Convertible Preferred Stock who elected not to exercise or surrender their warrants. Through their exercise and surrender of warrants we raised an aggregate of $7,676,900 in cash to fund operations. On April 5, 2013, we issued an aggregate of 8,839,500 shares of our Series B-1 Convertible Preferred Stock in exchange for an equal number of shares of our Series B Convertible Preferred Stock. The shares of Series B Convertible Preferred Stock surrendered to us in exchange for the newly-issued shares of Series B-1 Convertible Preferred Stock have been cancelled and are no longer outstanding.

24. On April 5, 2013, we issued an aggregate of 6,031,577 shares of our Common Stock as consideration for the surrender of warrants for the purchase of an aggregate of 39,205,234 shares to the following holders of warrants who elected to surrender such warrants rather than exercise them, in the amounts set forth opposite their names below:

Investor	Warrants Surrendered	Shares Issued
BancBoston Ventures Inc.	346,253	53,270
BCLF Ventures I, LLC	6,025,098	926,939
Essex Regional Retirement Board	173,130	26,636
Massachusetts Technology Development Corporation	10,754,832	1,654,590
The Quercus Trust	19,761,423	3,040,219
Focus Fund, L.P.	2,144,498	329,923

II-9

Item 16.	Exhibits and Financial Statement Schedules

 Index of Exhibits

Exhibit No.	Description of Exhibit
3(i)	Certificate of Incorporation of ThermoEnergy Corporation, as amended — Incorporated by reference to Exhibit 3(i) to Current Report on Form 8-K filed August 9, 2010

3(ii)	Certificate of Amendment to Certificate of Designation, Preferences and Rights — Incorporated by reference to Exhibit 3(i) to Current Report on Form 8-K filed August 11, 2011

3(iii)	Certificate of Amendment to Certificate of Incorporation of ThermoEnergy Corporation — Incorporated by reference to Exhibit 3(ii) to Current Report on Form 8-K filed August 11, 2011

3(iv)	Certificate of Amendment to the Certificate of Incorporation of ThermoEnergy Corporation, as filed with the Secretary of State of the State of Delaware on April 5, 2013 – Incorporated by reference to Exhibit 3(i) to Current Report on Form 8-K filed April 5, 2013

3(v)	By-laws, as amended — Incorporated by reference to Exhibit 3(ii) to Current Report on Form 8-K filed November 24, 2009

4.1*	ThermoEnergy Corporation 2008 Incentive Stock Plan, as amended — Incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed November 23, 2010

4.2	Amended and Restated Convertible Promissory Note due March 31, 2014 in the principal amount of $1,877,217.12, payable to the order of The Roenigk Family Trust dated November 10, 2004 — Filed herewith

4.3	Form of Common Stock Purchase Warrant issued to Martin A. Roenigk — Incorporated by reference to Exhibit 4.3 to Current Report on Form 8-K filed March 22, 2007

4.4	Form of Common Stock Purchase Warrant issued pursuant to Securities Purchase Agreement dated as of December 18, 2007 between ThermoEnergy Corporation and The Quercus Trust — Incorporated by reference to Exhibit 4.1 to Current Report on Form 8-K filed December 19, 2007

4.5	Amendment No. 1 to Common Stock Purchase Warrant No. 2007-12-1 — Incorporated by reference to Exhibit 4.3 to Current Report on Form 8-K filed September 17, 2008

4.6	Form of Common Stock Purchase Warrant issued pursuant to Securities Purchase Agreement dated as of September 15, 2008 by and between ThermoEnergy Corporation and The Quercus Trust — Incorporated by reference to Exhibit 4.1 to Current Report on Form 8-K filed September 17, 2008

4.7	Warrant No. W09-10 for the purchase of 600,000 shares of the Common Stock of ThermoEnergy Corporation issued to The Focus Fund, LP — Incorporated by reference to Exhibit 4.1 to Current Report on Form 8-K filed June 30, 2009

4.8	Common Stock Purchase Warrants issued to Focus Fund L.P. — Incorporated by reference to Exhibit 4.1 to Current Report on Form 8-K filed August 27, 2009

4.9

Form of Common Stock Purchase Warrant issued pursuant to the Securities Purchase Agreements dated as of July 11, 2012 by and between ThermoEnergy Corporation and each of the individuals and entities identified therein as “Investors” — Filed by reference to Exhibit 10.2 to Current Report on Form 8-K filed July 17, 2012

4.10	Form of Common Stock Purchase Warrant issued to Investors purchasing shares of Series C Convertible Preferred Stock – Incorporated by reference to Exhibit 4.1 to Current Report on Form 8-K filed April 5, 2013

5.1	Opinion of Nixon Peabody LLP — Previously filed

10.1	License Agreement, effective October 1, 2003, by and between ThermoEnergy Corporation and Alexander G. Fassbender — Incorporated by reference to Exhibit 10.44 to Annual Report on Form 10-KSB for the year ended December 31, 2003

10.2	Letter Agreement from Alexander G. Fassbender dated December 17, 2007 and addressed to The Quercus Trust and ThermoEnergy Corporation — Incorporated by reference to Exhibit 10.2 to Current Report on Form 8-K filed December 19, 2007

10.3 *	Executive Employment Agreement dated January 27, 2010 by and between ThermoEnergy Corporation and Cary G. Bullock — Incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed February 2, 2010

10.4 *	Executive Employment Agreement dated November 2, 2009 by and between ThermoEnergy Corporation and Teodor Klowan, Jr. — Incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed November 3, 2009

10.5 *	Executive Employment Agreement dated December 10, 2012 by and between ThermoEnergy Corporation and James F. Wood — Filed by reference to Current Report on Form 8-K filed December 20, 2012.

10.6 *	Form of Common Stock Purchase Warrant issued to Rexon Limited pursuant to Consulting Services Agreement between Rexon Limited and ThermoEnergy Corporation dated as of August 3, 2009 — Incorporated by reference to Exhibit 10.2 to Quarterly Report on Form 10-Q for the period ended September 30, 2009

10.7 *	Retirement Plan of P.L. Montesi — Incorporated by reference to Exhibit 10.43 to Annual Report on Form 10-QSB for the year ended December 31, 2003

10.8 *	Agreement, dated May 27, 2005, among ThermoEnergy Corporation, the Estate of P.L. Montesi and Betty Johnson Montesi — Incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed June 3, 2005

II-10

10.9	Voting Agreement dated as of November 19, 2009 by and among ThermoEnergy Corporation and the Series B Preferred Stockholders named therein — Incorporated by reference to Exhibit 10.3 to Current Report on Form 8-K filed November 24, 2009

10.10	Note Extension and Amendment Agreement dated as of February 25, 2011 by and among ThermoEnergy Corporation and The Quercus Trust; Robert S. Trump; Focus Fund L.P.; Empire Capital Partners, LP; Empire Capital Partners, Ltd; and Empire Capital Partners Enhanced Master Fund, Ltd. — Incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed March 3, 2011

10.11	Form of Amended and Restated Secured Convertible Promissory Notes dated issued pursuant to the Note Extension and Amendment Agreement by and among ThermoEnergy Corporation and The Quercus Trust; Robert S. Trump; Focus Fund L.P.; Empire Capital Partners, LP; Empire Capital Partners, Ltd; and Empire Capital Partners Enhanced Master Fund, Ltd. — Incorporated by reference to Exhibit 10.2 to Current Report on Form 8-K filed March 3, 2011

10.12	Contract No. PO-98B (Registration No. CTC 826 20101417884) between The City of New York Department of Environmental Protection and ThermoEnergy Corporation — Incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed June 30, 2010

10.13	Bridge Loan and Warrant Amendment Agreement by and among ThermoEnergy Corporation and Robert S. Trump; Focus Fund L.P.; Hughes Capital; Scott A. Fine; Peter J. Richards, Empire Capital Partners, LP; Empire Capital Partners, Ltd; and Empire Capital Partners Enhanced Master Fund, Ltd – Incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed June 27, 2011

10.14	Bridge Loan Agreement dated December 2, 2011 by and between ThermoEnergy Corporation and each of the individuals and entities identified therein as “Investors” — Filed herewith.

10.15	Form of Promissory Note issued pursuant to the Bridge Loan Agreement dated December 2, 2011 by and among ThermoEnergy Corporation and the Investors party thereto — Filed herewith

10.16	Indenture of Lease, dated January 2008, by and between Liberty MA Portfolio Fee LLC and ThermoEnergy Corporation — Incorporated by reference to Exhibit 10.1 to Current report on Form 8-K filed October 28, 2011

10.17	First Amendment to Lease, dated October 25, 2011, by and between Liberty MA Portfolio Fee LLC and ThermoEnergy Corporation — Incorporated by reference to Exhibit 10.2 to Current Report on Form 8-K filed October 28, 2011

10.18	Dissolution Agreement, effective as of March 2, 2012, by and among Babcock-Thermo Clean Combustion LLC, Babcock Power Development, LLC, Babcock Power Inc., ThermoEnergy Power Systems, LLC, and ThermoEnergy Corporation — Incorporated by reference to Exhibit 10.1 to Current Report Form 8-K filed March 8, 2012

10.19	Agreement, dated June 20, 2012, by and between ThermoEnergy Corporation and Itea S.p.A. – Incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed June 26, 2012

10.20	Detailed License Agreement, dated June 20, 2012, by and between ThermoEnergy Corporation, ThermoEnergy Power Systems LLC, Itea S.p.A. and Unity Power Alliance LLC — Incorporated by reference to Exhibit 10.2 to Current Report on Form 8-K filed June 26, 2012

10.21	Form of Securities Purchase Agreement dated as of July 11, 2012 by and between ThermoEnergy Corporation and each of the individuals and entities identified therein as “Investors” — Incorporated by reference to Exhibit 10.1 to Current Report on Form 8-K filed July 17, 2012

10.22	Form of Common Stock Purchase Warrant issued pursuant to the Securities Purchase Agreements dated as of July 11, 2012 by and between ThermoEnergy Corporation and each of the individuals and entities identified therein as “Investors” — Incorporated by reference to Exhibit 10.2 to Current Report on Form 8-K filed July 17, 2012

10.23	Form of Securities Purchase Agreement dated as of July 11, 2012 by and between ThermoEnergy Corporation and each of the individuals and entities identified therein as “Investors” — Filed by reference to Exhibit 10.1 to Current Report on Form 8-K filed July 17, 2012

10.24	Loan Agreement dated as of October 4, 2012 by and among ThermoEnergy Corporation, ThermoEnergy Power Systems, LLC, CASTion Corporation and C13 Thermo LLC – Filed by reference to Exhibit 10.1 to Current Report on Form 8-K filed October 11, 2012

10.25	Promissory Note dated October 4, 2012 in the principal amount of $700,000 issued by ThermoEnergy Corporation, ThermoEnergy Power Systems, LLC, and CASTion Corporation to C13 Thermo LLC – Filed by reference to Exhibit 10.2 to Current Report on Form 8-K filed October 11, 2012

10.26	Pledge and Security Agreement dated as of October 4, 2012 by and among ThermoEnergy Corporation, ThermoEnergy Power Systems, LLC, CASTion Corporation and C13 Thermo LLC – Filed by reference to Exhibit 10.3 to Current Report on Form 8-K filed October 11, 2012

10.27	Bridge Loan Agreement dated November 30, 2012 by and among ThermoEnergy Corporation and the Investors party thereto — Filed by reference to Exhibit 10.1 to Current Report on Form 8-K filed December 6, 2012

10.28	Form of Promissory Note issued pursuant to the Bridge Loan Agreement dated November 30, 2012 by and among ThermoEnergy Corporation and the Investors party thereto — Filed by reference to Exhibit 10.2 to Current Report on Form 8-K filed December 6, 2012

II-11

21.1	Subsidiaries of the Issuer — Filed herewith

23.1	Consent of Nixon Peabody LLP — Included in Exhibit 5.1

23.2	Consent of Grant Thornton LLP — Filed herewith

24.1	Power of Attorney of Joseph P. Bartlett, J. Winder Hughes III, Shawn R. Hughes, David L. Keller, Gregory M. Landegger, Brian M. Milette, Arthur S. Reynolds and James F. Wood — Included on Signature Page

101.INS **	XBRL Instance Document

101.SCH **	XBRL Taxonomy Extension Schema Document

101.CAL **	XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF **	XBRL Taxonomy Extension Definition Linkbase Document

1.01 LAB **	XBRL Extension Labels Linkbase Document

101.PRE **	XBRL Taxonomy Extension Presentation Linkbase Document

*May be deemed a compensatory plan or arrangement.

**  In accordance with SEC rules, this interactive data file is deemed “furnished” and not “filed” for purposes of Sections 11 or 12 of the Securities Act of 1933 and Section 18 of the Securities and Exchange Act of 1934, and otherwise is not subject to liability under those sections or acts.

Item 17. Undertakings

(a)    The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range maybe reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial, bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, the issuer is subject to Rule 430C. Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Worcester, Commonwealth of Massachusetts on July 1, 2013.

Thermoenergy corporation

By:	/s/ James F. Wood
James F. Wood Chairman of the Board, President and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned officers and directors of ThermoEnergy Corporation, hereby severally constitute and appoint James F. Wood and Gregory M. Landegger, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, this Post-Effective Amendment No. 3 to Registration Statement No. 333-175227 and any and all subsequent amendments to said registration statement, and generally to do all such things in our names and on our behalf in our capacities as officers and directors to enable ThermoEnergy Corporation to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as they may be signed by our said attorneys, or either of them, to said registration statement and any and all amendments thereto.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

NAME	TITLE	DATE

/s/ James F. Wood	Chairman of the Board, President and Chief Executive Officer; Director	July 1, 2013
James F. Wood	(Principal Executive Officer)

/s/ Gregory M. Landegger	Chief Operating Officer and Interim Chief Financial Officer	July 1, 2013
Gregory M. Landegger	(Principal Financial Officer)

/s/ Brian M. Milette	Vice President - Finance	July 1, 2013
Brian M. Milette	(Principal Accounting Officer)

/s/ Joseph P. Bartlett	Director	July 1, 2013
Joseph P. Bartlett

/s/ J. Winder Hughes III	Director	July 1, 2013
J. Winder Hughes III

/s/ Shawn R. Hughes	Director	July 1, 2013
Shawn R. Hughes

/s/ David L. Keller	Director	July 1, 2013
David L. Keller

/s/ Arthur S. Reynolds	Director	July 1, 2013
Arthur S. Reynolds

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